    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 5, 1998
                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             -------------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             -------------------
                               RESPIRONICS, INC.
            (Exact name of registrant as specified in its charter)
        DELAWARE                   3842                  25-1304989
     (State or other         (Primary Standard        (I.R.S. Employer
     jurisdiction of            Industrial           Identification No.)
    incorporation or        Classification Code
      organization)               Number)
                             -------------------
                            1501 ARDMORE BOULEVARD
                        PITTSBURGH, PENNSYLVANIA 15221
                                (412) 731-2100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             -------------------
                               DENNIS S. METENY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               RESPIRONICS, INC.
                            1501 ARDMORE BOULEVARD
                        PITTSBURGH, PENNSYLVANIA 15221
                                (412) 733-0202
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                             -------------------
                                  COPIES TO:
  ROBERT K. MORRIS, ESQ.  JAMES L. SMITH, III, ESQ.  RICHARD J. GROSSMAN, ESQ.
 REED SMITH SHAW & MCCLAY    TROUTMAN SANDERS LLP      SKADDEN, ARPS, SLATE,
           LLP             600 PEACHTREE STREET NE,      MEAGHER & FLOM LLP
     435 SIXTH AVENUE             SUITE 5200              919 THIRD AVENUE
   PITTSBURGH, PA 15230       ATLANTA, GA 30308          NEW YORK, NY 10022
  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AND ALL OTHER CONDITIONS TO THE MERGER (THE "MERGER") OF RIGA, INC., A WHOLLY OWNED SUBSIDIARY OF THE REGISTRANT, WITH AND INTO HEALTHDYNE TECHNOLOGIES, INC. PURSUANT TO THE MERGER AGREEMENT DESCRIBED IN THE ENCLOSED JOINT PROXY STATEMENT/PROSPECTUS HAVE BEEN SATISFIED OR WAIVED.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                             -------------------
                        CALCULATION OF REGISTRATION FEE
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
                                                        PROPOSED         PROPOSED
                 TITLE OF EACH          AMOUNT          MAXIMUM           MAXIMUM         AMOUNT OF
              CLASS OF SECURITIES       TO BE        OFFERING PRICE      AGGREGATE       REGISTRATION
                TO BE REGISTERED    REGISTERED(1)     PER SHARE(2)   OFFERING PRICE(2)      FEE(3)
-----------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(4)..     14,000,000        18.2186        $255,060,760        $77,291

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(1) The number of shares to be registered is based upon 12,996,727, the maximum number of shares of common stock, par value $.01 per share, ("Healthdyne Common Stock") of Healthdyne Technologies, Inc. ("Healthdyne") presently outstanding and subject to outstanding stock options multiplied by the exchange ratio of .9220 shares of the Registrant's Common Stock for each share of Healthdyne Common Stock.
(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended. The registration fee was calculated pursuant to Rule 457(f) and Rule 457(c) under the Securities Act of 1933, as amended, based on $19.625, the average of the high and low sales prices of Healthdyne Common Stock, as reported by the NASDAQ National Market System on December 30, 1997.
(3) In accordance with Rule 457(b), the total registration fee of $77,291 has been reduced by $51,851 which was paid on December 12, 1997, at the time of the filing under the Securities Exchange Act of 1934, as amended, of preliminary copies of the Registrant's and Healthdyne's proxy materials included herein. Therefore, the registration fee payable upon filing of this Registration Statement is $25,440.
(4) Rights to purchase units representing fractional shares of Common Stock of the Registrant, which are attached to and trade with the shares of the Registrant's Common Stock, are being registered hereby. Value attributed to such rights, if any, is reflected in the market price of the Registrant's Common Stock. Prior to the occurrence of certain events, these rights will not be exercisable or evidenced separately from the Common Stock.
                             -------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

                               RESPIRONICS, INC.

                         CROSS-REFERENCE SHEET BETWEEN
                               ITEMS OF FORM S-4
                AND CAPTIONS IN JOINT PROXY STATEMENT/PROSPECTUS

                FORM S-4 ITEM                           CAPTION(S) OR LOCATION IN
              NUMBER AND CAPTION                     JOINT PROXY STATEMENT/PROSPECTUS
----------------------------------------------  -----------------------------------------
A. Information About the Transaction
1.   Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus...  Facing Page of Registration Statement;
                                                Outside Front Cover Page of Joint Proxy
                                                Statement/Prospectus
2.   Inside Front and Outside Back Cover Pages
     of Prospectus............................  Inside front cover page of Joint Proxy
                                                Statement/Prospectus; Available
                                                Information; Incorporation of Certain
                                                Documents by Reference; Table of Contents
3.   Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information............  Summary; Selected Historical Financial
                                                Data; Cautionary Statement Regarding
                                                Forward-Looking Statements; Risk Factors;
                                                Respironics and Healthdyne Unaudited
                                                Summary Pro Forma Combined Selected
                                                Financial Data; Unaudited Comparative Per
                                                Share Net Income, Cash Dividend and Book
                                                Value Data; Unaudited Pro Forma Combined
                                                Condensed Financial Statements; The
                                                Merger; Market Prices of Respironics
                                                Common Stock and Healthdyne Common Stock
4.   Terms of the Transaction.................  Summary; The Merger; Comparison of
                                                Stockholders' Rights
5.   Pro Forma Financial Information..........  Summary; Respironics and Healthdyne
                                                Unaudited Summary Pro Forma Combined
                                                Selected Financial Data; Unaudited
                                                Comparative Per Share Net Income, Cash
                                                Dividend and Book Value Data; Unaudited
                                                Pro Forma Combined Condensed Financial
                                                Statements; Notes to Unaudited Pro Forma
                                                Combined Condensed Financial Statements
6.   Material Contacts with the Company Being
     Acquired.................................  Summary; The Merger
7.   Additional Information Required for
     Reoffering by Persons and Parties Deemed
     to be Underwriters.......................  Not Applicable
8.   Interests of Named Experts and Counsel...  Not Applicable
9.   Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities..............................  Not Applicable
B. Information About the Registrant
10.  Information with Respect to S-3            Available Information; Incorporation of
     Registrants..............................  Certain Documents by Reference; The
                                                Companies-Respironics

                FORM S-4 ITEM                           CAPTION(S) OR LOCATION IN
              NUMBER AND CAPTION                     JOINT PROXY STATEMENT/PROSPECTUS
----------------------------------------------  -----------------------------------------
11.  Incorporation of Certain Information       Incorporation of Certain Documents by
     by Reference.............................  Reference
12.  Information with Respect to S-2
     or S-3 Registrants.......................  Not Applicable
13.  Incorporation of Certain Information
     by Reference.............................  Not Applicable
14.  Information with Respect to Registrants
     Other
     than S-2 or S-3 Registrants..............  Not Applicable
C. Information About the Company Being Acquired
15.  Information with Respect to S-3            Available Information; Incorporation of
     Companies................................  Certain Documents by Reference; The
                                                Companies-Healthdyne
16.  Information with Respect to S-2
     or S-3 Companies.........................  Not Applicable
17.  Information with Respect to Companies
     Other Than S-2 or S-3 Companies..........  Not Applicable
D. Voting and Management Information
18.  Information if Proxies, Consents or
     Authorizations are to be Solicited.......  Incorporation of Certain Documents by
                                                Reference; Summary; The Respironics
                                                Meeting; The Healthdyne Meeting; The
                                                Merger-Appraisal and Dissenters' Rights;
                                                The Respironics Meeting-Solicitation of
                                                Proxies and Expenses; The Healthdyne
                                                Meeting-Solicitation of Proxies and
                                                Expenses
19.  Information if Proxies, Consents or
     Authorizations are Not to be Solicited
     in an Exchange Offer.....................  Not Applicable

                               RESPIRONICS, INC.
                            1501 ARDMORE BOULEVARD
                        PITTSBURGH, PENNSYLVANIA 15221

                                                                January 7, 1998

Dear Stockholder:

  You are cordially invited to attend the Special Meeting of Stockholders (the "Respironics Meeting") of Respironics, Inc. ("Respironics") to be held on February 6, 1998, at Two Mellon Bank Center, in the Auditorium on the Tenth Floor, at 501 Grant Street, Pittsburgh, Pennsylvania, commencing at 10:00 a.m., local time.

  At the Respironics Meeting, you will be asked to consider and vote upon a proposal to approve the issuance of shares of common stock, par value $0.01 per share, of Respironics ("Respironics Common Stock") pursuant to the Agreement and Plan of Reorganization and related Agreement and Plan of Merger, each dated as of November 10, 1997, as amended (collectively, the "Merger Agreement"), by and among Respironics, Healthdyne Technologies, Inc., a Georgia corporation ("Healthdyne"), and RIGA, Inc., a Georgia corporation which is a wholly owned subsidiary of Respironics ("Merger Subsidiary").

  Pursuant to the Merger Agreement (i) Merger Subsidiary will merge with and into Healthdyne (the "Merger"), with Healthdyne becoming a wholly owned subsidiary of Respironics, and (ii) each outstanding share of common stock, $0.01 par value, of Healthdyne ("Healthdyne Common Stock") will be converted into the number of shares of Respironics Common Stock described below.

  The number of shares of Respironics Common Stock to be issued for each share of Healthdyne Common Stock will depend on the weighted average of the closing prices of the Respironics Common Stock as reported on the NASDAQ National Market System for a period of 20 consecutive trading days ending on the third trading day prior to the closing date of the Merger but will not be less than approximately .7734 shares nor more than approximately .9220 shares of Respironics Common Stock.

  If such weighted average price were equal to the closing price of
Respironics Common Stock on January 6, 1998 of $   per share, a holder of
Healthdyne Common Stock would receive    of one share of Respironics Common
Stock for each share of Healthdyne Common Stock. Based on such price, and based on the capitalization of Respironics and Healthdyne as of December 31,
1997, the approximately   shares of Respironics Common Stock to be issued in
the Merger, together with shares of Respironics Common Stock subject to stock options held by current and former Healthdyne employees, would represent
approximately   % of the shares of Respironics Common Stock outstanding or subject to options immediately following the Merger.

  THE RESPIRONICS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ISSUANCE OF SHARES OF RESPIRONICS COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, RESPIRONICS AND THE RESPIRONICS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF THE SHARES OF RESPIRONICS COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

  The accompanying Joint Proxy Statement/Prospectus, which you are urged to read carefully, provides detailed information concerning the proposed Merger and additional information concerning Respironics and Healthdyne. The complete text of the Merger Agreement is attached as Appendix I to the Joint Proxy Statement/Prospectus.

  The required vote of Respironics stockholders for the approval of the issuance of shares of Respironics Common Stock pursuant to the terms of the Merger Agreement is a majority of the shares of Respironics Common Stock present or represented by proxy and entitled to vote at the Respironics Meeting.

  It is important that your shares of Respironics Common Stock be represented at the Respironics Meeting, regardless of the number of shares you hold. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. You may revoke your proxy at any time prior to its exercise by filing a written notice of such revocation with the Secretary of Respironics or by signing and delivering to such Secretary a proxy bearing a later date. In addition, you may attend the Respironics Meeting and vote your shares in person if you wish, even though you have previously returned your proxy.

                                              On Behalf of the Board of
                                              Directors,


                                              /s/ Dennis S. Meteny

                                              DENNIS S. METENY
                                              President and Chief Executive
                                              Officer

                               RESPIRONICS, INC.
                            1501 ARDMORE BOULEVARD
                        PITTSBURGH, PENNSYLVANIA 15221

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders:

  A Special Meeting of Stockholders of Respironics, Inc. will be held on Friday, February 6, 1998 at 10:00 a.m., local time, at Two Mellon Bank Center, in the Auditorium on the Tenth Floor, at 501 Grant Street, Pittsburgh, Pennsylvania (including any adjournments or postponements thereof, the "Respironics Meeting"), for the purpose of: (1) voting on a proposal to approve the issuance of shares of Respironics common stock, par value $0.01 per share, pursuant to an Agreement and Plan of Reorganization and related Agreement and Plan of Merger, each dated as of November 10, 1997, as amended (collectively, the "Merger Agreement"), by and among Respironics, Inc. ("Respironics"), Healthdyne Technologies, Inc. ("Healthdyne") and RIGA, Inc., a wholly owned subsidiary of Respironics ("Merger Subsidiary"), pursuant to which Merger Subsidiary would be merged with and into Healthdyne, and Healthdyne would become a wholly owned subsidiary of Respironics (the "Merger"); and (2) transacting such other business as may properly come before the Respironics Meeting.

  The Board of Directors has fixed the close of business on Friday, January 2, 1998 as the record date (the "Respironics Record Date") for the determination of stockholders entitled to notice of and to vote at the Respironics Meeting. Only stockholders of record at the close of business on the Respironics Record Date are entitled to notice of and to vote at the Respironics Meeting. A list of such stockholders will be available for inspection at the offices of Respironics located at 1501 Ardmore Boulevard, Pittsburgh, Pennsylvania 15221, at least ten days prior to the Respironics Meeting.

  The accompanying Joint Proxy Statement/Prospectus contains more detailed information with respect to the matters to be considered at the Respironics Meeting, including, attached as Appendix I, the Merger Agreement.

  YOU ARE CORDIALLY INVITED TO ATTEND THE RESPIRONICS MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE RESPIRONICS MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

                                              By Order of the Board of
                                              Directors,

                                              /s/ Dorita A. Pishko
                                              Dorita A. Pishko
                                              Secretary

January 7, 1998

                         HEALTHDYNE TECHNOLOGIES, INC.
                            1255 KENNESTONE CIRCLE
                            MARIETTA, GEORGIA 30066

                                                                January 7, 1998

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders (the "Healthdyne Meeting") of Healthdyne Technologies, Inc., a Georgia corporation ("Healthdyne"), to be held on February 6, 1998, at 10:00 a.m., local time, at the offices of Matria Healthcare, 1850 Parkway Place, Suite 320, Marietta, Georgia 30067.

  At the Healthdyne Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization and related Agreement and Plan of Merger, each dated as of November 10, 1997, as amended (collectively, the "Merger Agreement"), by and among Healthdyne, Respironics, Inc., a Delaware corporation ("Respironics"), and RIGA, Inc., a Georgia corporation and wholly owned subsidiary of Respironics ("Merger Subsidiary"), providing for the merger (the "Merger") of Merger Subsidiary with and into Healthdyne. Under the Merger Agreement, (i) each share of common stock, par value $0.01 per share, of Healthdyne ("Healthdyne Common Stock") outstanding immediately prior to the consummation of the Merger, together with its associated preferred stock purchase right, will be converted into common stock, par value $0.01 per share, of Respironics ("Respironics Common Stock"), as more fully described below with cash in lieu of any fractional shares and
(ii) Healthdyne will become a wholly owned subsidiary of Respironics.

  The number of shares of Respironics Common Stock to be issued for each share of Healthdyne Common Stock will be determined by dividing $24.00 by the weighted average of the closing prices of the Respironics Common Stock as reported on the NASDAQ National Market System for a period of 20 consecutive trading days ending on the third trading day prior to the closing date of the Merger, but will not be less than approximately .7734 shares nor more than approximately .9220 shares of Respironics Common Stock.

  If such weighted average price were equal to the closing price of
Respironics Common Stock on January 6, 1998 of $   per share, a holder of
Healthdyne Common Stock would receive    of one share of Respironics Common
Stock for each share of Healthdyne Common Stock. Based on such price, and based on the capitalization of Respironics and Healthdyne as of December 31,
1997, the approximately     shares of Respironics Common Stock to be issued in
the Merger, together with shares of Respironics Common Stock subject to stock options held by current and former Healthdyne employees, would represent
approximately   % of the shares of Respironics Common Stock outstanding or subject to options immediately following the Merger.

  After careful consideration, the Board of Directors of Healthdyne has unanimously approved the Merger Agreement and the transactions contemplated thereby. The Board unanimously recommends that you vote for the Merger. We urge you to review carefully the Joint Proxy Statement/Prospectus and accompanying appendices, including the discussions therein concerning Healthdyne's reasons for the Merger and factors which should be carefully considered in connection with your vote on the Merger.

  We hope that you will attend the Healthdyne Meeting. However, whether or not you plan to attend the Healthdyne Meeting, it is important that your shares are represented at the Healthdyne Meeting. Please complete, sign and date the enclosed proxy and promptly return it in the enclosed prepaid envelope. If you are present at the Healthdyne Meeting you may, of course, vote in person.

                                              Very truly yours,

                                              PARKER H. PETIT
                                              Chairman of the Board

                         HEALTHDYNE TECHNOLOGIES, INC.
                            1255 KENNESTONE CIRCLE
                            MARIETTA, GEORGIA 30066

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 6, 1998

                               ----------------

To the Shareholders of
Healthdyne Technologies, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Healthdyne Meeting") of Healthdyne Technologies, Inc., a Georgia corporation ("Healthdyne"), will be held at the offices of Matria Healthcare, 1850 Parkway Place, Suite 320, Marietta, Georgia 30067 at 10:00 a.m., local time, on February 6, 1998, to consider and act upon:

  1. A proposal (the "Healthdyne Merger Proposal") to approve and adopt the Agreement and Plan of Reorganization and related Agreement and Plan of Merger, each dated as of November 10, 1997, as amended (collectively, the "Merger Agreement"), by and among Healthdyne, Respironics, Inc., a Delaware corporation ("Respironics"), and RIGA, Inc., a Georgia corporation and wholly owned subsidiary of Respironics ("Merger Subsidiary"), providing for the merger (the "Merger") of Merger Subsidiary with and into Healthdyne. Under the Merger Agreement, (i) each share of common stock, par value $0.01 per share, of Healthdyne ("Healthdyne Common Stock") outstanding immediately prior to the consummation of the Merger will be converted into a number of shares of common stock, par value $0.01 per share, of Respironics ("Respironics Common Stock"), determined by dividing $24.00 by the weighted average of the closing prices of the Respironics Common Stock as reported on the NASDAQ National Market System for a period of 20 consecutive trading days ending on the third trading day prior to the closing date of the Merger, but not more than approximately .9220 shares nor less than approximately .7734 shares, with cash in lieu of any fractional shares and (ii) Healthdyne will become a wholly owned subsidiary of Respironics.

  2. Such other business as properly may come before the Healthdyne Meeting or any adjournment or postponement thereof.

  The Merger and other related matters are more fully described in the accompanying Joint Proxy Statement/Prospectus and Appendices thereto, which form a part of this Notice.

  The Board of Directors of Healthdyne has fixed the close of business on January 2, 1998 as the record date (the "Healthdyne Record Date") for the determination of shareholders entitled to notice of and to vote at the Healthdyne Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the Healthdyne Record Date are entitled to notice of and to vote at the Healthdyne Meeting and any adjournments or postponements thereof. A list of such shareholders will be available for inspection at the Healthdyne Meeting.

  AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF HEALTHDYNE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER. WE URGE YOU TO REVIEW CAREFULLY THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS WHICH INCLUDES DISCUSSIONS OF HEALTHDYNE'S REASONS FOR THE MERGER AND FACTORS WHICH SHOULD BE CAREFULLY CONSIDERED IN CONNECTION WITH YOUR VOTE ON THE MERGER.

  Whether or not you plan to attend the Healthdyne Meeting, please execute and return promptly the enclosed form of proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

                                          By Order of the Board of Directors,

                                          Leslie R. Jones
                                          Secretary

January 7, 1998

                            YOUR VOTE IS IMPORTANT

TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE

                             JOINT PROXY STATEMENT

[LOGO of Respironics Inc.]              [LOGO of Healthdyne Technologies, Inc.]

                               RESPIRONICS, INC.
                                      AND
                         HEALTHDYNE TECHNOLOGIES, INC.


                        SPECIAL MEETINGS OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 6, 1998
                                   PROSPECTUS
                               RESPIRONICS, INC.
                                UP TO     SHARES
                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

  This Joint Proxy Statement/Prospectus is being furnished to holders of common stock, par value $0.01 per share ("Respironics Common Stock"), of Respironics, Inc., a Delaware corporation ("Respironics"), in connection with the solicitation of proxies by the Board of Directors of Respironics (the "Respironics Board") for use at a Special Meeting of Stockholders of Respironics to be held at 10:00 a.m., local time, on Friday, February 6, 1998 at Two Mellon Bank Center, in the Auditorium on the Tenth Floor, at 501 Grant Street, Pittsburgh, Pennsylvania, and at any adjournments or postponements thereof (the "Respironics Meeting"). This Joint Proxy Statement/Prospectus is also being furnished to holders of common stock, par value $0.01 per share ("Healthdyne Common Stock"), of Healthdyne Technologies, Inc., a Georgia corporation ("Healthdyne"), in connection with the solicitation of proxies by the Board of Directors of Healthdyne (the "Healthdyne Board") for use at a Special Meeting of Shareholders of Healthdyne to be held at 10:00 a.m., local time, on Friday, February 6, 1998 at the offices of Matria Healthcare, 1850 Parkway Place, Suite 320, Marietta, Georgia 30067, and at any adjournments or postponements thereof (the "Healthdyne Meeting"). At the Respironics Meeting, the holders of Respironics Common Stock will consider and vote upon a proposal to approve the issuance of shares of Respironics Common Stock (the "Merger Shares") pursuant to an Agreement and Plan of Reorganization and related Agreement and Plan of Merger, each dated as of November 10, 1997, as amended (collectively the "Merger Agreement"), by and among Respironics, Healthdyne, and RIGA, Inc., a wholly owned subsidiary of Respironics ("Merger Subsidiary"), pursuant to which, among other things, Merger Subsidiary will merge with and into Healthdyne and Healthdyne will become a wholly owned subsidiary of Respironics (the "Merger"). At the Healthdyne Meeting, the holders of Healthdyne Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement.

  This Joint Proxy Statement/Prospectus also constitutes a prospectus of Respironics with respect to the Merger Shares. Unless otherwise required by the context, all references herein to shares of Respironics Common Stock, including the Merger Shares, shall include the Respironics Rights described under "Comparison of Stockholders' Rights--Rights Agreements--The Respironics Rights Plan" and all references herein to shares of Healthdyne Common Stock shall include the Healthdyne Rights described under "Comparison of Stockholders' Rights--Rights Agreements--The Healthdyne Rights Plan."

  The outstanding shares of Respironics Common Stock are, and the Merger Shares offered hereby will be, approved for quotation on the National Association of Securities Dealers ("NASD") National Market System ("NASDAQ NMS"). The last reported sale price of Respironics Common Stock reported on the NASDAQ NMS on
January 6, 1998 was $   per share.

  This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to stockholders of Respironics and Healthdyne on or about January 7, 1998.

                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

     The date of this Joint Proxy Statement/Prospectus is January 7, 1998.

                             AVAILABLE INFORMATION

  Each of Respironics and Healthdyne is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Respironics has filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, covering the Merger Shares. The Registration Statement and the exhibits thereto, as well as the reports, proxy statements and other information filed with the SEC by each of Respironics and Healthdyne under the Exchange Act, may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Thirteenth Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. The Respironics Common Stock and Healthdyne Common Stock are quoted on the NASDAQ NMS and all materials filed by Respironics and Healthdyne should also be available for inspection at the offices of NASD Operations, 1735 K Street, N.W., Washington, D.C.

  Statements contained herein or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document incorporated herein by reference. Each such statement is qualified in its entirety by such reference. Capitalized terms used and not defined in this Joint Proxy Statement/Prospectus have the respective meanings ascribed to such terms in the Merger Agreement.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (WITHOUT EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED, IN THE CASE OF RESPIRONICS DOCUMENTS, TO RESPIRONICS, INC., 1501 ARDMORE BOULEVARD, PITTSBURGH, PENNSYLVANIA 15221, ATTENTION: DORITA A. PISHKO, SECRETARY, TELEPHONE: (412) 733-0209, AND, IN THE CASE OF HEALTHDYNE DOCUMENTS, TO HEALTHDYNE TECHNOLOGIES, INC., 1255 KENNESTONE CIRCLE, MARIETTA, GEORGIA 30066, ATTENTION: LESLIE R. JONES, SECRETARY, TELEPHONE: (770) 499-1212. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE RESPIRONICS MEETING OR HEALTHDYNE MEETING, RESPECTIVELY.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, all of which were previously filed with the SEC by Respironics pursuant to the Exchange Act, are hereby incorporated by reference in this Joint Proxy Statement/Prospectus.

  (1) Respironics' Annual Report on Form 10-K for the year ended June 30,
1997;

  (2) Respironics' Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

  (3) Respironics' Current Reports on Form 8-K dated May 19, 1997 and September 2, 1997;

  (4) Respironics' Proxy Statement dated October 17, 1997 relating to Respironics' November 19, 1997 Annual Meeting of Stockholders;

  (5) The description of the Respironics Common Stock contained in the Registration Statement on Form 8-A filed by Respironics with the SEC, File No. 000-16723, including any amendments or reports filed for the purpose of updating such description; and

  (6) The description of the Respironics Rights Plan contained in the Registration Statement on Form 8-A filed by Respironics with the SEC, File No. 000-16723, including any amendments or reports filed for the purpose of updating such description.

  The following documents, all of which were previously filed with the SEC by Healthdyne pursuant to the Exchange Act, are hereby incorporated by reference in this Joint Proxy Statement/Prospectus.

  (1) Healthdyne's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996, as amended by Form 10K-A dated April 29, 1997;

  (2) Healthdyne's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997; and

  (3) Healthdyne's Current Reports on Form 8-K dated January 24, 1997, February 3, 1997, July 22, 1997, October 31, 1997, and November 10, 1997.

  The information relating to Respironics and Healthdyne contained in the Joint Proxy Statement/Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

  All documents filed by Respironics and Healthdyne, respectively, under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Respironics Meeting and the Healthdyne Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RESPIRONICS OR HEALTHDYNE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF RESPIRONICS OR HEALTHDYNE OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  Information in this Joint Proxy Statement/Prospectus regarding Respironics and its subsidiaries has been prepared and/or supplied by Respironics and information regarding Healthdyne and its subsidiaries has been prepared and/or supplied by Healthdyne.

                               RESPIRONICS, INC.
                                      AND
                         HEALTHDYNE TECHNOLOGIES, INC.

                        JOINT PROXY STATEMENT/PROSPECTUS

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   1
  Introduction............................................................   1
  The Companies...........................................................   1
    Respironics...........................................................   1
    Healthdyne............................................................   1
  Background of and Reasons for the Merger................................   2
    Background of the Merger..............................................   2
    Reasons for the Merger; Respironics...................................   2
    Reasons for the Merger; Healthdyne....................................   2
  Recommendations of the Boards of Directors..............................   3
    Respironics...........................................................   3
    Healthdyne............................................................   3
  Opinions of Financial Advisors..........................................   3
    Respironics...........................................................   3
    Healthdyne............................................................   3
  Interests of Certain Persons in the Merger..............................   4
  Terms of the Merger.....................................................   4
    General...............................................................   4
    Conversion of Healthdyne Common Stock.................................   4
    Conditions to the Merger..............................................   5
    No Solicitations......................................................   5
    Termination...........................................................   5
    Waiver and Amendment..................................................   6
    Regulatory Approvals..................................................   6
    Nominees to Respironics Board.........................................   6
    Transition Team.......................................................   6
  Certain Federal Income Tax Consequences of the Merger...................   7
  Accounting Treatment of the Merger......................................   7
  Appraisal Rights and Dissenters' Rights.................................   7
  Comparison of Stockholders Rights.......................................   7
  Risk Factors............................................................   8
  The Respironics Meeting and the Healthdyne Meeting......................   8
MARKET PRICES OF RESPIRONICS COMMON STOCK AND
 HEALTHDYNE COMMON STOCK..................................................  10
SELECTED HISTORICAL FINANCIAL DATA........................................  11
RESPIRONICS AND HEALTHDYNE UNAUDITED SUMMARY PRO FORMA COMBINED SELECTED
 FINANCIAL DATA...........................................................  13
UNAUDITED COMPARATIVE PER SHARE NET INCOME, CASH DIVIDEND AND BOOK VALUE
 DATA.....................................................................  14
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.................  15
RISK FACTORS..............................................................  15
  Risks Related to the Merger.............................................  15
    Uncertainties Associated with the Integration of Businesses...........  15
    Substantial Dilution of Ownership Interest of Current Respironics
     Stockholders.........................................................  15
    Dilution to Historical Earnings and Historical Book Value Caused by
     Merger...............................................................  16

                                                                           PAGE
                                                                           ----
    Shares Eligible for Future Sale; Possible Volatility of Stock Prices..  16
    Uncertainty Concerning Number and Value of Respironics Shares to be
     Issued in the Merger.................................................  16
    Certain Anti-Takeover Provisions......................................  17
    Dependence on Key Personnel...........................................  17
  Risks Related to the Combined Businesses................................  17
    Pricing Pressure/Health Care Reform...................................  17
    Dependence on Third Parties...........................................  17
    Uncertain Impact of Growth of Managed Care Organizations..............  18
    Cost and Uncertainty of Regulatory Compliance.........................  18
    Uncertainty Related to Patents and Proprietary Rights.................  18
    Intense Competition; Rapid Technological and Market Changes...........  18
    Dependence on New Product Development.................................  19
    Product Liability Exposure............................................  19
    Impact of Currency Fluctuations; Importance of Foreign Sales and
     Operations...........................................................  19
INTRODUCTION..............................................................  19
THE RESPIRONICS MEETING...................................................  19
  Date, Time and Place....................................................  19
  Purpose.................................................................  20
  Record Date and Outstanding Shares......................................  20
  Quorum; Vote Required...................................................  20
  Solicitation of Proxies and Expenses....................................  20
THE HEALTHDYNE MEETING....................................................  21
  Date, Time and Place....................................................  21
  Purpose.................................................................  21
  Record Date and Outstanding Shares......................................  21
  Quorum; Vote Required...................................................  21
  Solicitation of Proxies and Expenses....................................  22
THE COMPANIES.............................................................  23
  Respironics.............................................................  23
  Healthdyne..............................................................  23
THE MERGER................................................................  24
  General.................................................................  24
  Background of and Reasons for the Merger................................  24
    Background of the Merger..............................................  24
    Reasons for the Merger--Respironics; Recommendation of the Respironics
     Board................................................................  28
    Opinion of Respironics Financial Advisor..............................  29
    Analysis of Selected Public Companies.................................  30
    Analysis of Recent Mergers and Acquisitions...........................  30
    Discounted Cash Flow Analysis.........................................  31
    Premiums Paid Analysis................................................  31
    Historical Exchange Ratio Analysis....................................  31
    Contribution Analysis.................................................  31
    Pro Forma Merger Analysis.............................................  32
    Other Analyses........................................................  32
    Reasons for the Merger--Healthdyne; Recommendation of the Healthdyne
     Board................................................................  33
    Opinion of Healthdyne Financial Advisor...............................  35
    Analysis of Certain Mergers...........................................  36
    Analysis of Certain Publicly Traded Companies.........................  37
    Pro Forma Earnings Analysis...........................................  38
    Contribution Analysis.................................................  38
    Pro Forma Ownership Analysis of the Combined Company..................  38

                                                                           PAGE
                                                                           ----
    Stock Trading History.................................................  38
    Premiums Paid Analysis................................................  38
  Interests of Certain Persons in the Merger..............................  39
    New Employment Agreements.............................................  39
    Non-Competition Agreements............................................  40
    Consulting Agreements.................................................  41
    Retirement Benefits...................................................  41
    Insurance Agreements..................................................  42
    Stock Option Plans....................................................  42
    Certain Employee Benefits.............................................  43
    Indemnification and Insurance.........................................  43
    Board of Directors....................................................  43
    Voting Agreements.....................................................  44
  Conversion of Healthdyne Common Stock; Effect on Respironics
   Stockholders...........................................................  44
    Conversion of Healthdyne Common Stock.................................  44
    Effect on Respironics Stockholders....................................  44
    No Fractional Shares of Respironics Common Stock to be Issued.........  44
  Procedure for Exchange of Certificates..................................  45
    Manner of Exchange....................................................  45
    Lost, Stolen or Destroyed Certificates................................  45
  Conduct of Healthdyne's Business Pending the Merger.....................  45
  Conduct of Respironics' Business Pending the Merger.....................  46
  Transition Team.........................................................  46
  No Solicitations........................................................  46
    Healthdyne Acquisition Proposal.......................................  46
    Respironics Acquisition Proposal......................................  47
  Best Efforts to Consummate the Merger...................................  48
  Conditions to the Merger................................................  48
  Regulatory Approvals....................................................  50
  Effects of the Merger on Healthdyne Employee Benefits...................  50
    Healthdyne Stock Options..............................................  50
  Termination of the Merger Agreement.....................................  51
    Termination...........................................................  51
    Termination Fee.......................................................  52
  Waiver and Amendment....................................................  54
  Quotation of Respironics Common Stock on NASDAQ NMS.....................  54
  Certain Federal Income Tax Consequences of the Merger...................  54
    Backup Withholding....................................................  55
  Accounting Treatment of the Merger......................................  56
  Resales by Affiliates of Respironics Common Stock Received in the
   Merger.................................................................  56
  Appraisal and Dissenters' Rights........................................  56
    Respironics Stockholders..............................................  56
    Healthdyne Shareholders...............................................  56
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...............  57
COMPARISON OF STOCKHOLDERS' RIGHTS........................................  65
  Changes in Control and Business Combinations............................  65
  Certain Voting Requirements.............................................  66
  Rights Agreements.......................................................  68
    The Respironics Rights Plan...........................................  68
    The Healthdyne Rights Plan............................................  69

                                                                          PAGE
                                                                          ----
  Number and Election of Directors.......................................  71
  Liability of Directors.................................................  71
  Indemnification of Directors and Officers..............................  72
  Amendment of Certificate or Articles of Incorporation and By-Laws......  72
  Dividends..............................................................  73
  Special Meetings.......................................................  73
  Action by Shareholders or Stockholders Without Meeting.................  73
  Advance Notice for Nomination of Directors and Stockholder Proposals...  74
  Shareholder or Stockholder Inspection Rights...........................  74
  Dissenters' or Appraisal Rights........................................  74
  Preemptive Rights......................................................  75
DESCRIPTION OF CAPITAL STOCK.............................................  75
LEGAL OPINIONS...........................................................  75
EXPERTS..................................................................  75
STOCKHOLDER PROPOSALS....................................................  76
OTHER MATTERS............................................................  76
APPENDICES
Appendix I--Agreement and Plan of Reorganization and related Agreement and Plan of Merger, each Dated as of November 10, 1997, as amended
Appendix II--Opinion of Respironics Financial Advisor
Appendix III--Opinion of Healthdyne Financial Advisor

                                    SUMMARY

  The following discussion is intended to summarize certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, the appendices hereto and the documents referred to and incorporated by reference herein. Certain capitalized terms used in this summary and not defined herein have the meanings ascribed to them elsewhere in this Joint Proxy Statement/Prospectus.

INTRODUCTION

  The Respironics Board has unanimously approved the issuance of the Merger Shares pursuant to the Merger Agreement, and the Healthdyne Board has unanimously adopted and approved the Merger Agreement, pursuant to which Merger Subsidiary will be merged with and into Healthdyne if the requisite stockholder approvals are obtained, certain regulatory approvals are received and certain other conditions are satisfied. Healthdyne will be the surviving corporation in the Merger with Merger Subsidiary and will be a wholly owned subsidiary of Respironics. As a result of the Merger, each share of Healthdyne Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive between approximately .7734 and .9220 shares of Respironics Common Stock (depending on the Transaction Share Price specified in the Merger Agreement). If the Transaction Share Price is greater than or equal to $26.03 and less than or equal to $31.03, each issued and outstanding share of Healthdyne Common Stock will be converted into a number of shares of Respironics Common Stock having a value equal to $24.00 divided by the Transaction Share Price. If the Transaction Share Price is less than $26.03, each issued and outstanding share of Healthdyne Common Stock will be converted into approximately .9220 shares of Respironics Common Stock. If the Transaction Share Price is greater than $31.03, each issued and outstanding share of Healthdyne Common Stock will be converted into approximately .7734 shares of Respironics Common Stock. Holders in any case will receive cash in lieu of fractional shares of Respironics Common Stock. The Transaction Share Price is the weighted average of the closing prices of the Respironics Common Stock as reported by the NASDAQ NMS for the 20 consecutive trading day period ending on the third trading day prior to the Closing Date.

THE COMPANIES

  Respironics. Respironics is a leading developer, manufacturer and marketer of medical devices used for the treatment of patients suffering from respiratory disorders. Respironics' products are technologically advanced, are designed to improve the effectiveness of patient care and are used primarily in the home and hospitals, as well as in emergency medical settings and alternative care facilities. Respironics' principal products include: (i) continuous positive airway pressure devices and bi-level positive airway pressure devices for the treatment of obstructive sleep apnea; (ii) ventilation devices, including bi-level non-invasive ventilatory support units and portable invasive volume ventilator units; and (iii) patient mask products and related accessories. Over 90% of Respironics' sales are made to the home care market. Respironics markets its products through a sales organization consisting of approximately 100 direct and independent sales representatives, who sell to a network of over 2,500 medical product dealers and to hospitals. In certain foreign countries, Respironics' products are sold directly to end users. See "The Companies-- Respironics." The mailing address of Respironics' principal executive offices is 1501 Ardmore Boulevard, Pittsburgh, Pennsylvania 15221, and its telephone number is (412) 731-2100.

  Healthdyne. Healthdyne is a leading designer, manufacturer and marketer of technologically advanced medical devices for use in the home and hospital as well as for specialized clinical settings such as subacute facilities, neonatal intensive care units, sleep laboratories, clinics and physician offices ("Alternate Care Sites"). Healthdyne's principal products include diagnostic and therapeutic devices for the evaluation and treatment of sleep disorders, such as obstructive sleep apnea; non-invasive ventilators, oxygen delivery systems, asthma management devices such as peak flow meters, drug delivery systems and medication nebulizers for the treatment of respiratory disorders; monitoring devices for newborns and infants at risk for critical disorders such as Sudden Infant Death Syndrome ("SIDS"); and fiberoptic phototherapy devices for the treatment of neonatal jaundice. Healthdyne is a significant global competitor in the rapidly growing business of diagnosing and treating sleep disorders, is one of the leaders in the United States in respiratory care devices, including asthma management, and is also the leading supplier of home monitoring devices for infants at risk for SIDS. Healthdyne is also engaged in the development and manufacture of several additional product lines complementary to its focus on home care and Alternate Care Sites, including fetal monitoring during labor and delivery and non-invasive detection of bilirubin. Healthdyne's principal offices are located at 1255 Kennestone Circle, Marietta, Georgia 30066, and its telephone number is (770) 499-1212. See "The Companies--Healthdyne."

BACKGROUND OF AND REASONS FOR THE MERGER

  Background of the Merger. On January 27, 1997, Invacare Corporation ("Invacare") commenced an unsolicited tender offer to purchase any and all outstanding shares of Healthdyne Common Stock at $13.00 per share, which was subsequently increased to $13.50 per share and then $15.00 per share. Although Invacare solicited proxies for the purpose of electing Invacare's nominees at Healthdyne's July 30, 1997 annual meeting, all of Healthdyne's nominees were re-elected to the Healthdyne Board. On August 1, 1997, Invacare terminated its tender offer.

  Following Healthdyne's 1997 annual meeting, the Healthdyne Board determined that it would be advisable to establish a process to seek proposals from third parties for a strategic business combination which would provide value to Healthdyne's shareholders. As a result, Respironics made a proposal to acquire the shares of Healthdyne Common Stock for $20.00 per share, which it subsequently increased to $24.00 per share, payable in Respironics Common Stock, subject to a customary "collar." Upon completion of due diligence by both companies and negotiation of a definitive Merger Agreement, the Healthdyne Board and the Respironics Board unanimously approved the proposed Merger Agreement and authorized the execution and delivery of the Merger Agreement and related documents. For further information and details concerning the background of the proposed Merger, see "The Merger--Background of and Reasons for the Merger--Background of the Merger."

  Reasons for the Merger--Respironics. The Respironics Board has determined that the Merger will further Respironics' mission to be first and best in anticipating and solving problems in the cardiopulmonary market place and will further its corporate strategies of strengthening customer partnerships, expanding geographic markets, and improving its innovative capabilities. In addition, the Merger will enable Respironics to better meet the needs of its home care and hospital customers, strengthen global product development, manufacturing and distribution capabilities and broaden its product lines. The recommendation of the Respironics Board to approve the issuance of the Merger Shares pursuant to the Merger Agreement is based upon a number of factors, including, but not limited to, the following: its knowledge of the business, operations, properties, assets, financial condition, operating results and prospects of Respironics and Healthdyne; current industry, economic and market conditions; presentations by Respironics management with respect to Respironics, Healthdyne and the Merger; the financial presentation and opinion of BT Alex. Brown Incorporated ("BT Alex. Brown"), financial advisor to Respironics in connection with the Merger, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to Respironics; the terms of the Merger Agreement and the nature and amount of the termination fees that may be payable under certain circumstances; the accounting and tax treatment of the Merger; and the opportunity for Respironics stockholders to participate in a larger and more diverse company. For a further description of the factors and information considered by the Respironics Board and the reasons for the Merger, see "The Merger--Background of and Reasons for the Merger-- Respironics; Recommendation of the Respironics Board."

  Reasons for the Merger--Healthdyne. At a meeting held on November 10, 1997, the Healthdyne Board unanimously approved the Merger Agreement, the Merger and the transactions contemplated thereby. The recommendation of the Healthdyne Board to approve the Merger Agreement, the Merger and the transactions contemplated thereby is based upon a number of factors, including, but not limited to, the following: the business and financial condition of, and prospects for, Healthdyne and Respironics; the fact that Cowen & Company ("Cowen"), Healthdyne's financial advisor, implemented procedures to solicit proposals from third parties to merge with or acquire Healthdyne, and that discussions had been conducted with likely interested parties in the context of a process intended to maximize shareholder value through the solicitation of proposals from third parties; the financial presentation and opinion from Cowen to the effect that the financial terms of the transaction contemplated by the Merger Agreement are fair, from a financial point of view, to the Healthdyne shareholders; the fact that Healthdyne's shareholders would have the opportunity to participate in the potential appreciation of the Respironics Common Stock following the Merger; the excellent strategic fit between the two companies in view of their respective product lines, markets and distribution channels and the potential synergies that could be realized as a result of the Merger; the composition of the Board of Directors and management team of Respironics following the Merger; and the terms and conditions of the Merger Agreement. For a further description of the factors and information considered by the Healthdyne Board and the reasons for the Merger, see "The Merger--Background of and Reasons for the Merger--Reasons for the Merger; Recommendation of the Healthdyne Board."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Respironics. THE RESPIRONICS BOARD HAS UNANIMOUSLY APPROVED THE ISSUANCE OF SHARES OF RESPIRONICS COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, RESPIRONICS AND THE RESPIRONICS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF THE MERGER SHARES PURSUANT TO THE MERGER AGREEMENT. For a discussion of the factors considered by the Respironics Board in reaching its decision, see "The Merger--Background of and Reasons for the Merger--Reasons for the Merger--Respironics; Recommendation of the Respironics Board."

  Healthdyne. THE HEALTHDYNE BOARD HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, HEALTHDYNE AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT HEALTHDYNE'S SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY. For a discussion of the factors considered by the Healthdyne Board in reaching its decision, see "The Merger--Background of and Reasons for the Merger--Reasons for the Merger--Healthdyne; Recommendation of the Healthdyne Board."

OPINIONS OF FINANCIAL ADVISORS

  Respironics. BT Alex. Brown, financial advisor to Respironics in connection with the Merger, has delivered to the Respironics Board a written opinion dated November 10, 1997 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to Respironics. The full text of the written opinion of BT Alex. Brown dated November 10, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix II to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. THE OPINION OF BT ALEX. BROWN IS DIRECTED TO THE RESPIRONICS BOARD, ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO RESPIRONICS, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE RESPIRONICS MEETING. See "The Merger--Background of and Reasons for the Merger--Opinion of Respironics Financial Advisor."

  Healthdyne. In deciding to approve the Merger, the Healthdyne Board considered, among other things, the opinion of Cowen, who acted as financial advisor to Healthdyne in connection with its consideration of the Merger Agreement, the Merger and the other transactions contemplated thereby. On November 10, 1997, Cowen delivered its opinion to the Healthdyne Board to the effect that the financial terms of the transactions contemplated by the Merger Agreement are fair, from a financial point of view, to the Healthdyne shareholders. The full text of the written opinion of Cowen, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix III and is incorporated herein by reference. HOLDERS OF HEALTHDYNE COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. THE OPINION OF COWEN IS DIRECTED TO THE HEALTHDYNE BOARD, ADDRESSES ONLY THE FAIRNESS OF THE MERGER FROM A FINANCIAL POINT OF VIEW TO HEALTHDYNE'S SHAREHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE HEALTHDYNE MEETING. See "The Merger--Background of and Reasons for the Merger--Opinion of Healthdyne Financial Advisor" for a further description of Cowen's opinion.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Healthdyne Board with respect to the approval by the Healthdyne shareholders of the proposal to adopt the Merger Agreement and the transactions contemplated thereby, shareholders should be aware that certain members of Healthdyne's management and the Healthdyne Board have certain interests in the Merger that are in addition to the interests of shareholders of Healthdyne generally. These interests arise from, among other things, certain employee benefit plans, indemnification and insurance arrangements and employment agreements among Respironics, Healthdyne and directors and certain executive officers of Healthdyne. In addition, three members of the Healthdyne Board will become members of the Respironics Board after the Merger and four members of the Healthdyne Board will continue to be members of the Healthdyne Board after the Merger. See "The Merger--Interests of Certain Persons in the Merger" and "--Effects of the Merger on Healthdyne Employee Benefits."

TERMS OF THE MERGER

  General. Pursuant to the Merger Agreement, at the Effective Time, Merger Subsidiary, a wholly owned subsidiary of Respironics, will be merged with and into Healthdyne, and Healthdyne will become a wholly owned subsidiary of Respironics. See "The Merger--General."

  Conversion of Healthdyne Common Stock. At the Effective Time, if the Transaction Share Price specified in the Merger Agreement is greater than or equal to $26.03 and less than or equal to $31.03, each issued and outstanding share of Healthdyne Common Stock will be converted into a number of shares of Respironics Common Stock having a value equal to $24.00 divided by the Transaction Share Price. If the Transaction Share Price is less than $26.03, each issued and outstanding share of Healthdyne Common Stock will be converted into approximately .9220 shares of Respironics Common Stock. If the Transaction Share Price is greater than $31.03, each issued and outstanding share of Healthdyne Common Stock will be converted into approximately .7734 shares of Respironics Common Stock. Holders of Healthdyne Common Stock in any case will receive cash in lieu of fractional shares of Respironics Common Stock. The Transaction Share Price is the weighted average of the closing prices of the Respironics Common Stock as reported by the NASDAQ NMS for the 20 consecutive trading day period ending on the third trading day prior to the Closing Date of the Merger. Each share of Respironics Common Stock issued and outstanding at the Effective Time will continue as one share of Respironics Common Stock. See "The Merger--Conversion of Healthdyne Common Stock; Effect on Respironics Stockholders," and "Comparison of Stockholders' Rights."

  Conditions to the Merger. Consummation of the Merger is conditioned upon the satisfaction of certain conditions specified in the Merger Agreement, including, among others, (i) approval of the issuance of the Merger Shares pursuant to the Merger Agreement by the requisite vote of holders of shares of Respironics Common Stock and approval and adoption of the Merger Agreement by the requisite vote of holders of shares of Healthdyne Common Stock; (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which has occurred, and receipt of all other necessary approvals for the Merger by governmental regulatory agencies, without, in each case, imposition of conditions which Respironics in its reasonable business judgment considers to be materially adverse to the best interests of the combined entities; (iii) receipt by each of Respironics and Healthdyne of a favorable tax opinion from their legal counsel; and (iv) receipt by Respironics of a letter from Ernst & Young LLP, Respironics' independent auditors, to the effect that the Merger qualifies for pooling of interests accounting treatment, and receipt by Healthdyne of a letter from KPMG Peat Marwick LLP, Healthdyne's independent auditors, to the effect that Healthdyne is eligible for pooling of interests accounting treatment.

  No Solicitations. Under the Merger Agreement, unless the Healthdyne Board determines on the basis of advice from outside counsel that certain actions are necessary in order for the Healthdyne Board to act in a manner consistent with its fiduciary obligation under applicable law, neither Healthdyne nor any of its officers, directors, employees, agents or representatives may initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of any substantial portion of the equity securities or assets of, Healthdyne or any subsidiary of Healthdyne. See "The Merger--No Solicitations."

  Under the Merger Agreement, unless the Respironics Board determines on the basis of advice from outside counsel that certain actions are necessary in order for the Respironics Board to act in a manner consistent with its fiduciary obligation under applicable law, neither Respironics nor any of its officers, directors, employees, agents or representatives may initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of any substantial portion of the equity securities or assets of, Respironics or any subsidiary of Respironics. See "The Merger--No Solicitations."

  Termination. The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, whether before or after the approval of the issuance of the Merger Shares pursuant to the Merger Agreement by the stockholders of Respironics and the approval and adoption of the Merger Agreement by shareholders of Healthdyne, (i) by mutual agreement of Respironics and Healthdyne or by either of them in the event of a material breach by the other party, the failure of stockholders of Respironics to approve the issuance of the Merger Shares pursuant to the Merger Agreement or the failure of shareholders of Healthdyne to approve the Merger, the denial of a required regulatory approval, the failure to satisfy conditions to the Merger by May 10, 1998, or if the weighted average closing price of Respironics Common Stock as reported by the NASDAQ NMS for the 20 consecutive trading day period ending on the third trading day prior to the Closing Date, or the third trading day after stockholder approval and regulatory clearance or expiration of regulatory waiting periods, is less than $20.00 per share; (ii) by Healthdyne if the Healthdyne Board approves certain business combinations or acquisitions based on advice of outside counsel that such action is necessary in order to act in a manner consistent with its fiduciary duty, or if Healthdyne delivers its statement of intention to terminate after receiving notice by Respironics that Respironics intends to enter into a merger, consolidation or share exchange agreement; or (iii) by Respironics if the Respironics Board approves certain business combinations or acquisitions based on advice of outside counsel that such action is necessary in order to act in a manner consistent with its fiduciary duty.

  Pursuant to the Merger Agreement, under certain circumstances after termination of the Merger Agreement, Healthdyne would be required to pay Respironics a fee of $12,000,000 upon the entering into by Healthdyne or any of its significant subsidiaries of certain types of agreements with other parties relating to business combinations or the acquisition of all or substantially all of its assets or 35% or more of its outstanding Common Stock or the approval by the Healthdyne Board of any such agreement or the withdrawal or modification of the Healthdyne Board's recommendation that Healthdyne shareholders approve the Merger Agreement. Pursuant to the Merger Agreement, under certain circumstances after termination of the Merger Agreement, Respironics would be required to pay Healthdyne a fee of $12,000,000 upon the entering into by Respironics or any of its significant subsidiaries of certain types of agreements with other parties relating to business combinations or the acquisition of all or substantially all of its assets or 35% or more of its outstanding Common Stock or the approval by the Respironics Board of any such agreement or the withdrawal or modification of the Respironics Board's recommendation that Respironics stockholders approve the issuance of the Merger Shares pursuant to the Merger Agreement. See "The Merger--Termination of the Merger Agreement."

  Waiver and Amendment. Notwithstanding prior stockholder approval, the Merger Agreement may generally be amended in any respect other than the ratio for converting Healthdyne Common Stock into Respironics Common Stock. Either party may extend the time for performance of any of the obligations of the other party, waive any inaccuracies in the representations and warranties of the other party, waive compliance by the other party with any of its covenants or agreements contained in the Merger Agreement, and waive the fulfillment of any conditions to its obligations with certain exceptions.

  Regulatory Approvals. Consummation of the Merger is conditioned upon the receipt of all necessary approvals by government agencies without imposition of conditions which Respironics in its reasonable business judgment considers to be materially adverse to the best interests of the combined entities and the expiration or termination of the applicable waiting period under the HSR Act. Respironics and Healthdyne filed notifications pursuant to the HSR Act on November 18, 1997 and the applicable waiting period expired on December 18, 1997. If Respironics terminates the Merger Agreement by virtue of its determination in its reasonable business judgment that conditions imposed in connection with regulatory approvals are materially adverse to the best interests of the combined entities, and Healthdyne timely contests such determination, the Merger Agreement provides for an arbitration procedure to determine whether the conditions would have been materially adverse to the best interests of the combined entities. If the arbitrator determines that such conditions would not have been materially adverse, and that Healthdyne has sustained significant damages as a result of such determination, Respironics would be obligated to pay Healthdyne a fee of $12,000,000.

  Nominees to Respironics Board. As of the Effective Time, the Respironics Board will increase the size of the Respironics Board by three persons and will appoint the following directors of Healthdyne to fill the new directorships created thereby: Parker H. Petit (Class of 1998), J. Terry Dewberry (Class of
1999) and Craig B. Reynolds (Class of 2000) (collectively, the "Healthdyne Continuing Directors"). In connection with the election of directors to be held at the annual meeting of the stockholders of Respironics in November of 1998, the Nominating Committee of the Respironics Board will nominate Mr. Petit for reelection to the Class of 2001 of the Respironics Board. If any of these three individuals are unwilling or are unable to serve as a director as of the Effective Time or shall cease to serve as a member of the Respironics Board during his initial term by reason of resignation, removal, death or disability, or if Mr. Petit is unwilling or unable to be nominated for reelection to the Respironics Board at the 1998 annual meeting of stockholders, the Healthdyne Continuing Directors are entitled to designate the person to be nominated in such person's stead, subject to reasonable approval of such person by the Respironics Board.

  Transition Team. The Merger Agreement provides that Respironics and Healthdyne will establish a team (the "Transition Team") consisting of employees from both entities for the purpose of integrating the two entities. The Chief Executive Officer of Respironics, Dennis S. Meteny, will lead the team and the following persons will be members of the team: Craig B. Reynolds, President and Chief Executive Officer of Healthdyne; Robert D. Crouch, Senior Vice President--Sales and Marketing of Respironics; Daniel J. Bevevino, Chief Financial Officer of Respironics; and John L. Miclot, Senior Vice President-- Sales and Marketing of Healthdyne. The Transition Team will choose one or more consultants to assist it in meeting its objective, which will be to ensure that a proper process is in place and is used for integrating the two organizations and structuring the combined companies. Following the consummation of the Merger, Mr. Meteny will provide progress reports to the Respironics Board and the Transition Team will remain in place for such period as deemed necessary by the Respironics Board.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  No ruling has been (or will be) sought from the Internal Revenue Service ("IRS") as to the anticipated U.S. federal income tax consequences of the Merger. It is a condition to the consummation of the Merger that Healthdyne receive an opinion from its counsel, Troutman Sanders LLP, and that Respironics receive an opinion from its counsel, Reed Smith Shaw & McClay LLP, to the effect that, based upon certain facts, representations and assumptions, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). However, Healthdyne is entitled to waive the condition to the consummation of the Merger that it receive such an opinion from Troutman Sanders LLP, and Respironics is entitled to waive the condition to the consummation of the Merger that it receive such an opinion from Reed Smith Shaw & McClay LLP. In the event that both Healthdyne and Respironics waive such conditions, Healthdyne intends to recirculate revised proxy materials and resolicit the vote of its shareholders. The issuance of such opinions is conditioned on, among other things, the receipt by such tax counsel of representation letters from each of Healthdyne, Respironics, and Merger Subsidiary, in each case in form and substance reasonably satisfactory to each such counsel. Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized for U.S. federal income tax purposes by Healthdyne, Respironics or Merger Subsidiary as a result of the Merger, and a holder of Healthdyne Common Stock will not recognize gain or loss for U.S. federal income tax purposes with respect to the exchange of Healthdyne Common Stock for Respironics Common Stock (except to the extent that such holder receives cash in lieu of fractional shares of Respironics Common Stock). See "The Merger-- Certain Federal Income Tax Consequences of the Merger" and "The Merger-- Conditions to the Merger."

ACCOUNTING TREATMENT OF THE MERGER

  Consummation of the Merger is conditioned upon receipt by Respironics of a letter from Ernst & Young LLP, independent auditors for Respironics, that the Merger will meet the requirements for pooling of interests accounting treatment and receipt by Healthdyne of a letter from KPMG Peat Marwick LLP, independent auditors for Healthdyne, that Healthdyne will be eligible for pooling of interests accounting treatment. See "The Merger--Accounting Treatment of the Merger."

APPRAISAL RIGHTS AND DISSENTERS' RIGHTS

  Respironics stockholders will not have appraisal rights under the Delaware General Corporation Law (the "DGCL") with respect to the Merger. Healthdyne shareholders will not have dissenters' rights under the Georgia Business Corporation Code (the "GBCC") with respect to the Merger.

COMPARISON OF STOCKHOLDERS RIGHTS

  The rights of Healthdyne shareholders currently are governed by Georgia law, the Healthdyne Articles of Incorporation and the By-Laws of Healthdyne. Upon consummation of the Merger, shareholders of Healthdyne will become stockholders of Respironics, which is a Delaware corporation, and their rights as stockholders of Respironics will be governed by Delaware law, the Respironics Restated Certificate of Incorporation and the Respironics By-laws. Additionally, certain features of the Healthdyne Rights Plan are different from those contained in the Respironics Rights Plan, including the provisions of the Healthdyne Rights Plan (i) providing that in certain circumstances, the approval of a majority of the Continuing Directors is required to redeem the Healthdyne Rights and (ii) allowing a bidder, if it satisfies certain conditions, to call a special meeting of shareholders to vote on a binding resolution to redeem the Healthdyne Rights. See "Comparison of Stockholders' Rights" for a summary of certain differences between the rights of the holders of Healthdyne Common Stock and Respironics Common Stock.

RISK FACTORS

  Holders of Respironics Common Stock and Healthdyne Common Stock, in voting on the proposals contained herein, should consider, among other factors, the following: (i) uncertainties associated with the integration of businesses;
(ii) substantial dilution of ownership interest of current Respironics stockholders; (iii) dilution to historical earnings and historical book value caused by the Merger; (iv) shares eligible for future sale and possible volatility of stock prices; (v) uncertainty concerning the number and value of Respironics shares to be issued in the Merger; (vi) certain anti-takeover provisions; (vii) dependence on key personnel; (viii) pricing pressure and health care reform; (ix) dependence on third parties; (x) uncertain impact of growth of managed care organizations; (xi) cost and uncertainty of regulatory compliance; (xii) uncertainty related to patents and proprietary rights; (xiii) intense competition and rapid technological and market changes; (xiv) dependence on new product development; (xv) product liability exposure; and
(xvi) impact of currency fluctuations and importance of foreign sales and operations. See "Risk Factors."

THE RESPIRONICS MEETING AND THE HEALTHDYNE MEETING

Dates, Times and Places.........  The Respironics Meeting will be held on
                                  February 6, 1998, commencing at 10:00 a.m., local time, at Two Mellon Bank Center, in the Auditorium on the Tenth Floor, at 501 Grant Street, Pittsburgh, Pennsylvania. The Healthdyne Meeting will be held on February 6, 1998, commencing at 10:00 a.m., local time, at the offices of Matria Healthcare, 1850 Parkway Place, Suite 320, Marietta, Georgia 30067. See "The Respironics Meeting-- Date, Time and Place" and "The Healthdyne Meeting--Date, Time and Place."

Purposes of Meetings............  The purpose of the Respironics Meeting is to vote on a proposal to approve the issuance of the Merger Shares pursuant to the Merger Agreement. The purpose of the Healthdyne Meeting is to vote on a proposal to approve and adopt the Merger Agreement, pursuant to which Healthdyne will become a wholly owned subsidiary of Respironics, and each share of Healthdyne Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive between approximately .7734 and approximately .9220 shares of Respironics Common Stock (depending on the Transaction Share Price specified in the Merger Agreement). See "The Respironics Meeting-- Purpose" and "The Healthdyne Meeting-- Purpose."

Record Date and Outstanding       Shares of Respironics Common Stock are the
Shares..........................  only shares entitled to notice of and to vote at the Respironics Meeting. Shares of
                                  Healthdyne Common Stock are the only shares
                                  entitled to notice of and to vote at the
                                  Healthdyne Meeting. January 2, 1998 is the
                                  record date for the Respironics Meeting (the
                                  "Respironics Record Date"); on that date
                                  there were    shares of Respironics Common
                                  Stock outstanding.

                                  January 2, 1998 is the record date for the Healthdyne Meeting (the "Healthdyne Record Date"); on that date there were 12,996,727 shares of Healthdyne Common Stock outstanding. See "The Respironics Meeting-- Record Date and Outstanding Shares" and "The Healthdyne Meeting--Record Date and Outstanding Shares."

Quorum; Votes Required..........  The presence in person or by proxy of stockholders holding a majority of the shares of Respironics Common Stock outstanding is required for a quorum at the Respironics Meeting. The presence in person or by proxy of shareholders holding a majority of the shares of Healthdyne Common Stock outstanding is required for a quorum at the Healthdyne Meeting. The affirmative vote of a majority of the shares of Respironics Common Stock present in person or represented by proxy and entitled to vote at the Respironics Meeting, a quorum being present, is required to approve the issuance of the Merger Shares pursuant to the Merger Agreement. The affirmative vote of a majority of the issued and outstanding shares of Healthdyne Common Stock is required to approve and adopt the Merger Agreement at the Healthdyne Meeting.

                                  All of the executive officers and directors of Respironics have agreed with Healthdyne in their individual capacities as stockholders of Respironics to vote all shares of Respironics Common Stock owned by them (1,943,354 shares or % of the outstanding Respironics Common Stock on the Respironics Record Date) in favor of the issuance of the Merger Shares pursuant to the Merger Agreement at the Respironics Meeting.

                                  All of the executive officers and directors of Healthdyne have agreed with Respironics in their individual capacities as shareholders of Healthdyne to vote all shares of Healthdyne Common Stock owned by them (682,673 shares or 5.3% of the outstanding Healthdyne Common Stock on the Healthdyne Record Date) in favor of the Healthdyne Merger Proposal. See "The Respironics Meeting--Quorum; Vote Required," "The Healthdyne Meeting--Quorum; Vote Required" and "The Merger--Interests of Certain Persons in the Merger."

                   MARKET PRICES OF RESPIRONICS COMMON STOCK
                          AND HEALTHDYNE COMMON STOCK

  Respironics Common Stock and Healthdyne Common Stock are listed and traded on the NASDAQ NMS. The table below sets forth, for the calendar quarters indicated, the high and low closing sales prices per share of Respironics Common Stock and Healthdyne Common Stock, as reported by the NASDAQ NMS.

                                                      RESPIRONICS   HEALTHDYNE
                                                     COMMON STOCK  COMMON STOCK
                                                     ------------- -------------
                                                      HIGH   LOW    HIGH   LOW
                                                     ------ ------ ------ ------
1995
  First Quarter..................................... $16.88 $11.63 $12.63 $ 8.63
  Second Quarter....................................  17.00  10.50  12.13   9.88
  Third Quarter.....................................  19.75  13.75  15.88  10.25
  Fourth Quarter....................................  22.25  17.00  13.75   9.63
1996
  First Quarter..................................... $24.75 $17.00 $13.50 $ 8.50
  Second Quarter....................................  23.50  17.25  14.88   9.88
  Third Quarter.....................................  25.00  17.25  13.25   8.13
  Fourth Quarter....................................  25.00  13.50  10.00   7.63
1997
  First Quarter..................................... $22.25 $16.75 $14.63 $ 9.06
  Second Quarter....................................  21.50  17.75  17.25  13.88
  Third Quarter.....................................  28.13  21.00  18.75  16.38
  Fourth Quarter....................................    --     --     --     --
1998
  First Quarter..................................... $      $      $      $

  On November 10, 1997, the last business day before the first public announcement of the Merger on November 11, 1997, the closing sales prices of Respironics Common Stock and Healthdyne Common Stock, as reported by the NASDAQ NMS, were $26.63 per share and $19.88 per share, respectively.

  On January 6, 1998, the closing sales prices of Respironics Common Stock and
Healthdyne Common Stock as reported by the NASDAQ NMS were $   per share and
$   per share, respectively. Based on using the January 6, 1998 closing sales price for Respironics Common Stock as the Transaction Share Price of Respironics Common Stock, subject to the minimum and maximum Transaction Share Price specified in the Merger Agreement, the result would be an Exchange Ratio
of approximately    shares of Respironics Common Stock for each share of
Healthdyne Common Stock in the Merger. Because the market price of Respironics Common Stock is subject to fluctuation, the Transaction Share Price and the Exchange Ratio may change prior to the Merger. No assurance can be given as to the market price of Respironics Common Stock if and at the time the Merger is consummated.

  On January 2, 1998, there were    holders of record of Respironics Common
Stock and   holders of record of Healthdyne Common Stock.

  No dividends have been declared or paid on Respironics Common Stock or Healthdyne Common Stock since the respective dates of incorporation of Respironics and Healthdyne, nor does Respironics anticipate paying cash dividends on Respironics Common Stock in the foreseeable future following the Merger.

                       SELECTED HISTORICAL FINANCIAL DATA

  The following tables set forth certain historical financial information for Respironics and Healthdyne. This information has been derived from the historical financial statements of Respironics and Healthdyne incorporated herein by reference and should be used in conjunction with such statements and information and related notes. The Respironics historical financial data as of and for the three months ended September 30, 1997 and 1996 and the Healthdyne historical financial data as of and for the nine months ended September 30, 1997 and 1996 have been derived from unaudited financial statements of Respironics or Healthdyne, as the case may be, and have been prepared on the same basis as the historical information derived from audited financial statements. In the opinion of the managements of Respironics and Healthdyne, respectively, the unaudited financial statements of Respironics or Healthdyne, as the case may be, from which such data have been derived contain all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of the results of, and as of the end of, such periods. See "Available Information" and "Incorporation of Certain Documents by Reference."

                       SELECTED HISTORICAL FINANCIAL DATA

                     (In thousands, except per share data)

                                  RESPIRONICS

                          THREE MONTHS ENDED
                             SEPTEMBER 30,           FISCAL YEAR ENDED JUNE 30,
                          ------------------- -----------------------------------------
                              1997      1996    1997     1996    1995    1994    1993
                          --------- --------- -------- -------- ------- ------- -------
                              (UNAUDITED)
HISTORICAL STATEMENT OF
 OPERATIONS DATA:
  Net sales.............  $  51,918 $  34,112 $178,560 $125,766 $99,450 $78,171 $69,286
  Income from
   operations...........      9,077     6,381   32,364   23,742  17,550  13,449  10,722
  Net income............      5,501     4,454   20,316   15,339  11,677   4,741   7,379
PER COMMON SHARE DATA:
  Earnings..............       0.27      0.22     1.00     0.84    0.67    0.27    0.43
  Book value at end of
   period...............       7.44      6.53     7.16     6.30    3.49    2.71    2.41
  Cash dividends
   declared.............        -0-       -0-      -0-      -0-     -0-     -0-     -0-
HISTORICAL BALANCE SHEET
 DATA:
  Working capital.......     74,048   103,566   71,038   99,435  39,413  31,032  25,172
  Total assets..........    191,313   149,709  184,232  143,947  78,039  58,917  54,331
  Total long-term debt..     17,869     4,892   17,985    4,966   5,538   4,854   4,288
  Shareholders' equity..    147,244   126,044  141,578  121,545  58,369  44,224  39,148

                                   HEALTHDYNE

                           NINE MONTHS ENDED
                             SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                          ------------------- -----------------------------------------
                              1997      1996    1996     1995    1994    1993    1992
                          --------- --------- -------- -------- ------- ------- -------
                              (UNAUDITED)
HISTORICAL STATEMENT OF
 OPERATIONS DATA:
  Net sales.............  $ 112,566   $85,266 $118,318 $110,494 $89,012 $68,598 $54,384
  Income from
   operations...........     14,363     8,831   11,615   12,209   8,712   9,202   7,097
  Net income............      5,835     4,358    5,725    6,287   5,105   5,215   3,861
PER COMMON SHARE DATA:
  Earnings..............       0.43      0.34     0.44     0.50    0.41    0.47    0.39
  Book value at end of
   period...............       4.03      3.37     3.51     2.96    2.39    1.98    0.46
  Cash dividends
   declared.............        -0-       -0-      -0-      -0-     -0-     -0-     -0-
HISTORICAL BALANCE SHEET
 DATA:
  Working capital.......     45,847    37,960   36,887   36,641  26,489  26,300  16,770
  Total assets..........    114,426    91,552   98,078   82,876  69,412  44,629  28,392
  Total long-term debt..     35,000    29,578   29,078   26,250  20,900   4,500  10,601
  Redeemable Preferred
   Stock................        --        --       --       --    3,500   5,500   6,000
  Shareholders' equity..     52,069    42,564   44,270   36,901  29,535  24,487   4,557

                           RESPIRONICS AND HEALTHDYNE
          UNAUDITED SUMMARY PRO FORMA COMBINED SELECTED FINANCIAL DATA

  The following summary pro forma combined selected financial data are presented as if the Merger had been effective July 1, 1994. For the purpose of the unaudited pro forma combined statement of operations data, Respironics' financial data for each of the three fiscal years in the period ended June 30, 1997 and the unaudited three months ended September 30, 1997 and September 30, 1996 have been combined with Healthdyne's financial data for each of the three fiscal years in the period ended June 30, 1997 and the unaudited three months ended September 30, 1997 and September 30, 1996, respectively. Because Healthdyne's actual fiscal year ends on December 31, unaudited quarterly financial data was utilized to develop Healthdyne's financial data for fiscal years ended June 30, 1997, 1996 and 1995 and for the three month periods ended September 30, 1997 and 1996. Healthdyne's financial data for the period from January 1, 1997 through June 30, 1997 that are included in its financial data for the fiscal year ended June 30, 1997 have not been audited. For the purpose of the unaudited pro forma combined balance sheet data, Respironics' financial data at September 30, 1997 were combined with Healthdyne's financial data at September 30, 1997. These summary pro forma combined selected financial data are presented for informational purposes only and are not necessarily indicative of the results of operations that actually would have occurred if the Merger had been effective on July 1, 1994 nor are such data necessarily indicative of future operating results or financial position. See "Unaudited Pro Forma Combined Condensed Financial Statements."

                     (In thousands, except per share data)

                                 THREE MONTHS ENDED
                                    SEPTEMBER 30,    FISCAL YEAR ENDED JUNE 30,
                                 ------------------- --------------------------
                                     1997      1996    1997     1996     1995
                                 --------- --------- -------- -------- --------
PRO FORMA COMBINED STATEMENT OF
 OPERATIONS DATA:
  Net sales..................... $  90,750 $  63,309 $314,543 $236,471 $203,704
  Income from operations........    14,347     9,070   46,930   35,944   27,250
  Net income....................     7,855     5,715   26,425   21,486   16,921
  Income per common share.......      0.24      0.18     0.82     0.71     0.58
  Shares used to compute income
   per common share (1).........    33,117    32,037   32,353   30,285   29,008

                                                  SEPTEMBER 30,
                                                      1997
                                                  -------------
PRO FORMA COMBINED BALANCE SHEET DATA:
  Working capital.........................          $102,395
  Total assets............................           305,739
  Total long-term debt....................            52,869
  Shareholders' equity....................           181,813

--------
(1) Based upon an assumed Exchange Ratio of .9220 shares of Respironics Common Stock for each share of Healthdyne Common Stock.

                  UNAUDITED COMPARATIVE PER SHARE NET INCOME,
                       CASH DIVIDEND AND BOOK VALUE DATA

  Based upon an Exchange Ratio of .9220 shares of Respironics Common Stock for each share of Healthdyne Common Stock outstanding immediately prior to the Merger, the following table sets forth unaudited comparative net income per share, cash dividends declared per share and book value per share data of: (a) Respironics, (b) Respironics Pro Forma adjusted to give effect to the Merger as if the Merger had occurred at July 1, 1994, (c) Healthdyne and (d) the pro forma equivalent of one share of Healthdyne Common Stock. The pro forma equivalent data for Healthdyne are calculated by multiplying the Respironics pro forma combined amounts by such Exchange Ratio. The following information should be used in conjunction with the historical financial statements of Respironics and Healthdyne incorporated by reference in this Joint Proxy Statement/Prospectus and the Unaudited Pro Forma Combined Condensed Financial Statements giving effect to the Merger appearing elsewhere herein. See "Available Information," "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Combined Condensed Financial Statements." The following data are presented for informational purposes only and are not necessarily indicative of the results that actually would have occurred if the Merger had been in effect during the periods presented nor are such data necessarily indicative of future operating results or financial position. There is no assurance that the actual Exchange Ratio will be equivalent to the Exchange Ratio assumed for the purposes of this table. Under the Merger Agreement, the Exchange Ratio could be as high as approximately .9220 shares of Respironics Common Stock for each share of Healthdyne Common Stock or as low as approximately .7734 shares of Respironics Common Stock for each share of Healthdyne Common Stock.

                                                              FISCAL YEAR ENDED
                                                                  JUNE 30,
                                           THREE MONTHS ENDED -----------------
                                           SEPTEMBER 30, 1997 1997  1996  1995
                                           ------------------ ----- ----- -----
RESPIRONICS:
NET INCOME PER COMMON SHARE
  Historical..............................       $0.27        $1.00 $0.84 $0.67
  Pro forma combined......................        0.24         0.82  0.71  0.58
CASH DIVIDEND
  Historical..............................         -0-          -0-   -0-   -0-
BOOK VALUE PER SHARE AT END OF PERIOD
  Historical..............................        7.44         7.16  6.30  3.49
  Pro forma combined......................        5.74         5.49  4.69  2.62
HEALTHDYNE:
NET INCOME PER COMMON SHARE
  Historical..............................        0.17         0.47  0.47  0.42
  Pro forma equivalent....................        0.22         0.76  0.65  0.53
CASH DIVIDEND
  Historical..............................         -0-          -0-   -0-   -0-
  Pro forma equivalent....................         -0-          -0-   -0-   -0-
BOOK VALUE PER SHARE AT END OF PERIOD
  Historical..............................        4.03         3.85  3.26  2.66
  Pro forma equivalent....................        5.80         5.57  4.85  2.99

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained in "Risk Factors" and "The Merger--Background of and Reasons for the Merger" as well as possible or assumed future results of operations of Respironics and Healthdyne set forth under "The Merger-- Background of and Reasons for the Merger--Opinion of Respironics Financial Advisor" and"The Merger--Background of and Reasons for the Merger--Opinion of Healthdyne Financial Advisor," including any forecasts, projections and synergies referred to therein, and certain statements incorporated by reference from documents filed with the SEC by Respironics and Healthdyne, including any statements contained herein or incorporated by reference herein regarding the development of Respironics' and Healthdyne's businesses, the markets for Respironics' and Healthdyne's services and products, anticipated capital expenditures, regulatory reform and the effects of the Merger, and other statements contained or incorporated by reference herein regarding matters that are not historical facts, are or may constitute forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors."

                                 RISK FACTORS

  Holders of Respironics Common Stock and Healthdyne Common Stock should consider carefully all of the information contained in this Joint Proxy Statement/Prospectus, including the following factors:

RISKS RELATED TO THE MERGER

  Uncertainties Associated with the Integration of Businesses. The Merger involves the combination of two companies that have previously operated independently. Among the factors considered by the Respironics Board and the Healthdyne Board in connection with their approval of the Merger Agreement were the opportunities for operating efficiencies that they expect will ultimately result from the Merger. The integration of the companies' operations following the Merger will require the dedication of management resources in order to achieve the anticipated operating efficiencies of the Merger. While Respironics and Healthdyne expect to achieve savings in operating costs as a result of the Merger, no assurance can be given that difficulties encountered in integrating the operations of Respironics and Healthdyne will be overcome or that the benefits expected from such integration will be realized. The difficulties of combining the companies' operations include the necessity of coordinating geographically separated organizations, integrating personnel with diverse business backgrounds and combining different corporate cultures. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of either or both of the combined companies' businesses. The diversion of management's attention and any difficulties encountered in connection with the Merger and the integration of the two companies' operations could have an adverse effect on the business, results of operations or financial condition of the combined companies.

  Subsequent to the Merger, Respironics expects to incur one-time charges and related adjustments in the quarter in which the Merger takes place, currently estimated to be in the range of $20 million to $25 million, to reflect transaction-related expenses, as well as expenses relating to integration of the two companies, including costs relating to severance, contractual obligations and employee relocation, the elimination of duplicate systems and facilities, asset write-downs and other integration costs. This amount is a preliminary estimate only and is therefore subject to change. In addition, there can be no assurance that Respironics will not incur additional charges in subsequent quarters to reflect costs associated with the Merger.

  Substantial Dilution of Ownership Interest of Current Respironics Stockholders. Based on the capitalization of Respironics and Healthdyne as of December 31, 1997, the current stockholders of Respironics will own securities
representing approximately   % of the outstanding Respironics Common Stock on
a fully diluted basis following consummation of the Merger, assuming that all outstanding Healthdyne stock options are exercised, without adjustment in either case for shares acquired by Respironics stockholders in their capacities as shareholders of Healthdyne. This represents substantial dilution of the ownership interest in Respironics of the current Respironics stockholders.

  Dilution to Historical Earnings and Historical Book Value Caused by the Merger. The Merger and the transactions contemplated thereby have a dilutive effect on historical net income per share on a pro forma combined basis for the year ended June 30, 1997 and the three months ended September 30, 1997. The "Unaudited Pro Forma Combined Condensed Statements of Income" illustrate the effect of the Merger on historical net income per share for the year ended June 30, 1997 and the three months ended September 30, 1997. On a historical basis for Respironics, and assuming an Exchange Ratio of .9220, net income per share was $1.00 for the year ended June 30, 1997 and $0.27 for the three months ended September 30, 1997, as compared to $0.82 and $0.24 for the year ended June 30, 1997 and the three months ended September 30, 1997, respectively, on a pro forma basis for the combined companies. Furthermore, the Merger, which will be recorded using the pooling of interests accounting method, will result in an initial decline in book value per share of Respironics Common Stock as a result of the Exchange Ratio and the transaction-related expenses to be incurred in connection with the Merger. As indicated in "Unaudited Comparative Per Share Net Income, Cash Dividend and Book Value Data," had the Merger been completed July 1, 1994 and the $17.5 million after-tax merger expenses been recorded, the historical book value per share of Respironics Common Stock as of September 30, 1997 would have decreased from $7.44 to a pro forma book value per share of $5.74.

  Shares Eligible for Future Sale; Possible Volatility of Stock Prices. After the Merger and assuming the conversion of the 12,996,727 shares of Healthdyne Common Stock outstanding on the Healthdyne Record Date to shares of Respironics Common Stock, approximately 11,353,558 of the shares of Respironics Common Stock issued to Healthdyne shareholders will be freely tradeable and an additional 629,424 shares of Respironics Common Stock will be tradeable under Rules 144 and 145 under the Securities Act following a restricted period ending at such time as financial results covering at least 30 days of post-Merger combined operations have been published (required for pooling of interests accounting treatment). As a result, substantial sales of Respironics Common Stock could occur after the Merger. Sales of a substantial number of such shares of Respironics Common Stock could adversely affect or cause substantial fluctuations in the market price of Respironics Common Stock and impair Respironics' ability to raise additional capital through the sale of its equity securities. As of the Respironics Record Date, Respironics had
outstanding options to purchase approximately      shares of Respironics
Common Stock. As of the Healthdyne Record Date, Healthdyne had outstanding options to purchase approximately 1,585,555 shares of Healthdyne Common Stock, which, if outstanding upon consummation of the Merger, will convert into options to purchase an aggregate of approximately 1,461,881 shares of Respironics Common Stock, assuming an Exchange Ratio of .9220.

  The market prices of Respironics Common Stock and Healthdyne Common Stock are, and are expected to continue to be, subject to significant fluctuations in response to variations in quarterly operating results, announcements of products and developments by competitors, trends in the health care industry in general and the medical device industry in particular, and certain other factors beyond the control of Respironics and Healthdyne. In addition, broad market fluctuations, as well as general economic or political conditions and initiatives, such as health care and reimbursement related initiatives, may adversely affect the market price of Respironics Common Stock, regardless of the operating performance of Respironics after the Merger.

  Uncertainty Concerning Number and Value of Respironics Shares to be Issued in the Merger. The Exchange Ratio for the Merger is determined by dividing $24.00 by the weighted average of the closing prices of Respironics Common Stock for a period consisting of 20 consecutive trading days ending on the third trading day prior to the Closing Date (the "Transaction Share Price") (provided that, if such weighted average is less than $26.03 per share of Respironics Common Stock, then the Transaction Share Price shall be $26.03 per share, and if such weighted average is more than $31.03 per share of Respironics Common Stock, then the Transaction Share Price shall be $31.03 per share of Respironics Common Stock). Accordingly, the number of shares of Respironics Common Stock to be issued in the Merger will be affected by fluctuations in the market price of Respironics Common Stock between $26.03 and $31.03 per share during the Transaction Share Price determination period, and the value of the Respironics shares to be issued in the Merger will be affected by any fluctuations outside of that range. Furthermore, if the weighted average of the closing sales prices of Respironics Common Stock for a period consisting of 20 consecutive trading days ending on the trading day prior to a day which is three trading days after the date upon which stockholder and regulatory approvals have been obtained or three trading days prior to the Closing Date is less than $20.00, either Respironics or Healthdyne may terminate the Merger Agreement. See "The Merger--Conversion of Healthdyne Common Stock; Effect on Respironics Stockholders."

  Certain Anti-Takeover Provisions. The Respironics Rights Plan and certain provisions of the Restated Certificate of Incorporation of Respironics may make an unsolicited acquisition of control of Respironics more difficult or expensive than would otherwise be the case. The Healthdyne Rights Plan and certain provisions of the Articles of Incorporation of Healthdyne and By-Laws of Healthdyne, including the provision adopting the Georgia Fair Price Statute and the Georgia Business Combination Statute, may make an unsolicited acquisition of control of Healthdyne more difficult or expensive than would otherwise be the case if the Merger is not consummated. See "Comparison of Stockholders' Rights."

  Dependence on Key Personnel. The success of the combined companies is dependent upon the retention, training and management of qualified employees, including key employees. Competition for qualified sales, technical and other personnel is intense, and there can be no assurance that the combined companies will be able to attract, assimilate or retain highly qualified employees in the future. If the combined companies are unable to retain and hire such personnel, particularly those in key positions, their business, operating results and financial condition would be materially adversely affected. Additions of new and departures of existing personnel, particularly in key positions, can be disruptive and have a material adverse effect on the combined companies' business, operating results and financial condition. See "--Uncertainties Associated with the Integration of Businesses." See "Interests of Certain Persons in the Merger--New Employment Agreements" for a description of employment agreements to be entered into in connection with the Merger.

RISKS RELATED TO THE COMBINED BUSINESSES

  Pricing Pressure/Health Care Reform. The health care industry in the United States is experiencing a period of extensive change. Changes in the law or new interpretations of existing laws may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business, the extent of coverage and the amount of reimbursement by both government and third party payors. In addition, economic forces, regulatory influences and political initiatives are subjecting the health care industry to fundamental change. The health care industry is experiencing market-driven reforms from forces within the industry that are exerting pressure on health care companies to reduce health care costs. These market-driven changes are resulting in industry-wide consolidation that is expected to increase the downward pressure on health care product margins, as larger buyer and supplier groups exert pricing pressure on providers of medical devices and other health care products. In addition, health care reform proposals have been formulated by the current administration and members of Congress and state legislatures periodically consider various health care reform proposals. Federal, state and local governments will, in all likelihood, continue to review and assess alternative health care delivery systems and payment methodologies, and ongoing public debate of these issues can be expected. The ultimate timing or effect of legislative efforts and market driven reforms cannot be predicted, and short-term cost containment initiatives may vary substantially from long-term reforms and may impact the business of the combined companies. No assurance can be given that any such efforts or reforms will not have an adverse effect on the business, results of operations or financial condition of the combined companies.

  Dependence on Third Parties. The businesses of Respironics and Healthdyne depend upon relationships with durable medical equipment distributors, hospitals, hospital groups, purchasing organizations, physicians, physician groups, home health care organizations, long-term care facilities, and other institutional health care providers. There can be no assurance that the combined companies will be able successfully to maintain and develop the third party relationships that will be required after the Merger, or that certain relationships will not be adversely affected by the Merger. The loss of or damage to existing relationships, or the failure to continue to develop relationships of these kinds, could have a material adverse effect on the business, results of operations and financial condition of the combined companies after the Merger.

  The businesses of Respironics and Healthdyne are also dependent to a large extent upon the ability of customers to obtain adequate reimbursement from third party payors, such as government and private insurance programs, for reselling and renting products and performing procedures using the products, of the two companies. Governmental initiatives focused on achieving cost-effective health care delivery could adversely affect the business of the combined companies. For example, recent changes in governmental regulations reducing government reimbursment amounts for oxygen purchases may adversely affect dealers who are customers for products produced by Respironics and Healthdyne, which in turn could adversely affect the business of Respironics and Healthdyne.

  Uncertain Impact of Growth of Managed Care Organizations. Managed care organizations have grown substantially in terms of the percentage of the population in the United States that receives medical benefits through such organizations and in terms of the influence and control that such organizations are able to exert over an increasingly large portion of the health care industry. In addition, these organizations are continuing to consolidate, and such consolidation may increase the ability of such organizations to influence the practices and pricing involved in the purchase of medical devices, including those sold by the combined companies after the Merger.

  Cost and Uncertainty of Regulatory Compliance. There has been a trend in recent years both in the United States and outside the United States toward more stringent regulation of, and enforcement of requirements applicable to, medical device manufacturers. The continuing trend of more stringent regulatory oversight in product clearance and enforcement activities, while not inhibiting growth or competition in the industry, has tended to cause medical device manufacturers to experience longer approval cycles, more uncertainty, greater risk and higher expenses. At the present time, there are no meaningful indications that this trend will change in the near-term or the long-term, either in the United States or abroad.

  Uncertainty Related to Patents and Proprietary Rights. From time to time, Respironics and Healthdyne have received, and in the future may receive, notices of claims with respect to possible infringement of the intellectual property rights of others or notices of challenges to their intellectual property rights. In some instances such notices have given rise to, or may give rise to, litigation. Any litigation involving the intellectual property rights of the combined companies may be resolved by means of a negotiated settlement or by contesting the claim through the judicial process. There can be no assurance that the business, results of operations or the financial condition of the combined companies will not suffer an adverse impact as a result of intellectual property claims that may be commenced against the combined companies in the future.

  Intense Competition; Rapid Technological and Market Changes. The medical device industry is characterized by rapidly evolving technology and increased competition. Competitors of Respironics and Healthdyne include large medical companies, some of which have greater financial and technical resources and broader product lines than Respironics and Healthdyne, even on a combined basis. Respironics and Healthdyne believe that the principal competitive factors in their respective markets are product features, price, quality, customer service, performance, market reputation, breadth of product offerings and effectiveness of sales and marketing efforts. There are a number of companies that currently offer, or are in the process of developing, products that compete with products offered by Respironics and Healthdyne. Some of these competitors may have greater capital resources, research and development staffs and experience in the medical device industry, including with respect to regulatory compliance in the development, manufacturing and sale of medical products similar to those offered by Respironics and Healthdyne. There can be no assurance that some of these competitors will not succeed in developing technologies and products that are more effective than those currently used or produced by Respironics and Healthdyne or that would render some products offered by Respironics and Healthdyne obsolete or non-competitive.

  Competition based upon price is expected to become an increasingly important factor in customer purchasing patterns as a result of cost containment pressures on, and consolidation in, the health care industry.

Such competition has exerted, and is likely to continue to exert, downward pressure on the prices Respironics and Healthdyne are able to charge for their products. There can be no assurance that after the Merger the combined companies will be able to offset such downward price pressure through corresponding cost reductions. Any failure to offset such pressure could have an adverse effect on the business, results of operations or financial condition of the combined companies.

  Dependence on New Product Development. As existing products of Respironics and Healthdyne become more mature and their existing markets become saturated, the importance to the combined companies after the Merger of developing or acquiring new products will increase. The development of any such products will entail considerable time and expense, including research and development costs or acquisition costs and the time and expense required to obtain necessary regulatory approvals, which could adversely affect the business, results of operations or financial condition of the combined companies. There can be no assurance that such development activities will yield products that can be commercialized profitably or that any product acquisitions can be consummated on commercially reasonable terms or at all. Any failure to acquire or develop new products to supplement more mature products could have an adverse effect on the business, results of operations or financial condition of the combined companies.

  Product Liability Exposure. Because many of the products of both Respironics and Healthdyne are intended to be used in health care settings on patients who may be seriously or critically ill, both companies are exposed to potential product liability claims. From time to time, patients using Respironics and Healthdyne products may suffer serious injury or death, which may lead to product liability claims against both Respironics and Healthdyne. Although both companies currently maintain significant levels of product liability insurance coverage and Respironics plans to continue such coverage after the Merger, there can be no assurance that such product liability insurance will continue to be available or that product liability claims will not have an adverse effect on the business, results of operations or financial condition of the combined companies.

  Impact of Currency Fluctuations; Importance of Foreign Sales and
Operations. Because sales of products by Respironics and Healthdyne outside the United States may sometimes be denominated in local currencies, the results of operations of the combined companies may be affected by changes in exchange rates between certain foreign currencies and the United States dollar. There can be no assurance that, after the Merger, the combined companies will not experience currency fluctuation effects in future periods, which could have an adverse effect on the operating results of the combined companies. In addition, Respironics has foreign manufacturing operations in the Peoples Republic of China, Hong Kong, the Philippines and Germany. Consequently, the operations and financial results of the combined companies after the Merger may be significantly affected by other international factors, including changes in governmental regulations or import and export restrictions, and foreign economic and political conditions generally.

                                 INTRODUCTION

  This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Respironics Board for use at the Respironics Meeting to be held on February 6, 1998, and in connection with the solicitation of proxies by the Healthdyne Board for use at the Healthdyne Meeting to be held on February 6, 1998. This Joint Proxy Statement/Prospectus also serves as a prospectus of Respironics for the Merger Shares.

                            THE RESPIRONICS MEETING

DATE, TIME AND PLACE

  The Respironics Meeting will be held on February 6, 1998, commencing at 10:00 a.m., local time, at Two Mellon Bank Center, in the Auditorium on the Tenth Floor, at 501 Grant Street, Pittsburgh, Pennsylvania, and at any adjournments or postponements thereof.

PURPOSE

  At the Respironics Meeting, stockholders of Respironics will be asked to approve the issuance of the Merger Shares pursuant to the Merger Agreement. The Merger Agreement is attached hereto as Appendix I. See "The Merger."

RECORD DATE AND OUTSTANDING SHARES

  The close of business on January 2, 1998 has been fixed by the Respironics Board as the record date for the determination of holders of shares of Respironics Common Stock entitled to notice of and to vote at the Respironics Meeting. At the close of business on the Respironics Record Date, there were shares of Respironics Common Stock issued and outstanding held by holders of record. At the Respironics Meeting, holders of Respironics Common Stock will be entitled to one vote per share held as of the Respironics Record Date and are not entitled to appraisal rights. See "Appraisal and Dissenters' Rights--Respironics Stockholders."

QUORUM; VOTE REQUIRED

  The required quorum for the transaction of business at the Respironics Meeting is a majority of the shares of Respironics Common Stock outstanding on the Respironics Record Date, either present in person or represented by proxy. Abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be included in determining the number of shares present at the Respironics Meeting.

  Approval of the issuance of the Merger Shares pursuant to the Merger Agreement requires the affirmative vote of a majority of the shares of Respironics Common Stock present in person or represented by proxy and entitled to vote at the Respironics Meeting. Abstentions will be equivalent to "no" votes at the Respironics Meeting. Broker non-votes, as described above, are not considered as shares "entitled to vote" and have no effect on approval of the issuance of the Merger Shares pursuant to the Merger Agreement. Approval of any proposal to adjourn the Respironics Meeting to allow for additional solicitation of proxies or votes requires the affirmative vote of a majority of the shares present or represented at the Respironics Meeting and entitled to vote.

  As of the Respironics Record Date, Respironics' directors, executive officers and their affiliates owned and were entitled to vote an aggregate of 1,943,354 shares of Respironics Common Stock at the Respironics Meeting,
representing   % of the total number of Respironics shares outstanding on the
Respironics Record Date. Pursuant to letter agreements entered into in connection with the Merger Agreement, Respironics directors and executive officers have agreed to vote all shares of Respironics Common Stock owned by
them (representing approximately   % of the outstanding Respironics Common
Stock as of the Respironics Record Date) in favor of the issuance of the Merger Shares pursuant to the Merger Agreement.

SOLICITATION OF PROXIES AND EXPENSES

  The Respironics proxy accompanying this Joint Proxy Statement/Prospectus is solicited on behalf of the Respironics Board for use at the Respironics Meeting. Respironics stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Respironics. All properly executed proxies received by Respironics prior to the vote at the Respironics Meeting that are not revoked will be voted at the Respironics Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Merger Agreement. A Respironics stockholder who has given a proxy may revoke it at any time before it is exercised at the Respironics Meeting by (i) delivering to the Secretary of Respironics (by any means, including facsimile) a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Respironics Meeting, or (iii) attending the Respironics Meeting and voting in person (although attendance at the Respironics Meeting will not, by itself, revoke a proxy).

  It is not anticipated that any matter not referred to herein will be presented for action at the Respironics Meeting. If any other matters are properly brought before the Respironics Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

  Respironics will bear the cost of the solicitation of proxies in the enclosed form from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Respironics may solicit proxies from stockholders by telephone, telegram, letter or in person. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation.

  In addition, Respironics has retained D.F. King & Company ("D.F. King") to assist in the solicitation of proxies. D.F. King may contact stockholders of Respironics by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to beneficial owners of Respironics Common Stock. D.F. King will receive reasonable and customary compensation for its services (estimated at $ ), will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

                            THE HEALTHDYNE MEETING

DATE, TIME AND PLACE

  The Healthdyne Meeting will be held on February 6, 1998 at 10:00 a.m., local time, at the offices of Matria Healthcare, 1850 Parkway Place, Suite 320, Marietta, Georgia 30067, and at any adjournments or postponements thereof.

PURPOSE

  At the Healthdyne Meeting, shareholders of Healthdyne at the close of business on the Healthdyne Record Date will be asked to approve and adopt the Healthdyne Merger Proposal. The Merger Agreement is attached hereto as Appendix I. See "The Merger."

RECORD DATE AND OUTSTANDING SHARES

  The close of business on January 2, 1998 has been fixed by the Healthdyne Board as the record date for the determination of holders of shares of Healthdyne Common Stock entitled to notice of and to vote at the Healthdyne Meeting. At the close of business on the Healthdyne Record Date, there were 12,996,727 shares of Healthdyne Common Stock issued and outstanding held by
[    ] holders of record. At the Healthdyne Meeting, holders of Healthdyne
Common Stock will be entitled to one vote per share of Healthdyne Common Stock held as of the Healthdyne Record Date and are not entitled to dissenters' rights. See "Appraisal and Dissenters' Rights--Healthdyne Shareholders."

QUORUM; VOTE REQUIRED

  The required quorum for the transaction of business at the Healthdyne Meeting is a majority of the shares of Healthdyne Common Stock outstanding on the Healthdyne Record Date, either present in person or represented by proxy. Abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be included in determining the number of shares present at the Healthdyne Meeting.

  Approval of the Merger Agreement requires the affirmative vote of at least a majority of the outstanding shares of Healthdyne Common Stock entitled to vote at the Healthdyne Meeting, voting together as a single class.

Since the required vote of the Healthdyne shareholders is based upon the number of outstanding shares of Healthdyne Common Stock rather than upon the shares actually voted in person or by proxy at the Healthdyne Meeting, the failure by the holder of any such shares to submit a proxy or to vote in person at the Healthdyne Meeting (including abstentions and broker non-votes, as described above) will have the same effect as a vote against approval and adoption of the Merger Agreement. Approval of any proposal to adjourn the Healthdyne Meeting to allow for additional solicitation of proxies or votes requires the affirmative vote of at least a majority of the total shares present or represented at the Healthdyne Meeting.

  As of the Healthdyne Record Date, Healthdyne directors, executive officers and their affiliates owned and were entitled to vote an aggregate of 682,673 shares of Healthdyne Common Stock at the Healthdyne Meeting, representing 5.3% of the total number of Healthdyne shares outstanding on the Healthdyne Record Date. Pursuant to letter agreements entered into in connection with the Merger Agreement, Healthdyne's directors and executive officers have agreed to vote all shares of Healthdyne Common Stock owned by them (representing approximately 5.3% of the outstanding Healthdyne Common Stock as of the Healthdyne Record Date) in favor of the Healthdyne Merger Proposal.

SOLICITATION OF PROXIES AND EXPENSES

  The Healthdyne proxy accompanying this Joint Proxy Statement/Prospectus is solicited on behalf of the Healthdyne Board for use at the Healthdyne Meeting. Healthdyne shareholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Healthdyne. All properly executed proxies received by Healthdyne prior to the vote at the Healthdyne Meeting that are not revoked will be voted at the Healthdyne Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the Merger Agreement. A Healthdyne shareholder who has given a proxy may revoke it at any time before it is exercised at the Healthdyne Meeting by (i) delivering to the Secretary of Healthdyne (by any means, including facsimile) a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Healthdyne Meeting, or (iii) attending the Healthdyne Meeting and voting in person (although attendance at the Healthdyne Meeting will not, by itself, revoke a proxy).

  It is not anticipated that any matter not referred to herein will be presented for action at the Healthdyne Meeting. If any other matters are properly brought before the Healthdyne Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

  Healthdyne will bear the cost of the solicitation of proxies in the enclosed form from its shareholders. In addition to solicitation by mail, the directors, officers and employees of Healthdyne may solicit proxies from shareholders by telephone, telegram, letter or in person. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation.

  In addition, Healthdyne has retained Morrow & Co., Inc. ("Morrow") to assist in the solicitation of proxies. Morrow may contact shareholders of Healthdyne by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials to beneficial owners of Healthdyne Common Stock. Morrow will receive reasonable and customary compensation for its services (estimated at $10,000), will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

                                 THE COMPANIES

RESPIRONICS

  Respironics is incorporated under the laws of Delaware, and is a leading developer, manufacturer and marketer of medical devices used for the treatment of patients suffering from respiratory disorders. Respironics' products are technologically advanced, are designed to improve the effectiveness of patient care and are used primarily in the home and hospitals, as well as in emergency medical settings and alternative care facilities. Respironics' primary product lines are: (i) continuous positive airway pressure devices and bi-level positive airway pressure devices for the treatment of obstructive sleep apnea, a serious disorder characterized by the repeated cessation of breathing during sleep; (ii) ventilation devices, including bi-level non-invasive ventilatory support units and portable invasive volume ventilator units; and (iii) patient mask products.

  Respironics' research and development efforts are focused on understanding the problems faced by cardiopulmonary physicians and their patients' needs and on maintaining technological leadership in its core product areas. Respironics maintains both formal and informal relationships with physician practitioners and researchers (including sleep laboratories) to supplement these research and development efforts. Respironics' research and development efforts enable it to capitalize on opportunities in the respiratory medical product business through upgrading its current products as well as developing new products.

  Respironics markets its products through a sales organization consisting of approximately 100 direct and independent sales representatives, who sell to a network of over 2,500 medical product dealers. In certain foreign markets, Respironics' products are sold directly to end users. Respironics also rents its products, primarily to distributors. Respironics' sales are currently comprised of 63% equipment and 37% consumable and single-use products.

  Respironics' principal executive offices are located at 1501 Ardmore Boulevard, Pittsburgh, Pennsylvania 15221 and its telephone number is (412) 731-2100. Additional information regarding Respironics is contained in its filings with the SEC pursuant to the Exchange Act. See "Available Information" and "Incorporation of Certain Documents by Reference."

HEALTHDYNE

  Healthdyne is incorporated under the laws of Georgia, and is a leading designer, manufacturer, and marketer of technologically advanced medical devices for use in the home and hospital as well as for specialized clinical settings such as subacute facilities, neonatal intensive care units, sleep laboratories, clinics and physician offices ("Alternate Care Sites"). Healthdyne's principal products include diagnostic and therapeutic devices for the evaluation and treatment of sleep disorders, such as obstructive sleep apnea; non-invasive ventilators, oxygen delivery systems, asthma management devices such as peak flow meters, drug delivery systems and medication nebulizers for the treatment of respiratory disorders; monitoring devices for newborns and infants at risk for critical disorders such as SIDS; and fiberoptic phototherapy devices for the treatment of neonatal jaundice. Healthdyne is a significant global competitor in the rapidly growing business of diagnosing and treating sleep disorders, is one of the leaders in the United States in respiratory care devices, including asthma management, and is also the leading supplier of home monitoring devices for infants at risk for SIDS. Healthdyne is also engaged in the development and manufacture of several additional product lines complementary to its focus on home care and Alternate Care Sites, including fetal monitoring during labor and delivery and non-invasive detection of bilirubin.

  Healthdyne's research and development efforts are focused on strengthening its technological position in its core product areas and taking advantage of opportunities in expanding medical technology markets through upgrading the design and technological sophistication of its current products, as well as developing new products. Healthdyne conducts research and development for new products in its manufacturing facilities in Marietta, Georgia; Indianapolis, Indiana; and Vista, California; its HealthScan subsidiary in New Jersey; and its development facility in Brussels, Belgium. Healthdyne provides engineering and manufacturing support for existing products in the United States and utilizes outside resources for highly specialized product development requirements. Healthdyne has also pursued an aggressive business development program to enter into strategic alliances, acquisitions, licenses and other partnerships to help in meeting its strategic objectives and to capitalize on short and long term trends in the industry.

  Healthdyne markets its products through a field sales force comprised of sales employees, independent manufacturers' representatives, and distributors. Healthdyne's field sales force markets its products to the home care and other specialized markets, as well as to the hospital market for certain products. Healthdyne's home health care products are made available to patients through approximately 3,500 dealer locations throughout the United States and Canada. Healthdyne also sells its products internationally, primarily in Europe, the Far East, and Latin America. Healthdyne seeks one major distributor for each targeted country and currently has distribution arrangements in 30 countries, which typically market Healthdyne's products through their own sales force. For certain products, Healthdyne enters into separate distributor arrangements.

  Healthdyne's principal executive offices are located at 1255 Kennestone Circle, Marietta, Georgia 30066, and its telephone number is (770) 499-1212. Additional information regarding Healthdyne is contained in its filings with the SEC pursuant to the Exchange Act. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                  THE MERGER

  This portion of the Joint Proxy Statement/Prospectus describes various aspects of the Merger, including all aspects deemed material by Respironics and Healthdyne. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement attached hereto as Appendix I and incorporated herein by reference. All stockholders of Respironics and shareholders of Healthdyne are urged to read the Merger Agreement in its entirety.

GENERAL

  The Merger Agreement provides that, subject to the satisfaction of certain conditions (including, among other things, approval of the issuance of the Merger Shares pursuant to the Merger Agreement by the stockholders of Respironics, approval and adoption of the Merger Agreement by the shareholders of Healthdyne and receipt of certain regulatory approvals), Merger Subsidiary, a wholly owned subsidiary of Respironics, will be merged into and with Healthdyne. Upon consummation of the Merger, Healthdyne will become a wholly owned subsidiary of Respironics, and the shareholders of Healthdyne will become stockholders of Respironics.

BACKGROUND OF AND REASONS FOR THE MERGER

  Background of the Merger. During the period 1994-1996, Invacare approached Healthdyne on several occasions to discuss possible business combination transactions, and on each occasion after due consideration of the Invacare overture, Healthdyne determined not to pursue a transaction with Invacare.

  On January 2, 1997, Invacare sent a letter to Healthdyne indicating Invacare's persistent interest in a combination with Healthdyne and proposing to acquire Healthdyne in a negotiated merger transaction in which shareholders of Healthdyne would receive $12.50 in cash for each share of Healthdyne Common Stock. On January 8, 1997, Healthdyne sent Invacare a letter stating that the Healthdyne Board planned to consider Invacare's $12.50 per share proposal at the next regularly scheduled Board meeting. On January 10, 1997, Invacare issued a press release disclosing its initial proposal to acquire all Healthdyne shares.

  On January 27, 1997, Invacare commenced an unsolicited tender offer (the "Invacare Offer") to purchase any and all of the outstanding shares of Healthdyne Common Stock, including the associated preferred stock purchase rights of Healthdyne, at $13.00 per share. The Invacare Offer was subject to various conditions. The Invacare Offer also stated that if the Healthdyne Board opposed the Invacare Offer, Invacare intended to nominate individuals for election as directors of Healthdyne, would consider making shareholder proposals and planned to solicit proxies from shareholders for the purpose of electing Invacare's nominees and approving Invacare's proposals at Healthdyne's 1997 annual meeting.

  On January 30, 1997, the Healthdyne Board considered the Invacare Offer and unanimously concluded that the Invacare Offer was grossly inadequate and recommended that Healthdyne's shareholders reject the Invacare Offer and not tender their Healthdyne shares in the Invacare Offer.

  From time to time during the pendency of the Invacare Offer, there were discussions between BT Alex. Brown, Respironics' financial advisor, and Cowen, Healthdyne's financial advisor, as to a possible business combination transaction with Respironics. At such time, both Healthdyne and Respironics had determined that it was not in their best interests to further pursue discussions regarding a possible business combination transaction.

  On March 31, 1997, Invacare announced that it was increasing the price in its tender offer from $13.00 per share to $13.50 per share. On April 2, 1997, Healthdyne issued a press release announcing that the Healthdyne Board had unanimously rejected the revised offer from Invacare and continued to recommend that Healthdyne's shareholders reject the revised Invacare Offer.

  On June 4, 1997, Invacare again increased the price in its tender offer from $13.50 per share to $15.00 per share, which it described as its "best and final" offer. On June 19, 1997, Healthdyne announced that the Healthdyne Board had rejected Invacare's $15.00 per share offer as grossly inadequate and recommended that Healthdyne shareholders not tender their shares in the Invacare Offer.

  On June 20, 1997, the Healthdyne Board met and reaffirmed its decision not to sell or merge Healthdyne. However, in the interest of exploring alternatives to Invacare's $15.00 per share offer, the Healthdyne Board instructed Healthdyne's management to contact certain parties which had expressed or may have an interest in a potential transaction with Healthdyne, as well as considering other possible transactions employing leverage to deliver value to Healthdyne's shareholders.

  On July 3, 1997, the Federal District Court in Atlanta upheld the "continuing directors" provision of the Healthdyne Rights Plan which had been challenged by Invacare. (See "Comparison of Stockholders' Rights--The Healthdyne Rights Plan"). Thereafter, the United States Court of Appeals for the Eleventh Circuit denied Invacare's request for an expedited appeal of the District Court's decision and Invacare determined to seek the election of only four out of seven directors at Healthdyne's 1997 annual meeting.

  On July 11, 1997, Respironics announced that it had filed a patent infringement lawsuit against Healthdyne in the Federal District Court in Pittsburgh alleging unlawful use of Respironics' patented bi-level technology.

  On July 19, 1997, Healthdyne and Respironics entered into a confidentiality agreement in connection with Respironics' consideration of a possible acquisition of or merger with Healthdyne. In addition, Healthdyne entered into similar confidentiality agreements with several other parties. On July 21, 1997, representatives of Respironics and its financial advisor met with representatives of Healthdyne and its financial advisor to preliminarily discuss the possibility of pursuing a business combination between the companies following Healthdyne's 1997 annual meeting.

  On July 23, 1997, Healthdyne announced that it had received an indication of interest from a major corporation to acquire Healthdyne at a price higher than Invacare's $15.00 per share offer. Healthdyne also stated that it would accept the best proposal to acquire or merge Healthdyne as long as such proposal reflected Healthdyne's true value. At Healthdyne's 1997 annual meeting on July 30, 1997, all of Healthdyne's nominees were re-elected to the Healthdyne Board and Invacare's shareholder proposals were adopted. On August 1, 1997, Invacare terminated the Invacare Offer.

  Following Healthdyne's 1997 annual meeting, the Healthdyne Board determined that it would be advisable to continue exploring a possible strategic business combination or other transaction which would provide value to Healthdyne's shareholders. On or about September 19, 1997, Cowen sent letters to all of the third parties which had expressed an interest in Healthdyne (including Respironics), and advised such interested parties that they should submit proposals for a business combination with Healthdyne by October 2, 1997.

  On September 24, 1997, the Respironics Board met with management and Respironics' financial advisor, BT Alex. Brown, and reviewed various matters concerning Healthdyne's business and potential acquisition strategies. The Respironics Board authorized the submission of a proposal for a business combination with Healthdyne.

  On October 2, 1997, the Healthdyne Board met with its financial and legal advisors to consider the proposals received by Cowen. Respironics submitted a proposal to merge with Healthdyne in a tax-free, pooling of interests transaction in which Healthdyne shareholders would receive $20.00 per share payable in Respironics Common Stock, subject to a customary "collar" and completion of due diligence. Respironics included a draft merger agreement with its proposal. Healthdyne also received a proposal from a third party (the "Third Party") for a similar merger transaction in which the Healthdyne shareholders would receive $19.50 per share payable in common stock of the Third Party. The Healthdyne Board then directed Cowen to negotiate better proposals from both Respironics and the Third Party.

  On October 10, 1997, the Third Party increased its proposal to $20.50 per Healthdyne share, conditioned on Healthdyne's agreement to negotiate exclusively with the Third Party for a one week period. Thereafter, following a meeting of the Healthdyne Board, Healthdyne advised the Third Party that it would negotiate exclusively with the Third Party until Friday, October 17, 1997.

  On October 15, 1997, the Respironics Board met with management and Respironics' financial advisor and authorized the submission of a revised proposal for a business combination with Healthdyne.

  On October 17, 1997, Respironics submitted a revised proposal to the Healthdyne Board indicating that Respironics was prepared to increase its proposal to $24.00 per Healthdyne share, payable in Respironics Common Stock. The revised proposal from Respironics was subject to completion of financial, legal and operational due diligence and requested Healthdyne to agree to a fifteen day exclusive negotiating period.

  On October 18, 1997, counsel to the Third Party delivered to Healthdyne and its counsel a draft merger agreement and proposed "lock-up" stock option agreement.

  On Monday, October 20, 1997, the Healthdyne Board met to receive an update from its financial and legal advisors. At such meeting, Cowen provided the Board with a financial analysis of the two proposals and counsel provided the Board with a comparison of the draft merger agreements proposed by each of Respironics and the Third Party, recognizing that neither of such agreements had been negotiated. The Healthdyne Board instructed management and Cowen to pursue negotiations with both parties, including advising Respironics that Healthdyne was not in a position to agree to negotiate exclusively with Respironics. In addition, the Healthdyne Board requested that counsel advise the Board with respect to the prospects of receiving regulatory approval for a merger with either Respironics or the Third Party.

  On October 21, 1997, representatives of the Third Party and its financial advisor conducted due diligence at Healthdyne's offices. On October 22, 1997, Healthdyne's counsel furnished the Third Party's counsel with comments on the draft merger agreement.

  On October 23, 1997, Respironics submitted another letter to the Healthdyne Board reaffirming its $24.00 per share proposal and again advising Healthdyne that it would require a fifteen day exclusive negotiating period. Respironics indicated that it was prepared to commence due diligence on Monday, October 27, 1997 and that such due diligence could be completed by November 5, 1997.

  On Friday, October 24, 1997, Healthdyne and the Third Party terminated their discussions.

  On Monday, October 27, 1997, Respironics and its financial advisor and legal counsel commenced due diligence at the offices of Healthdyne and, later that week and the following week, at certain of Healthdyne's manufacturing facilities. Also, on that date, Healthdyne received a letter from the Third Party formally withdrawing its proposal to merge with Healthdyne. Later in the day on October 27, 1997, the Healthdyne Board held a meeting to receive an update on the status of Healthdyne's discussions with Respironics and the Third Party. Also, on that day, Healthdyne agreed to the exclusive negotiating period requested by Respironics.

  Representatives of Respironics and its legal counsel continued to conduct due diligence during the week of October 27, 1997. During that week, counsel for Healthdyne and Respironics began negotiating the terms and conditions of the draft merger agreement which had been submitted with Respironics' initial proposal.

  During the week of November 2, 1997, Healthdyne, its legal counsel and representatives of Cowen conducted due diligence with respect to Respironics at the offices of Respironics' counsel in Pittsburgh, Pennsylvania. Counsel for Respironics and Healthdyne continued, their negotiations on the proposed merger agreement and Healthdyne conducted due diligence at certain of Respironics' facilities. In addition, certain members of Healthdyne's senior management commenced negotiations with representatives of Respironics regarding the terms of their employment agreements following the proposed Merger. Negotiations between Healthdyne and Respironics and their respective counsel and between certain members of Healthdyne's senior management and Respironics continued through Monday, November 10, 1997.

  During a meeting of the Respironics Board on November 7, 1997, the Respironics Board was updated as to the status of the proposed transaction, including the status of negotiations on the proposed merger agreement, and Respironics' counsel presented a written summary of the terms of the proposed merger agreement. BT Alex. Brown rendered to the Respironics Board its oral opinion (which was subsequently confirmed by delivery of a written opinion dated November 10, 1997, the date of execution of the Merger Agreement) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair to Respironics from a financial point of view, and reviewed for the Board the financial analyses performed by BT Alex. Brown in connection therewith (see "--Opinion of Respironics Financial Advisor"). The Respironics Board unanimously approved the proposed merger agreement, and authorized Mr. Meteny to finalize the terms of the merger agreement.

  On Sunday, November 9, 1997, the Healthdyne Board met to receive an update on the pending negotiations between Healthdyne and Respironics. At such meeting, Cowen provided the Healthdyne Board with a financial analysis of the proposed Merger (see "--Opinion of Healthdyne Financial Advisor") and counsel to Healthdyne reviewed the terms and provisions of the proposed merger agreement and the issues that still needed to be resolved. At such meeting, Messrs. Petit, Dewberry and Yokubinas were given the responsibility to negotiate and attempt to resolve the remaining issues relating to the proposed merger agreement and to facilitate the resolution of the remaining issues in the proposed new employment agreements between certain members of Healthdyne's senior management and Respironics.

  During the evening of Sunday, November 9, 1997 and on Monday, November 10, 1997, various discussions and negotiations were held by certain members of the Healthdyne Board and representatives of Respironics, during which the terms of the proposed merger agreement and the employment agreements were finalized.

  During the evening of November 10, 1997, the Healthdyne Board met with its financial and legal advisors to consider the proposed merger agreement and the transactions contemplated thereby. At such meeting, Healthdyne's financial and legal advisors updated their presentations to the Healthdyne Board from the previous day concerning the proposed transaction and Cowen rendered to the Healthdyne Board an opinion to the effect that the financial terms of the transaction contemplated by the Merger Agreement are fair, from a financial point of view, to Healthdyne's shareholders. Following the Healthdyne Board's review of the proposed transaction, the Healthdyne Board unanimously approved the proposed Merger Agreement and authorized the execution and delivery of the Merger Agreement and related documents.

  During the late evening of November 10, 1997, the Merger Agreement was executed and delivered by all parties thereto. On the morning of November 11, 1997, Respironics and Healthdyne issued a joint press release announcing the execution of the Merger Agreement.

  At the annual meeting of the Respironics Board on November 19, 1997, the final, executed version of the Merger Agreement was presented to the Respironics Board and the Respironics Board unanimously ratified and approved the Merger Agreement.

  Reasons for the Merger--Respironics; Recommendation of the Respironics Board. The Respironics Board has concluded that the proposed Merger is in the best interests of Respironics and its stockholders because, among other reasons, the Merger would further Respironics' mission to be first and best at anticipating and solving problems in the cardiopulmonary marketplace and would further its corporate strategies of strengthening customer partnerships, expanding geographic markets, and improving its innovation capabilities.

  The Respironics Board concluded that the proposed Merger will further such mission and strategies because of its belief that, among other things:

  1. The combination of Respironics and Healthdyne will result in a company focused on customer satisfaction and positioned to meet the needs of home care and hospital customers;

  2. Respironics' global product development, manufacturing, and distribution capabilities will be strengthened;

  3. Respironics' product line will be significantly broadened with the addition of Healthdyne's existing complementary product offerings in infant monitoring, sleep diagnostics, oxygen, and asthma management as well as Healthdyne's new products currently under development;

  4. Respironics' "critical mass" of revenues, profits, and assets will be increased significantly; and

  5. The retention of key Healthdyne executives will strengthen Respironics' already experienced management team.

  In reaching its conclusion that the proposed Merger is fair to, and in the best interests of, Respironics and its stockholders, the Respironics Board also considered a number of factors, including, but not limited to, the following:

  (i) Its knowledge of the business, operations, properties, assets, financial condition, operating results, and prospects of Respironics and Healthdyne;

  (ii) Current industry, economic and market conditions;

  (iii) Presentations by Respironics management with respect to Respironics, Healthdyne and the Merger;

  (iv) The financial presentation and opinion of BT Alex. Brown to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair to Respironics from a financial point of view (see "--Opinion of Respironics Financial Advisor");

  (v) The terms of the Merger Agreement and the nature and amount of the termination fees that may be payable under certain circumstances;

  (vi) The accounting and tax treatment of the Merger; and

  (vii) The opportunity for Respironics stockholders to participate in a larger and more diverse company.

  In view of the variety of factors considered in connection with its evaluation of the Merger, the Respironics Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Respironics Board may have given different weights to different factors.

  FOR THE REASONS DESCRIBED ABOVE, THE RESPIRONICS BOARD HAS UNANIMOUSLY APPROVED THE ISSUANCE OF SHARES OF RESPIRONICS COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, RESPIRONICS AND THE RESPIRONICS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF THE MERGER SHARES PURSUANT TO THE MERGER AGREEMENT.

  Opinion of Respironics Financial Advisor. Respironics engaged BT Alex. Brown to act as its exclusive financial advisor in connection with the Merger. On November 7, 1997, at a meeting of the Respironics Board held to evaluate the proposed Merger, BT Alex. Brown rendered to the Respironics Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated November 10, 1997, the date of execution of the Merger Agreement) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair from a financial point of view to Respironics. No limitations were imposed by the Respironics Board upon BT Alex. Brown with respect to the investigations made or the procedures followed by it in rendering its opinion.

  The full text of the written opinion of BT Alex. Brown dated November 10, 1997, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix II to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. BT ALEX. BROWN'S OPINION IS DIRECTED TO THE RESPIRONICS BOARD, ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO RESPIRONICS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE RESPIRONICS MEETING. The summary of the opinion of BT Alex. Brown in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

  In connection with its opinion, BT Alex. Brown reviewed certain publicly available financial information and other information concerning Respironics and Healthdyne and certain internal analyses and other information furnished to BT Alex. Brown by Respironics and Healthdyne. BT Alex. Brown also held discussions with members of the senior managements of Respironics and Healthdyne regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, BT Alex. Brown (i) reviewed the reported prices and trading activity for Respironics Common Stock and Healthdyne Common Stock, (ii) compared certain financial and stock market information for Respironics and Healthdyne with similar information of certain other companies whose securities are publicly traded,
(iii) reviewed the financial terms of certain recent business combinations which BT Alex. Brown deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as BT Alex. Brown deemed appropriate.

  As described in its opinion, BT Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with BT Alex. Brown for purposes of its opinion. With respect to the information relating to the prospects of Respironics or Healthdyne, BT Alex. Brown assumed that such information reflected the best currently available judgments and estimates of the managements of Respironics and Healthdyne as to the likely future financial performances of their respective companies and of the combined company. BT Alex. Brown also assumed that the Merger would qualify for pooling-of-interests accounting treatment and as a tax-free transaction. BT Alex. Brown did not make nor was it provided with an independent evaluation or appraisal of the assets or liabilities of Respironics and Healthdyne. BT Alex. Brown's opinion does not constitute an opinion as to the price at which the Respironics Common Stock will actually trade at any time. BT Alex. Brown's opinion was based on market, economic and other conditions as they existed and could be evaluated as of the date of its opinion. Although BT Alex. Brown evaluated the Exchange Ratio from a financial point of view, the type and amount of consideration payable in the Merger was determined through negotiation between Respironics and Healthdyne.

  The following is a summary of the material analyses and factors considered by BT Alex. Brown in connection with its opinion to the Respironics Board dated November 10, 1997:

  Analysis of Selected Public Companies. BT Alex. Brown compared certain financial and stock market information for Respironics and Healthdyne with similar information for the following selected publicly held companies in the medical devices industry: (i) in the case of Respironics: Allied Healthcare Products, Inc., Ballard Medical Products, Graham-Field Health Products, Inc., Invacare Corporation, Mallinckrodt Group Inc., ResMed Inc., Sunrise Medical Inc. and Vital Signs, Inc. (the "Respironics Selected Companies") and (ii) in the case of Healthdyne, the Respironics Selected Companies and Respironics (the "Healthdyne Selected Companies"). BT Alex. Brown calculated equity market values relative to each company's net income for the latest 12 months and earnings per share ("EPS") for calendar years 1997, 1998 and 1999, and adjusted market values (equity market value, plus debt, less cash and equivalents) relative to each company's latest 12 months revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT"). All multiples were based on closing stock prices on November 5, 1997. EPS estimates for the Healthdyne Selected Companies were based on analysts' estimates as reported by I/B/E/S, a market research database, and EPS estimates for Healthdyne were based on analysts' estimates as reported by I/B/E/S as revised by the management of Respironics. This analysis indicated multiples for the Respironics Selected Companies of latest 12 months net income and estimated calendar 1997, 1998 and 1999 EPS of 15.2x to 25.9x (with a mean of 21.1x), 14.2x to 28.9x (with a mean of 20.3x), 12.3x to 22.7x (with a mean of 17.4x) and 9.8x to 15.6x (with a mean of 12.7x), respectively, and latest 12 months revenues, EBITDA and EBIT of 0.8x to 5.3x (with a mean of 2.2x), 7.8x to 14.7x (with a mean of 10.3x) and 8.9x to 18.6x (with a mean of 13.3x), respectively. This analysis indicated multiples for the Healthdyne Selected Companies of latest 12 months net income and estimated calendar 1997, 1998 and 1999 EPS of 15.2x to 27.1x (with a mean of 22.0x), 14.2x to 28.9x (with a mean of 21.0x), 12.3x to 22.7x (with a mean of 17.8x) and 9.8x to 16.9x (with a mean of 13.3x), respectively, and latest 12 months revenues, EBITDA and EBIT of 0.8x to 5.3x (with a mean of 2.3x), 7.8x to 14.7x (with a mean of 10.7x) and 8.9x to 18.6x (with a mean of 13.7x), respectively. These multiples compare with multiples of latest 12 months net income and estimated calendar 1997, 1998 and 1999 EPS and latest 12 months revenues, EBITDA and EBIT for Respironics of 27.1x, 25.1x, 20.5x, 16.9x, 2.9x, 13.0x and 16.5x, respectively. Based on the closing stock price of Respironics Common Stock on November 5, 1997, the Exchange Ratio equated to implied multiples for Healthdyne of latest 12 months net income and estimated calendar 1997, 1998 and 1999 EPS of 37.9x, 30.0x, 22.2x and 16.9x, respectively, and latest 12 months revenues, EBITDA and EBIT of 2.5x, 17.5x and 21.7x, respectively.

  Analysis of Recent Mergers and Acquisitions. BT Alex. Brown reviewed the purchase price, implied transaction multiples and premiums paid in 13 selected merger and acquisition transactions announced or effected in the medical devices industry (the "Selected Transactions"). All multiples were based on publicly available information at the time of announcement of such transaction. This analysis indicated (i) implied equity market value multiples for the Selected Transactions of latest 12 months net income and one-year forward net income of 11.4x to 40.1x (with a mean of 29.8x) and 18.5x to 30.4x (with a mean of 24.0x), respectively; (ii) implied adjusted market value multiples for the Selected Transactions of latest 12 months revenues, EBITDA and EBIT of 1.0x to 5.0x (with a mean of 2.4x), 9.9x to 23.6x (with a mean of 15.0x) and 7.9x to 26.6x (with a mean of 18.5x), respectively; and (iii) a range of premiums, based on the target company's stock price one-month prior, and one-day prior, to public announcement of the transaction of approximately 4.9% to 89.5% (with a mean of 50.3%) and 9.7% to 48.8% (with a mean of 34.8%), respectively. Based on the closing stock price of Respironics Common Stock on November 5, 1997, the Exchange Ratio equated to (i) implied equity market value multiples of Healthdyne's latest 12 months net income and one-year forward net income of 37.9x and 22.3x, respectively; (ii) implied adjusted market value multiples of Healthdyne's latest 12 revenues, EBITDA and EBIT of 2.5x, 17.5x and 21.7x, respectively; and (iii) premiums payable in the Merger based on the closing stock price of

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

Healthdyne Common Stock one-month prior, and one-day prior, to public announcement of the Merger of approximately 28.9% and 20.0%, respectively.

  Discounted Cash Flow Analysis. BT Alex. Brown performed a discounted cash flow analysis of Respironics and Healthdyne to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that Respironics and Healthdyne could generate over the years 1998 through 2002 based, in the case of Respironics, on extrapolated analysts' estimates as reported by I/B/E/S and, in the case of Healthdyne, on extrapolated analysts' estimates as reported by I/B/E/S as revised by the management of Respironics. The stand-alone discounted cash flow analysis was determined by (i) adding (x) the present value at December 31, 1997 of the projected free cash flows of Respironics and Healthdyne over the period 1998 through 2002 and (y) the present value at December 31, 1997 of the estimated terminal values of Respironics and Healthdyne in year 2002 and (ii) subtracting the current net debt of Respironics and Healthdyne at September 30, 1997. The range of estimated terminal values for Respironics and Healthdyne was calculated by applying terminal value multiples ranging from 8.0x to 12.0x to the projected 2002 EBITDA of Respironics and Healthdyne. The cash flows and terminal values of Respironics and Healthdyne were discounted to present value using discount rates ranging from 12% to 16%. This analysis yielded equity reference ranges for Respironics Common Stock and Healthdyne Common Stock of approximately $24.59 to $40.62 per share and approximately $24.44 to $42.39 per share, respectively.

  Premiums Paid Analysis. BT Alex. Brown reviewed the range of premiums paid in 94 change of control transactions with transaction values of $250 million to $500 million involving non-finance companies. These transactions indicated a range of premiums, based on the target company's stock price one-month prior, and one-day prior, to public announcement of the transaction of approximately (1.1)% to 118.2% (with a mean of 44.1%) and (16.1%) to 105.5%
(with a mean of 32.8%), respectively. BT Alex. Brown also reviewed the range of premiums paid in 20 change of control transactions with transaction values of $250 million to $500 million involving health care companies. These transactions indicated a range of premiums, based on the target company's stock price one-month prior, and one-day prior, to public announcement of the transaction of approximately (1.1%) to 84.6% (with a mean of 39.4%) and (16.1%) to 80.5% (with a mean of 23.6%), respectively. The premiums payable in the Merger based on the closing stock price of Healthdyne Common Stock one-month prior, and one-day prior, to public announcement of the Merger were approximately 28.9% and 20.0%, respectively.

  Historical Exchange Ratio Analysis. BT Alex. Brown reviewed the historical ratio of the daily per share market closing prices of Healthdyne Common Stock divided by the corresponding prices of Respironics Common Stock over 180 trading days, 30 trading days, one month prior to, and as of, November 5, 1997. Such average exchange ratios for the aforementioned time periods and as of such dates were 0.712, 0.666, 0.631, and 0.711, respectively, as compared to the Exchange Ratio (based on Respironics' share price during the 20 trading days prior to November 5, 1997) of 0.853.

  Contribution Analysis. BT Alex. Brown analyzed the relative contributions of Respironics and Healthdyne to the estimated revenues, EBITDA, EBIT and net income of the pro forma combined company for the latest 12 months ended September 30, 1997, to the estimated net income of the pro forma combined company for calendar years 1997, 1998 and 1999 based, in the case of Respironics, on analysts' estimates as reported by I/B/E/S and, in the case of Healthdyne, on analysts' estimates as reported by I/B/E/S as revised by the management of Respironics, and to the estimated book value of the pro forma combined company as of September 30, 1997, and compared such contributions to the pro forma ownership of the holders of Respironics Common Stock in the pro forma combined company. This analysis indicated that (i) for the latest 12 months ended September 30, 1997, Respironics would have contributed approximately 57.4% of the revenues, 67.7% of the EBITDA, 67.2% of the EBIT and 70.6% of the net income of the pro forma combined company; (ii) in calendar years 1997, 1998 and 1999, Respironics would contribute approximately 68.1%, 65.1% and 62.4%, respectively, of the net income of the pro forma combined company; and (iii) as of September 30, 1997, Respironics would contribute approximately 73.9% of the book value of the pro forma combined company. Based on the Exchange Ratio (based on Respironics' share price during the 20 trading days prior to November 5, 1997), current holders of

Respironics Common Stock would own approximately 63.2% of the pro forma combined company upon consummation of the Merger.

  Pro Forma Merger Analysis. BT Alex. Brown analyzed the pro forma effects of the Merger on the EPS of Respironics in calendar years 1998 and 1999 based, in the case of Respironics, on analysts' estimates as reported by I/B/E/S and, in the case of Healthdyne, on analysts' estimates as reported by I/B/E/S as revised by the management of Respironics, both before and after giving effect to certain cost savings and other potential synergies anticipated by the managements of Respironics and Healthdyne to result from the Merger (excluding non-recurring costs resulting from the Merger). This analysis indicated that the Merger could be dilutive to the EPS of Respironics in calendar years 1998 and 1999 before giving effect to such potential cost savings and synergies (excluding non-recurring costs resulting from the Merger), and could be accretive to the EPS of Respironics in calendar years 1998 and 1999 after giving effect to such potential cost savings and synergies (excluding non-recurring costs resulting from the Merger). The actual operating or financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, the timing and amount of synergies, the costs associated with achieving such synergies and other factors.

  Other Analyses. In rendering its opinion, BT Alex. Brown also reviewed and considered, among other things: (i) historical market prices for Respironics Common Stock and Healthdyne Common Stock relative to the S&P 500 Index and
(ii) selected analysts' reports on Respironics and Healthdyne, including growth rate estimates of such analysts for Respironics and Healthdyne.

  The summary set forth above does not purport to be a complete description of the opinion of BT Alex. Brown to the Respironics Board or the financial analyses performed and factors considered by BT Alex. Brown in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BT Alex. Brown believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting portions of the above summary, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In performing its analyses, BT Alex. Brown made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Respironics and Healthdyne. No company, transaction or business used in such analyses as a comparison is identical to Respironics, Healthdyne, or the proposed Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. BT Alex. Brown's opinion and financial analyses were only one of many factors considered by the Respironics Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board of Directors or management of Respironics with respect to the Exchange Ratio or the Merger.

  BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. Respironics selected BT Alex. Brown to serve as its exclusive financial advisor based on BT Alex. Brown's reputation, expertise and familiarity with Respironics and its business. BT Alex. Brown previously has provided various financing and financial advisory services to Respironics, for which services BT

Alex. Brown has received customary compensation. BT Alex. Brown maintains a market in Respironics Common Stock and regularly publishes research reports regarding the health care industry and the businesses and securities of Respironics and other publicly traded companies in the health care industry. In the ordinary course of business, BT Alex. Brown may actively trade the securities of both Respironics and Healthdyne for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in securities of Respironics and Healthdyne.

  Pursuant to the terms of BT Alex. Brown's engagement, Respironics has agreed to pay BT Alex. Brown, upon consummation of the Merger, an aggregate financial advisory fee of $3.0 million. In addition, Respironics has agreed to reimburse BT Alex. Brown for its out- of-pocket expenses, including fees and disbursements of counsel, and to indemnify BT Alex. Brown and certain related parties against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.

  Reasons for the Merger--Healthdyne; Recommendation of the Healthdyne
Board. The Healthdyne Board has unanimously determined that the Merger and related transactions are fair to, and in the best interests of, Healthdyne and its shareholders. In reaching its decision, the Healthdyne Board consulted with senior management; Healthdyne's legal counsel with respect to the legal duties of the Board, regulatory matters, the Merger Agreement and issues related thereto; and with Cowen with respect to the financial aspects and fairness of the Merger and the fairness of the consideration to be received by Healthdyne's shareholders.

  Prior to approving the Merger, the Healthdyne Board received information regarding, and analyzed and carefully considered, among other things, a number of factors, including, but not limited to, the following:

  (i) Information concerning the business, financial condition, earnings, results of operations, cash flows, as well as the management, competitive position, prospects, capital levels and asset quality of Healthdyne and Respironics, both historically and as a combined entity, and the influence of current industry, economic and market conditions;

  (ii) The strategic alternatives available to Healthdyne (including remaining as an independent company), particularly in view of the statement made by the Healthdyne Board during the pendency of the Invacare Offer that it would accept the best proposal to acquire or merge Healthdyne as long as such proposal reflected Healthdyne's true value;

  (iii) The fact that Cowen implemented procedures to solicit proposals from third parties to merge with or acquire Healthdyne, and that discussions had been conducted with likely interested parties in the context of a process intended to maximize shareholder value through the solicitation of proposals from those parties believed to have the most significant interest in acquiring or merging with Healthdyne and that Respironics' proposal was the best offer received in such process;

  (iv) The financial presentation and opinion from Cowen to the effect that the financial terms of the transaction contemplated by the Merger Agreement are fair, from a financial point of view, to the Healthdyne shareholders (see "--Opinion of Healthdyne Financial Advisor");

  (v) The risks of remaining as an independent company, including, among others, the risks of being unable to meet or exceed projections and current growth rates due to increasing competitive pressures in the markets in which Healthdyne operates;

  (vi) Historical market prices and trading information with respect to the Healthdyne Common Stock and the Respironics Common Stock and the formula set forth in the Merger Agreement which would be used as a basis for determining the Exchange Ratio;

  (vii) The fact that Healthdyne's shareholders would maintain a significant ownership stake in the combined company and would have the opportunity for potential appreciation in the value of the shares of Respironics Common Stock to be received in the Merger. In addition, the Healthdyne Board noted that

Respironics expected the Merger to be accretive to Respironics' earnings in the first full fiscal year following the Merger;

  (viii) The fact that the Merger was structured so that Healthdyne shareholders would receive Respironics Common Stock in an exchange that would be non-taxable for federal income tax purposes;

  (ix) The intended treatment of the Merger as a "pooling of interests" for financial reporting and accounting purposes;

  (x) The compatibility of the businesses and operating philosophies of both companies;

  (xi) The excellent strategic fit between the two companies in view of their respective product lines, markets and distribution channels and the potential synergies that could be realized given that Respironics' worldwide manufacturing operations would complement and enhance Healthdyne's global distribution network of specialty sales forces and manufacturers' representatives. The strategic fit of Respironics' sleep apnea, portable ventilation and patient interface products with Healthdyne's monitoring, diagnostic and therapeutic devices for various respiratory disorders would expand the combined entity's array of products in the international respiratory industry, where distribution coverage, reach and product breadth are crucial;

  (xii) The opportunity to realize economies of scale and increased efficiencies of operations and synergies to the benefit of shareholders and customers. In addition, the combined company would have increased market capitalization and financial strength, as well as increased product breadth, better distribution, enhanced research and development capabilities, and access to new respiratory and monitoring opportunities;

  (xiii) The establishment of a transition team, as provided for in the Merger Agreement, consisting of selected senior management from both companies and at least one independent consultant for the purpose of facilitating the Merger and integrating the two companies;

  (xiv) The continued presence of three Healthdyne directors on the Respironics Board following the Merger and the continuation of certain members of the senior management of Healthdyne in the management of the combined company;

  (xv) The regulatory approvals required to consummate the Merger and the prospects for obtaining such approvals;

  (xvi) The terms and conditions of the Merger Agreement, including, among others, the fact that the Merger Agreement permits the Healthdyne Board, in the exercise of its fiduciary duties, to engage in negotiations with or to furnish information to third parties in response to unsolicited takeover proposals and to terminate the Merger Agreement in order to enter into a definitive agreement relating to an alternative takeover proposal, upon payment of a $12 million termination fee; and

  (xvii) The fact that if the Merger were consummated, Respironics' patent infringement lawsuit against Healthdyne would be terminated.

  The foregoing discussion of the information and factors considered by the Healthdyne Board is not intended to be exhaustive. Following consideration of such information and factors described above, the Healthdyne Board concluded that the Merger is fair to, and in the best interests of, the Healthdyne shareholders. In reaching this conclusion, the Healthdyne Board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the above information and factors or determine that any information or factor was of particular importance. Rather, the Healthdyne Board viewed its decision and recommendation as being based on the totality of information and factors presented to and considered by it and considered such information collectively in connection with its review of the Merger Agreement and the proposed transaction. In addition, individual members of the Healthdyne Board may have given different weight to different information and factors. For a discussion of the interests of certain members of Healthdyne's management and directors in the Merger, see "--Interests of Certain Persons in the Merger."

  FOR THE REASONS DESCRIBED ABOVE, THE HEALTHDYNE BOARD HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, HEALTHDYNE AND ITS SHAREHOLDERS. ACCORDINGLY, THE HEALTHDYNE BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT HEALTHDYNE'S SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  Opinion of Healthdyne Financial Advisor. Pursuant to the engagement letter, dated January 13, 1997 (the "Cowen Engagement Letter"), the Board retained Cowen to serve as its financial advisor to assist Healthdyne in evaluating strategic business alternatives including the possible sale of Healthdyne. As part of this engagement, Cowen was asked to render an opinion to the Healthdyne Board as to the fairness, from a financial point of view, to the holders of Healthdyne Common Stock of the financial terms of the Merger Agreement.

  On November 9 and 10, 1997, Cowen delivered certain of its written analyses and on November 10, 1997 delivered its opinion to the Healthdyne Board, to the effect that, as of such date, the financial terms of the Merger were fair, from a financial point of view, to the holders of Healthdyne Common Stock. THE FULL TEXT OF THE WRITTEN OPINION OF COWEN, DATED NOVEMBER 10, 1997, IS ATTACHED HERETO AS APPENDIX III AND IS INCORPORATED BY REFERENCE. HOLDERS OF HEALTHDYNE COMMON STOCK ARE URGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY COWEN. THIS SUMMARY OF THE WRITTEN OPINION OF COWEN, SET FORTH HEREIN, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. COWEN'S ANALYSES AND OPINION WERE PREPARED FOR AND ADDRESSED TO THE BOARD AND ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE FINANCIAL TERMS OF THE MERGER, AND DO NOT CONSTITUTE AN OPINION AS TO THE MERITS OF THE MERGER OR A RECOMMENDATION TO ANY HOLDERS OF HEALTHDYNE COMMON STOCK AS TO HOW TO VOTE AT THE HEALTHDYNE MEETING.

  Cowen was selected by the Board as its financial advisor, to render an opinion to the Board, because Cowen is a nationally recognized investment banking firm and because the principals of Cowen have substantial experience in transactions similar to the Merger and are familiar with Healthdyne and its businesses. As part of its investment banking business, Cowen is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Cowen served as the lead manager for Healthdyne's June 1993 initial public offering, advised Healthdyne in its May 1995 spin-off from Healthdyne, Inc. and advised Healthdyne with respect to the May 1995 implementation of the Healthdyne Rights Plan. Cowen also served as a co-manager for a public equity offering for Respironics in April 1996. Cowen received customary fees for such services. Pursuant to the Cowen Engagement Letter, Cowen also provided financial advisory services to Healthdyne in connection with the unsolicited acquisition proposals made by Invacare. See "--Background of the Merger." In addition, in the ordinary course of its business, Cowen and its affiliates trade the equity securities of Healthdyne and Respironics for their own account and for the accounts of their customers, and accordingly, may at any time hold a long or short position in such securities.

  In arriving at its opinion, Cowen has, among other things: (i) reviewed Healthdyne's financial statements for the fiscal years ended December 31, 1994, 1995 and 1996 and for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, certain publicly available filings with the SEC and certain other relevant financial and operating data of Healthdyne; (ii) reviewed Respironics' financial statements for the fiscal years ended June 30, 1995, 1996 and 1997 and for the fiscal quarter ended September 30, 1997, certain publicly available filings with the SEC and certain other relevant financial and operating data of Respironics; (iii) reviewed the Merger Agreement; (iv) held meetings and discussions with management and senior personnel of both Healthdyne and Respironics to discuss the business, operations, historical financial results and future prospects of Healthdyne and Respironics following the Merger; (v) reviewed with the managements of Healthdyne and Respironics First Call consensus earnings per share estimates of financial institutions for

Healthdyne and Respironics, respectively, and reviewed financial projections furnished to Cowen by the management of Healthdyne, including, among other things, the capital structure, sales, net income, cash flow, capital requirements and other data of Healthdyne which Cowen deemed relevant; (vi) reviewed the valuation of Healthdyne and Respironics in comparison to other similar publicly traded companies; (vii) reviewed the historical prices and trading activity of Healthdyne Common Stock from June 22, 1993 through November 7, 1997 and compared those trading histories with those of other companies which Cowen deemed relevant; (viii) based on First Call estimates, analyzed the potential pro forma financial effects of the Merger; (ix) compared the Merger with other similar transactions in which control of an entity was acquired; and (x) conducted such other studies, analyses, inquiries and investigations as Cowen deemed appropriate. At the request of Healthdyne, Cowen solicited third party indications of interest in acquiring all or substantially all of the stock or assets of Healthdyne. See "--Background of the Merger."

  In rendering its opinion, Cowen relied upon Healthdyne's management with respect to the accuracy and completeness of financial and other information concerning Healthdyne furnished to Cowen as described above, other than the First Call estimates referred to above. Cowen has not assumed any responsibility for independent verification of such information, including financial information and First Call estimates, nor has Cowen made an independent evaluation or appraisal of any of the properties or assets of Healthdyne or Respironics.

  Cowen's opinion is necessarily based on general economic, market, financial and other conditions as they exist on, and can be evaluated as of, the date thereof, as well as the information then currently available to Cowen. It should be understood that, although subsequent developments may affect Cowen's opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion. Cowen's opinion does not constitute a recommendation to any holder of Healthdyne Common Stock as to how such holder should vote on the proposed Merger. The opinion does not imply any conclusion as to the likely trading range for the Respironics Common Stock following consummation of the Merger, which may vary depending on numerous factors that generally influence the price of securities. The opinion is limited to the fairness, from a financial point of view, of the terms of the Merger. Cowen expresses no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the Healthdyne Board to approve, or Healthdyne's decision to consummate, the Merger.

  For purposes of rendering its opinion, Cowen has assumed in all respects material to its analysis that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Cowen has also assumed that all governmental, regulatory or other consents and approvals contemplated by the Merger Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would be materially adverse to the best interests of the combined companies.

  The following is a brief summary of certain financial analyses performed by Cowen to arrive at its opinion with respect to the Merger. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Healthdyne the assumptions on which such analyses were based and other factors, including the projected financial results of the combined company. No limitations were imposed by the Healthdyne Board with respect to the investigations made or procedures followed by Cowen in rendering its opinion. The amount of consideration exchanged in the Merger was not determined by Cowen, but through negotiations between Healthdyne and Respironics.

  Analysis of Certain Mergers. Cowen reviewed the financial terms, to the extent publicly available, of 14 selected transactions (collectively, the "Selected Mergers") involving the acquisition of companies in the respiratory products industry, which were announced or completed since April 16, 1992. Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents ("Enterprise Value") paid in the Selected Mergers as a multiple of latest reported twelve month ("LTM") revenues, earnings before interest expense, income, taxes, depreciation, and amortization ("EBITDA") and earnings before interest expense and income taxes ("EBIT") and also examined the multiples of equity value paid in the Selected Mergers to LTM earnings.

  Such analysis indicated that, for the Selected Mergers, (i) the median values of Enterprise Value as a multiple of LTM revenue, EBITDA and EBIT were
1.63 times, 14.4 times and 22.4 times, respectively; and (ii) the corresponding multiple of LTM earnings was 36.6 times.

  The corresponding multiples of LTM revenues, LTM EBITDA and LTM EBIT for Healthdyne implied by the Merger are 2.54 times, 17.2 times and 21.6 times, respectively. The corresponding multiple of LTM earnings implied by the Merger is 37.8 times. In addition, the $24.00 per share value implied by the Merger represented premiums of 19.0% and 25.8%, respectively, over Healthdyne's Common Stock closing price one week and four weeks prior to November 10, 1997.

  Although the Selected Mergers were used for comparison purposes, none of such transactions is directly comparable to the Merger, and none of the companies in such transactions is directly comparable to Healthdyne or Respironics. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Healthdyne to which they are being compared.

  Analysis of Certain Publicly Traded Companies. To provide contextual data and comparative market information, Cowen compared selected historical operating and financial ratios for Healthdyne to the corresponding data and ratios of three public respiratory products companies (the "Selected Respiratory Companies") whose securities are publicly traded and which Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Healthdyne. These companies were: Novametrix Medical Systems, Inc.; ResMed, Inc.; and Vital Signs, Inc. Additionally, Cowen reviewed other selected medical technology companies with certain operations deemed to be comparable to Healthdyne (the "Selected Other Comparable Industry Players" and, together with the Selected Respiratory Companies, the "Selected Companies"). These companies include: Ballard Medical Products, Inc.; Invacare Corporation; Mallinckrodt, Inc.; Marquette Medical Systems, Inc.; and Thermo Electron Corporation. Such data and ratios include the Enterprise Value of such Selected Companies as multiples of revenues, EBITDA and EBIT for the LTM period, and the market capitalization of common stock of such Selected Companies as a multiple of the book value of common shareholders' equity. Cowen also examined the ratios of the current prices of the Selected Companies to the LTM earnings per share ("EPS"), estimated calendar year 1997 EPS (as estimated by First Call) and estimated EPS for the following calendar year 1998 (as estimated by First Call) for these companies.

  Such analysis indicated that, for the Selected Companies, (i) the median values of Enterprise Value as a multiple of LTM revenue, EBITDA and EBIT were
2.19 times, 14.1 times and 15.7 times, respectively; (ii) the median of market capitalization of common stock as a multiple of the book value of common shareholders' equity was 3.28 times; and (iii) the median values of price per share as a multiple of LTM EPS and estimated EPS for the calendar years 1997 and 1998 were 22.6 times, 19.5 times and 16.4 times, respectively.

  The corresponding multiples of LTM revenues, EBITDA, and EBIT for Healthdyne implied by the Merger are 2.54 times, 17.2 times and 21.6 times, respectively. The corresponding multiple of market capitalization of common stock as a multiple of the book value of common shareholders' equity for Healthdyne implied by the Merger is 6.45 times. In addition, the corresponding multiples of the LTM EPS and estimated EPS for the 1997 and 1998 calendar years for Healthdyne implied by the Merger are 36.6 times, 30.8 times and 22.6 times, respectively.

  Although the Selected Companies were used for comparison purposes, none of such companies is directly comparable to Healthdyne. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or Healthdyne to which they are being compared.

  Pro Forma Earnings Analysis. Cowen analyzed the potential effect of the Merger on the projected combined income statement of Healthdyne and Respironics for Respironics' fiscal and calendar years ending June 30, 1998 and December 31, 1998, respectively. This analysis was based on: a) third-party estimates for earnings of Healthdyne and Respironics; and b) Respironics' prevailing market price of $26.75 per share as of November 7, 1997. This analysis concluded that the Merger would not be materially accretive or dilutive to projected EPS for the combined company for the fiscal year ending June 30, 1998. Cowen's pro forma earnings analysis excluded the possible effect of cost savings and synergies that could result from the Merger, as no such information was provided to Cowen.

  Contribution Analysis. Cowen analyzed the respective financial and other contributions of Healthdyne and Respironics to the combined company's revenues, EBIT, net income, cash, total assets, long-term debt and equity (book value) for LTM ended September 30, 1997. This analysis showed that Healthdyne contributed to the combined company 42.6% of revenues, 33.4% of EBIT, and 29.3% of net income for LTM ended September 30, 1997, and 8.4% of cash, 37.4% of total assets, 66.1% of long-term debt and 26.1% of equity (book value) on September 30, 1997.

  Pro Forma Ownership Analysis of the Combined Company. Cowen analyzed pro forma ownership in the combined company by shareholders of Healthdyne. Cowen's analysis concluded that holders of Healthdyne Common Stock would own approximately 38% of the combined company if the Merger is consummated assuming a Respironics stock price of $26.75, which price reflects the closing price of Respironics stock as reported on the NASDAQ NMS on November 7, 1997.

  Stock Trading History. To provide contextual data and comparative market data, Cowen reviewed the historical market prices and trading volumes of Healthdyne Common Stock from June 22, 1993 (the first trading day of Healthdyne Common Stock) to November 7, 1997 and of Respironics Common Stock from November 7, 1996 to November 7, 1997. Cowen noted that over the indicated periods the high and low prices for shares of Healthdyne Common Stock were $21.13 and $5.63, respectively.

  Premiums Paid Analysis. Cowen reviewed 20 selected transactions announced between April 16, 1992 and August 25, 1997 in the respiratory and medical technology industries (based on data provided by Cowen's proprietary Mergers & Acquisitions database). With respect to these transactions, Cowen analyzed the percentage premium of equity value paid above closing equity value one trading day and four weeks prior to the announcement of the transaction. The one trading day premiums paid median for transactions within the respiratory and the medical technology sectors were 29.5% and 28.9%, respectively. The four week premiums paid median for transactions within the respiratory and medical technology sectors were 51.5% and 45.1%, respectively. The corresponding premiums implied by the terms of the one trading day and four weeks prior to the announcement of the Merger are 18.9% and 27.6%, respectively.

  The summary set forth above does not purport to be a complete description of the analyses performed by Cowen. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Healthdyne Board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Healthdyne and Respironics. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and none of Healthdyne, Respironics, Cowen or any other person assumes responsibility for their accuracy or responsibility if future results are materially different from those forecast. As mentioned above, the analyses supplied by Cowen and its opinion were among many factors taken into consideration by the Healthdyne Board in making its determination to approve the Merger Agreement. The analyses of Cowen and its opinion should not be considered as determinative of the decision of Healthdyne to consummate the Merger. See "Reasons for the Merger--Healthdyne; Recommendation of the Healthdyne Board."

  Pursuant to the Cowen Engagement Letter, Healthdyne has agreed to pay certain fees to Cowen for its financial advisory services provided in connection with the Merger, all of which are contingent upon consummation thereof. If the Merger is consummated, Cowen will be entitled to receive a transaction fee equal to approximately 1% of the aggregate consideration to Healthdyne shareholders in the Merger, depending on the actual amount of such aggregate consideration, payable upon consummation of the Merger. Assuming the Respironics Common Stock issued in the Merger is valued at $22.375 per share, such transaction fee is estimated to be approximately $2.9 million. Additionally, Healthdyne has agreed to reimburse Cowen for its out-of-pocket expenses (including the reasonable fees and expenses of its counsel) incurred or accrued during the period of, and in connection with, Cowen's engagement. Healthdyne has also agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Cowen as financial advisor to the Healthdyne Board in connection with the Merger, unless it is finally judicially determined that such liabilities arose out of Cowen's gross negligence or willful misconduct. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm's length between Healthdyne and Cowen, and the Healthdyne Board is aware of such arrangement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Healthdyne Board, shareholders should be aware that certain officers and directors of Healthdyne have interests in the Merger that are in addition to the interests of shareholders of Healthdyne generally. Additionally, the summary of the agreements described in this Joint Proxy Statement/Prospectus is qualified in its entirety by the full text of such agreements, which text will govern the contractual rights and obligations of the parties.

  New Employment Agreements. In connection with the execution of the Merger Agreement, and as contemplated therein, Healthdyne and Respironics entered into a new employment agreement (the "New Agreements") with each of the following executive officers of Healthdyne: Mr. Craig B. Reynolds, President and Chief Executive Officer; Mr. John L. Miclot, Senior Vice-President--Sales and Marketing; Mr. Robert E. Tucker, Senior Vice-President--Operations; and Mr. Jeffrey A. North, Vice-President and Corporate Controller, (the "Subject Executives"). Under their respective New Agreements, the Subject Executives will provide services to Respironics in the following capacities: Mr. Reynolds--Senior Vice President, New Product Development; Mr. Miclot--Vice President, International Operations; Mr. Tucker--Vice President, New Product Development; and Mr. North--Controller for the Marietta, Georgia Facility. The New Agreements, which take effect only if and at the time that the Merger becomes effective, will supersede Non-Competition Agreements (as described below) to which each of the Subject Executives was a party and, upon the New Agreements becoming effective, each such Non-Competition Agreement with respect to the applicable Subject Executive will become null and void without any payment being due or owing to the Subject Executive except as may be provided in the New Agreements.

  The New Agreements have a three-year term, subject to automatic one-year extensions, absent notice of intention not to renew from one party to the other. The Subject Executives' initial base salaries after March 1, 1998 (Mr. Reynolds--$251,538; Mr. Miclot--$203,679; Mr. Tucker--$203,679; and Mr.
North--$130,200) and benefit entitlements are set forth in the respective New Agreements. Under the provisions of the New Agreements, each Subject Executive will, upon a termination of the Subject Executive's employment by

Respironics without "cause" or by the Subject Executive for certain specified reasons, be entitled for a period of the greater of the balance of the term or two years (except that, in the case of Mr. Reynolds the applicable period will be three years), to continuation of (i) W-2 wages (except that Mr. Reynolds will be entitled to a lump sum payment, in lieu of wage continuation, in an amount equal to his W-2 wages over the past three years), (ii) Respironics paid health insurance and (iii) the Subject Executive's car allowance (collectively "the Continuation Benefits"). In general, if a Subject Executive terminates his employment, except for certain specified reasons, he will not be entitled to any additional compensation or benefits (other than vested benefits). However, if a Subject Executive terminates his employment, except for certain specified reasons, between 18 and 24 months after the Closing Date of the Merger (between 18 and 30 months in Mr. Reynolds' case), he will receive for a period of 12 months (36 months in the case of Mr. Reynolds) (i) W-2 wages (averaged over the past three years), (ii) Respironics paid health insurance and (iii) the Subject Executive's car allowance. If, following a "change of control" of Respironics (as defined in the New Agreements) not approved by a majority of disinterested directors of the Respironics Board, the Subject Executive's employment is terminated by Respironics without cause or by the Subject Executive for any reason, the Subject Executive will be entitled to a lump sum payment equal to three times the Subject Executive's average W-2 wages over the past three years and to receive the other Continuation Benefits for a period of three years. The Subject Executive will also be entitled to an additional gross-up payment (the "Gross-Up Payment") if any excise taxes on the Subject Executive pursuant to Code Sections 280G and 4999 are imposed. The New Agreements contain restrictive covenants applicable to the Subject Executives, pertaining to competition, solicitation and confidentiality, which run for a period of up to three years (indefinitely, in the case of the confidentiality covenant as it relates to confidential information that constitutes a trade secret, or for three years as it relates to confidential information that does not constitute a trade secret) following termination of employment. Under the New Agreements, Messrs. Reynolds, Miclot, Tucker and North would be entitled to receive approximately $1,333,000 (lump-sum payment), $634,000 (paid out over three years), $1,103,000 (paid out over three years), and $501,000 (paid out over three years), respectively, upon termination of employment by Respironics without cause or by the Subject Executive for certain specified reasons assuming termination immediately following the Merger.

  Also, pursuant to the Merger Agreement and subject to the Merger becoming effective, each Subject Executive entered into a Supplemental Employment Agreement with Respironics (the "Supplemental Agreements"). The Supplemental Agreements principally provide that in consideration for the access the Subject Executive will have to confidential or proprietary information of Respironics and Respironics' willingness to grant stock options to acquire shares of Respironics Common Stock (Mr. Reynolds--40,000 shares, Mr. Miclot-- 20,000 shares, Mr. Tucker--20,000 shares and Mr. North--7,500 shares) to the Subject Executive in connection with the commencement of the Subject Executive's employment, the Subject Executive covenants and agrees among other things (i) to hold and safeguard specified proprietary "property" of Respironics and not to disclose confidential information, and (ii) to disclose and assign to Respironics any inventions, discoveries and improvements authored, conceived or made by the Subject Executive as well as his rights therein.

  Non-Competition Agreements. Each of Ms. Leslie R. Jones, Vice President, General Counsel and Secretary of Healthdyne, and Mr. M. Wayne Boylston, Vice President--Finance, Chief Financial Officer and Treasurer of Healthdyne, is a party to an individual Non-Competition Agreement, each dated May 22, 1995 (the "Non-Competition Agreements") with Healthdyne. The Non-Competition Agreements provide that in the event of a termination of employment by Healthdyne without "cause" or by the executive for "good reason" following a "change of control" (each as defined therein), the executive will be entitled to a lump sum payment (the "Termination Payment"), equal to approximately three times the executive's average annual W-2 compensation for the five-year period ending prior to the date of such termination. In addition, for a period of three years following the executive's date of termination (the "Three-Year Period"), the executive, along with his or her eligible dependents, will be entitled to continued participation in Healthdyne's applicable health and welfare plans. The executive will also be entitled, during the Three-Year Period, to the continued use of the executive's (or an equivalent) company-leased automobile along with reimbursement for all associated costs. The Non-Competition Agreements provide that if payments and benefits provided thereunder result in the executive becoming subject to any excise tax imposed under Sections 4999 and 280G of the Code, the executive will receive a Gross-Up Payment relating to such excise tax. The Gross-Up Payment will be payable simultaneously with the Termination Payment.

  In return for the compensation and benefits payable to the executive under the Non-Competition Agreement, the executive has covenanted therein that, for a period of twelve months commencing on the executive's date of termination, the executive will not (within specified scope and geographic limitations) compete with Healthdyne or enter into any of certain proscribed relationships with any entity that does compete with Healthdyne (a "Competitor"). The noncompetition provisions will not apply in the event that (i) less than thirty percent (30%) of the Competitor's revenue in the last fiscal year was related to the Competitor's product lines which compete with Healthdyne ("Competing Products"), or (ii) the individual provides services to a Competitor which are unrelated to the Competitor's Competing Products.

  Pursuant to the Merger Agreement, Respironics will honor, and will cause Healthdyne, as the surviving corporation in the Merger, to honor, the terms and provisions of the Non-Competition Agreements, and acknowledges that the Merger constitutes a "change of control" for purposes of such agreements.

  Under the Non-Competition Agreements, Ms. Jones would be entitled to receive approximately $694,000 and Mr. Boylston would be entitled to receive approximately $599,000, in the event that his or her employment is terminated by Respironics or is terminated by the employee for "Good Reason" in 1998 after the Merger.

  Consulting Agreements. The Merger Agreement provides that, at or prior to the Closing, Respironics and Healthdyne will enter into Consulting Agreements (the "Consulting Agreements") with each of Ms. Jones and Mr. Boylston and with Paul Yokubinas, a director of Healthdyne, the form of which will be reasonably satisfactory to Respironics. The Consulting Agreements (i) will be for a term of six (6) months, (ii) will provide that the consultant will provide Respironics and Healthdyne various consulting services, as may be requested from time to time during such six (6) month period not to exceed five hours per week, to assist Respironics and Healthdyne in the integration of Healthdyne and its business with Respironics following the Merger, and (iii) will provide for compensation to the consultant based on the consultant's normal and customary hourly rate in connection with the consulting services requested to be performed by Respironics or Healthdyne, together with reimbursement to the consultant of actual out-of-pocket expenses incurred by the consultant in performing services.

  Retirement Benefits. Healthdyne's executive officers participate in a Retirement Benefit Award Program. The Retirement Benefit Award Program is intended to provide Healthdyne's executive officers with a "target retirement income" upon normal retirement (age sixty-five (65)) that is equal to approximately sixty percent (60%) of an executive's average base annual salary (computed by averaging the executive's base annual salary for the three (3) years in which it was the highest). Except as otherwise provided below, an executive must generally complete a minimum of ten (10) years of service to become "vested" in the Retirement Benefit Award, and a total of twenty (20) years of service to accrue the full benefits thereunder. Retirement Benefit Awards are offset by other benefits an executive may receive from other sources (e.g., social security benefits or other retirement benefits as defined in the Retirement Benefit Award Program). Retirement Benefit Awards are paid out of general corporate assets, or a trust established specifically for such purpose. In the event of a "change in control" of Healthdyne or termination of the Retirement Benefit Award Program, the benefits accrued to date under these Retirement Benefit Awards cease to be forfeitable upon certain specified events and each executive officer may require the combined company to place in trust for the executive officer's benefit an amount of money equal to the present value of the executive officer's accrued retirement benefit. The Merger Agreement provides that Respironics acknowledges that the Merger will constitute a "change of control" for purposes of the Retirement Benefit Awards. Benefits are calculated to include three additional years of service for executive officers who are entitled to compensation under a Non-Competition Agreement with Healthdyne or any successor or replacement arrangement thereto. The executive officers who participate in this retirement program and the approximate amounts that Healthdyne would be required to place in trust for each such executive officer as of March 1, 1998 based on information available as of December 31, 1997, if requested thereunder, are as follows:

Mr. Reynolds--$407,000; Mr. Miclot--$23,000; Mr. Tucker--$253,000; Mr. North--
$98,000; Ms. Jones--$86,000; and Mr. Boylston--$68,000.

  Insurance Agreements. Healthdyne has entered into Split-Dollar Life Insurance Agreements ("Insurance Agreements") with its executive officers. If an executive officer dies prior to termination of employment with Healthdyne and prior to his or her Security Release Date (as defined in the Insurance Agreements), the executive officer's designated beneficiary will be entitled to receive as a death benefit an amount equal to two and one-half times the executive officer's annual base salary at the time of death. To the extent that the death benefit under the policy exceeds such amount, the balance of the death benefit shall be payable to Healthdyne. By making continued premium payments under the Insurance Agreements, Healthdyne retains a security interest in the policy until the executive officer's Security Release Date or until the executive officer terminates his or her employment on account of a "Qualifying Termination." If an executive's employment is terminated for "cause" (as that term is defined in the Insurance Agreements), or if the executive voluntarily terminates employment before the Security Release Date without good reason, such executive shall forfeit all rights to benefits under the Insurance Agreement, and, to the extent required by the Insurance Agreement, shall withdraw any available benefits provided thereunder and transfer them to Healthdyne. A Qualifying Termination occurs if an executive officer's employment is terminated without "cause", or the executive terminates employment for "good reason" within one year of a "change of control," (as those terms are defined in the Insurance Agreements). After the executive officer is terminated as a result of a Qualifying Termination, however, the executive officer is entitled to exercise all of his or her ownership in the policy without any limitation. Pursuant to the Retirement Benefit Awards, as amended, the value of the policy is then offset against Healthdyne's obligations under the Retirement Benefit Award under certain circumstances.

  The Merger Agreement provides that Respironics acknowledges that the Merger will constitute a "change of control," and consequently a "Qualifying Termination," for purposes of the Insurance Agreements.

  As of November 30, 1997, the policies that would be released to Mr. Reynolds, Mr. Miclot, Mr. Tucker, Mr. North, Ms. Jones, and Mr. Boylston under the Insurance Agreements upon such Qualifying Termination had cash surrender values of approximately $111,000, $23,000, $85,000, $44,000, $46,000, and
$33,000, respectively. Any such policy value that is released to an executive officer will be offset against retirement benefits payable as described above.

  Stock Option Plans. Pursuant to the Merger Agreement, as of the Effective Time, each outstanding stock option for Healthdyne Common Stock (the "Healthdyne Options") under Healthdyne's 1993 Stock Option Plan, 1993 Nonemployee Director Stock Option Plan, 1995 Stock Option Plan II, and 1996 Stock Option Plan (the "Healthdyne Option Plans"), whether vested or unvested, will be deemed to constitute an option (a "Substitute Option") to acquire, on the same terms and conditions as were applicable under such Healthdyne Option (which Substitute Option has become vested and exercisable in accordance with its terms and the terms of the applicable Healthdyne Option Plan), the same number of shares of Respironics Common Stock as the holder of such Healthdyne Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Healthdyne Common Stock otherwise purchasable pursuant to such Healthdyne Option divided by (z) the number of full shares of Respironics Common Stock deemed purchasable pursuant to such Healthdyne Option in accordance with the foregoing; provided, however, that in the case of any Healthdyne Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option will be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time, Respironics will make all necessary arrangements with respect to the Healthdyne Option Plans to permit the assumption of the unexercised Healthdyne Options by Respironics pursuant to the Merger Agreement.

  Certain Employee Benefits. As soon as administratively practicable following the Effective Time, Respironics will take appropriate actions so that employees of Healthdyne and its subsidiaries who become employees of Respironics or remain employees of Healthdyne or its subsidiaries shall be entitled to participate in generally applicable Respironics employee benefit plans on the same basis as other similarly situated employees of Respironics and its subsidiaries. Prior service of such employees with Healthdyne or its subsidiaries (including service with predecessor entities to the extent recognized under analogous Healthdyne employee benefit plans) will be counted in determining eligibility to participate in such plans and for purposes of vesting of benefits. Respironics will use reasonable best efforts to waive (i) any preexisting condition restriction which was waived under the terms of an analogous Healthdyne employee benefit plan immediately prior to the Effective Time and (ii) any waiting period limitation which would otherwise be applicable to a Healthdyne employee on or after the Effective Time to the extent such Healthdyne employee had satisfied any similar waiting period limitation under an analogous Healthdyne employee benefit plan prior to the Effective Time.

  Indemnification and Insurance. Under the terms of the Merger Agreement, Respironics is required to indemnify and advance expenses to current and former officers and directors of Healthdyne or any Healthdyne subsidiary (the "Indemnified Parties"), to the fullest extent permitted under applicable law, Healthdyne's Articles of Incorporation or By-laws and the indemnification agreements in effect between Healthdyne and each of its officers and directors, against all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement in connection with any action, suit, claim, proceeding or investigation arising out of or based on (i) the fact that such person is or was an officer or director of Healthdyne or any Healthdyne subsidiary or is or was serving as an officer or director of another entity at the request of Healthdyne or a Healthdyne subsidiary or (ii) the Merger Agreement or the transactions contemplated by the Merger Agreement. In addition, Respironics is obligated for a period of six years after the Effective Time not to amend the provisions of the articles of incorporation or by-laws of Healthdyne providing for exculpation of director and officer liability and indemnification to the extent such rights are consistent with the GBCC. The Merger Agreement further provides that Respironics will honor the indemnification agreements between Healthdyne and each of its directors and officers and that any determination as to whether an Indemnified Party met the standard of conduct required for indemnification under the GBCC shall be made by independent legal counsel in accordance with the GBCC and the indemnification agreements. For a period of six years after the Effective Time, Respironics is obligated to maintain in effect policies of directors' and officers' liability insurance that are substantially no less advantageous to the Indemnified Parties than the policies presently covering such individuals.

  Board of Directors. The Merger Agreement requires that, as of the Effective Time, Respironics shall increase the size of the Respironics Board by three persons and shall appoint three existing directors of Healthdyne to fill the vacancies created thereby, as follows: Parker H. Petit (Class of 1998), J. Terry Dewberry (Class of 1999) and Craig B. Reynolds (Class of 2000). Mr. Petit is the Chairman of the Board, and Mr. Reynolds is the President and Chief Executive Officer of Healthdyne. Respironics has also agreed that, in connection with the election of directors to be held at the annual meeting of stockholders of Respironics in November 1998, the Nominating Committee of the Respironics Board will nominate Mr. Petit for reelection to the Class of 2001. In addition, the Merger Agreement provides that if any of the Healthdyne Continuing Directors shall be unwilling or unable to serve as a director as of the Effective Time or shall cease to serve as a member of the Respironics Board during his initial term by reason of resignation, removal, death or disability, or if Mr. Petit shall be unwilling or unable to be nominated for reelection to the Respironics Board at the 1998 annual meeting, the Healthdyne Continuing Directors will be entitled to designate the person to be nominated in such person's stead, subject to reasonable approval of such person by the Respironics Board. The Merger Agreement also provides that, at the Effective Time, Mr. Petit shall be appointed to the Nominating Committee of the Respironics Board. [The Merger Agreement also provides that the following Healthdyne directors will continue as directors of Healthdyne after the
Merger: Alexander H. Lorch; J. Leland Strange; James J. Wellman, M.D.; and J. Paul Yokubinas.]

  Voting Agreements. All members of the Healthdyne Board and Healthdyne executive officers have agreed with Respironics, pursuant to letters dated
November   , 1997, that in their individual capacities as shareholders of
Healthdyne, they will vote, at any meeting of the shareholders of Healthdyne called for the purpose of voting upon the Merger, all of their shares of Healthdyne Common Stock in favor of the Merger. All of such persons have also agreed that until the Merger Agreement is terminated, they will not vote their shares in favor of any merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction which would have the effect of any person other than Respironics, or an affiliate thereof, acquiring control over Healthdyne or any substantial portion of its assets. All members of the Respironics Board and Respironics executive officers have agreed with
Healthdyne pursuant to letters dated November   , 1997, that in their
individual capacities as stockholders of Respironics, they will vote, at any meeting of the stockholders of Respironics called for the purpose of approving the issuance of shares of Respironics Common Stock pursuant to the Merger, all of their shares of Respironics Common Stock in favor of the issuance of the Merger Shares pursuant to the Merger. All of such persons have also agreed that until the Merger Agreement is terminated, they will not vote their shares in favor of any merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction which would have the effect of any person acquiring control over Respironics or any of its subsidiaries or any substantial portion of its assets or any of its subsidiaries.

CONVERSION OF HEALTHDYNE COMMON STOCK; EFFECT ON RESPIRONICS STOCKHOLDERS

  Conversion of Healthdyne Common Stock. At the Effective Time, if the Transaction Share Price specified in the Merger Agreement is greater than or equal to $26.03 and less than or equal to $31.03, each issued and outstanding share of Healthdyne Common Stock will be converted into a number of shares of Respironics Common Stock having a value equal to $24.00 divided by the Transaction Share Price. If the Transaction Share Price is less than $26.03, each issued and outstanding share of Healthdyne Common Stock will be converted into approximately .9220 shares of Respironics Common Stock. If the Transaction Share Price is greater than $31.03, each issued and outstanding share of Healthdyne Common Stock will be converted into approximately .7734 shares of Respironics Common Stock. Holders in any case will receive cash in lieu of fractional shares of Respironics Common Stock. The Transaction Share Price is the weighted average of the closing prices of the Respironics Common Stock as reported by the NASDAQ NMS for the 20 consecutive trading day period ending on the third trading day prior to the Closing Date.

  Effect on Respironics Stockholders. At the Effective Time, each share of Respironics Common Stock then issued and outstanding will continue as one share of Respironics Common Stock. The Merger, which will be recorded under the pooling of interests accounting method, will result in an initial decline in book value per share of Respironics Common Stock as a result of the Exchange Ratio and the merger expenses to be incurred in connection with the Merger. As indicated in "Unaudited Comparative Per Share Net Income, Cash Dividend and Book Value Data," had the Merger been completed July 1, 1994, the historical book value per share of Respironics Common Stock at September 30, 1997 would have decreased from $7.44 to a pro forma book value per share of $6.29.

  No Fractional Shares of Respironics Common Stock to be Issued. No certificates for fractional shares of Respironics Common Stock shall be issued in connection with the Merger. In lieu thereof, Respironics shall issue to any holder of Healthdyne Common Stock certificates otherwise entitled to a fractional share, upon surrender of such certificates in accordance with the instructions furnished by Respironics, a check for an amount of cash equal to the fraction of a share of Respironics Common Stock represented by the certificates so surrendered multiplied by the closing sale price of the Respironics Common Stock as reported by NASDAQ NMS on the last trading day prior to the Closing Date. After the Effective Time, there shall be no transfer on the stock transfer books of Healthdyne or Respironics of shares of Healthdyne Common Stock. If old certificates for Healthdyne Common Stock are presented for transfer after the Effective Time, they shall be canceled and certificates representing whole shares of Respironics Common Stock (and a check in lieu of any fractional share) shall be issued in exchange therefor as provided herein. At or prior to the Effective Time, Respironics shall deposit with a bank or trust company selected by Respironics and reasonably acceptable to Healthdyne (the "Exchange Agent"), for the benefit of the holders of the certificates of Healthdyne Common Stock, for exchange in accordance with the terms of the Merger Agreement, certificates representing the shares of Respironics Common Stock and the cash in lieu of fractional shares to be issued pursuant to the Merger Agreement in exchange for outstanding shares of Healthdyne Common Stock.

  See "The Merger--Certain Federal Income Tax Consequences of the Merger."

PROCEDURE FOR EXCHANGE OF CERTIFICATES

  Manner of Exchange. The Exchange Agent will effect the exchange of certificates representing shares of Healthdyne Common Stock in connection with the Merger. Promptly after the Effective Time, the Exchange Agent will mail to each holder of record of certificates, which immediately prior to the Effective Time represented outstanding shares of Healthdyne Common Stock, a notice advising the holder of the effectiveness of the Merger accompanied by a transmittal form (the "Transmittal Form"). The Transmittal Form will contain instructions with respect to the surrender of certificates representing Healthdyne Common Stock to be exchanged for shares of Respironics Common Stock (together with cash in lieu of any fractional share) and will specify that delivery will be effected, and risk of loss and title to such certificates will pass, only upon delivery of the certificates to the Exchange Agent. Upon surrender, in accordance with the instructions contained in the Transmittal Form, to the Exchange Agent of certificates representing shares of Healthdyne Common Stock, the holder thereof will be entitled to receive in exchange therefor a certificate(s) representing the appropriate number of shares of Respironics Common Stock to which such holder is entitled and cash in lieu of any fractional share of Respironics Common Stock.

  HEALTHDYNE STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL A HEALTHDYNE SHAREHOLDER HAS RECEIVED A TRANSMITTAL FORM AND CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY. NO ACTION IS REQUIRED OF ANY HOLDER OF RESPIRONICS COMMON STOCK.

  Lost, Stolen or Destroyed Certificates. Any Healthdyne shareholder whose certificate for any of his shares of Healthdyne Common Stock has been lost, stolen or destroyed should immediately call SunTrust Bank, Atlanta, Transfer Agent, at (404) 588-7817 for information regarding the procedures to be followed for replacing the certificate. Until a replacement certificate is obtained, the Healthdyne shareholder will be unable to properly submit the Transmittal Form.

CONDUCT OF HEALTHDYNE'S BUSINESS PENDING THE MERGER

  Healthdyne has agreed in the Merger Agreement that pending consummation of the Merger, except as consented to by Respironics, Healthdyne and each of its subsidiaries will conduct their businesses only in the ordinary course and use commercially reasonable efforts to preserve their business organization and assets intact and their goodwill with their customers and others having business relations with them and will not (i) amend their certificate or articles of incorporation or by-laws or the Healthdyne Rights Plan; (ii) declare, pay or set aside any dividend or other distribution in respect of their stock; (iii) issue, sell, purchase, redeem, or otherwise dispose of, acquire or grant any shares of their capital stock or any securities convertible into their capital stock, options, warrants or other rights to purchase or acquire such stock, except pursuant to the Healthdyne Employee Stock Purchase Plan or the Healthdyne Rights Plan or existing stock options;
(iv) make certain changes in the compensation or benefits payable to employees; (v) merge or consolidate with, or acquire control over, any other corporation or other organization or acquire or dispose of any material assets outside the ordinary course of business; (vi) make capital expenditures or lease assets in excess of certain limits; (vii) take any action which would constitute a material breach of any representation or warranty in the Merger Agreement; (viii) settle or compromise any material claims or litigation or amend or terminate any material contracts or waive, release or assign any material rights or claims except in the ordinary and usual course of business, except for certain shareholder litigation which is covered by insurance; (ix) make any tax election or permit any insurance policy naming them as beneficiary or payee to be cancelled or terminated; (x) take or omit to take any action that would prevent the Merger from qualifying for pooling of interests accounting treatment or as a tax free reorganization under the Code; or (xi) enter into any agreement, commitment or understanding relating to actions prohibited by the Merger Agreement.

CONDUCT OF RESPIRONICS' BUSINESS PENDING THE MERGER

  Respironics has agreed in the Merger Agreement that pending consummation of the Merger, except as consented to by Healthdyne, Respironics and its subsidiaries will not (i) amend their certificate or articles of incorporation or by-laws or the Respironics Rights Plan; (ii) declare, pay or set aside any dividend or other distribution in respect of their capital stock; (iii) issue, sell, purchase, redeem or otherwise dispose of or acquire or grant any shares of their capital stock or options or other rights to acquire such stock, except the issuance of shares representing not more than three percent of the shares of Respironics Common Stock outstanding on the date of the Merger Agreement, or except pursuant to Respironics' stock option plans in the ordinary course of business consistent with past practice, Respironics' employee stock purchase plan, 401(k) plan or the Respironics Rights Plan; (iv) acquire control over or an equity interest in any other corporation or other organization, or liquidate, purchase, acquire, sell or otherwise dispose of any assets otherwise than in the ordinary course of business or for consideration in excess of $10,000,000; (v) take any action which would constitute a material breach of any representation or warranty contained in the Merger Agreement; or (vi) take or omit to take any action that would prevent the Merger from qualifying for pooling of interests accounting treatment or as a tax-free reorganization under the Code.

TRANSITION TEAM

  Pursuant to the Merger Agreement, Respironics and Healthdyne have established a team consisting of employees from both entities for the purpose of integrating the two entities. The Chief Executive Officer of Respironics, Dennis S. Meteny, leads the Transition Team and the following persons are members of the team: Craig B. Reynolds--President and Chief Executive Officer of Healthdyne, Robert D. Crouch--Senior Vice-President--Sales and Marketing of Respironics, Daniel J. Bevevino--Vice President and Chief Financial Officer of Respironics and John L. Miclot--Senior Vice-President--Sales and Marketing of Healthdyne. The Transition Team will choose one or more consultants to assist it in meeting its objective, which will be to ensure that a proper process is in place and is used for integrating the two organizations and structuring the combined company. Following the consummation of the Merger, Mr. Meteny will provide progress reports to the Respironics Board and the Transition Team will remain in place for such period as deemed necessary by the Respironics Board.

NO SOLICITATIONS

  Healthdyne Acquisition Proposal. Healthdyne has agreed in the Merger Agreement that, except as described below, neither Healthdyne nor any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by any of them) may initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of any substantial portion of the assets or the equity securities of, Healthdyne or any subsidiary of Healthdyne (a "Healthdyne Acquisition Proposal"). For these purposes, a Healthdyne Acquisition Proposal includes any proposal or arrangement, whether oral or in writing, providing for, requiring, or having the effect of requiring Healthdyne to, or contemplating that Healthdyne would, abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated by the Merger Agreement.

  To the extent that the Healthdyne Board determines on the basis of advice from outside counsel that the following actions are necessary in order for the Healthdyne Board to act in a manner consistent with its fiduciary obligation under applicable law, (i) Healthdyne may furnish or cause to be furnished information concerning Healthdyne and its business, properties or assets to a third party, (ii) Healthdyne may engage in discussions or negotiations with a third party and (iii) following receipt of a Healthdyne Acquisition Proposal, the Healthdyne Board may withdraw or modify its recommendation to Healthdyne shareholders that they adopt the Merger Agreement. Also, following receipt of a Healthdyne Acquisition Proposal, the Healthdyne Board may take and disclose to its shareholders a position contemplated by Rule 14e-2 or Rule l4d-9 under the Exchange Act or otherwise make a disclosure to Healthdyne shareholders.

  If Healthdyne receives a Healthdyne Acquisition Proposal or furnishes information to or engages in discussions or negotiations with a third party, Healthdyne must promptly inform Respironics of the material details of the Healthdyne Acquisition Proposal and/or its actions in response thereto or its furnishing of information or engaging in discussions or negotiations with the third party and thereafter must keep Respironics reasonably and promptly informed of all material facts and circumstances relating to the Healthdyne Acquisition Proposal and Healthdyne's actions relating thereto. For these purposes, Healthdyne's actions include the actions of its advisors, agents and representatives.

  Respironics Acquisition Proposal. Respironics has agreed in the Merger Agreement that, except as described below, neither Respironics nor any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by any of them) may initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation, or similar transaction involving, or any purchase of any substantial portion of the assets or the equity securities of, Respironics or any subsidiary of Respironics (a "Respironics Acquisition Proposal"). For these purposes, a Respironics Acquisition Proposal includes any proposal or arrangement, whether oral or in writing, providing for, requiring, or having the effect of requiring Respironics to, or contemplating that Respironics would, abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated by the Merger Agreement.

  To the extent that the Respironics Board determines on the basis of advice from outside counsel that the following actions are necessary in order for the Respironics Board to act in a manner consistent with its fiduciary obligation under applicable law, (i) Respironics may furnish or cause to be furnished information concerning Respironics and its business, properties or assets to a third party, (ii) Respironics may engage in discussions or negotiations with a third party and (iii) following receipt of a Respironics Acquisition Proposal, the Respironics Board may take and disclose to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 under the Exchange Act or otherwise make a disclosure to Respironics stockholders.

  If Respironics receives a Respironics Acquisition Proposal or furnishes information to or engages in discussions or negotiations with a third party, Respironics must promptly inform Healthdyne of the material details of the Respironics Acquisition Proposal and/or its actions in response thereto or its furnishing of information or engaging in discussions or negotiations with the third party and thereafter must keep Healthdyne reasonably and promptly informed of all material facts and circumstances relating to the Respironics Acquisition Proposal and Respironics' actions relating thereto. For these purposes, Respironics' actions include the actions of its advisors, agents and representatives.

  Respironics has agreed in the Merger Agreement that at least seven days prior to its execution and delivery of an agreement for a merger, consolidation or share exchange with or into any other person in which the capital stock of Respironics is changed, exchanged or converted into any other security or form of consideration and in which the surviving or resulting corporation or ultimate parent shall have agreed in writing to be bound by the terms of the Merger Agreement, Respironics will notify Healthdyne of Respironics' intention to enter into such an agreement. Healthdyne has the right to inform Respironics, not later than the fifth business day following delivery of such notice, that Healthdyne intends to terminate the Merger Agreement if Respironics enters into such agreement. If such notice is timely given, Healthdyne has the right to terminate the Merger Agreement if Respironics enters into such an agreement within eighteen months after Healthdyne's delivery of its statement of intention.

BEST EFFORTS TO CONSUMMATE THE MERGER

  Each of Respironics and Healthdyne has agreed to use its reasonable best efforts to do all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement as promptly as practicable. In particular, Healthdyne and Respironics, subject to Respironics' reasonable business judgment, have agreed to diligently pursue and obtain the regulatory clearances and approvals required and to lift or rescind any injunction or other order adversely affecting the consummation of the Merger. Subject to their fiduciary obligations, each party has agreed to use all reasonable efforts to fulfill all conditions necessary to consummation of the Merger, and use its reasonable best efforts to obtain all consents of third parties required in connection with the Merger Agreement. However, Respironics is not required to agree to any conditions imposed in connection with any regulatory approvals which Respironics in its reasonable business judgment considers to be materially adverse to the best interests of the combined companies. See "Termination of the Merger Agreement--Termination Fee."

CONDITIONS TO THE MERGER

  The respective obligations of Respironics and Healthdyne to effect the Merger are subject to the fulfillment, at or prior to the Closing, of certain conditions, including, but not limited to, the following significant conditions:

    (a)the transactions contemplated by the Merger Agreement shall have been approved by each governmental regulatory authority whose approval is required to permit consummation of such transactions, without the imposition of any condition or requirement which Respironics in its reasonable business judgment considers to be materially adverse to the best interest of the combined entities; and all waiting periods arising under the HSR Act, or any other applicable law shall have expired or been terminated. See "--Regulatory Approvals;"

    (b)neither Respironics nor Healthdyne shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins, prohibits or materially adversely affects the Merger or to any pending or threatened litigation or proceeding by a governmental authority or agency which seeks to enjoin or prohibit the Merger or to impose material damages on either party or any of the directors or officers of either Respironics or Healthdyne;

    (c)the representations and warranties of the other party set forth or referred to in the Merger Agreement shall be true and correct both individually and in the aggregate in all material respects as of the date of the Merger Agreement and as of the Closing, except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, and except as otherwise expressly contemplated or permitted by the Merger Agreement. For these purposes, a representation or warranty will be deemed to be correct in all material respects unless a breach, if any, thereof (excluding for these purposes any materiality limitations therein), has (i) a material adverse effect on the business, operations, assets (taken as a whole), condition (financial or otherwise) or results of operation of Respironics or Respironics' ability to consummate the transactions contemplated by the Merger Agreement (a "Respironics Material Adverse Effect") or (ii) a material adverse effect on the business, operations, assets (taken as a whole), condition (financial or otherwise) or results of operation of Healthdyne or Healthdyne's ability to consummate the transactions contemplated by the Merger Agreement (a "Healthdyne Material Adverse Effect") (as the case may be). For these purposes, in determining whether a

  Respironics Material Adverse Effect or a Healthdyne Material Adverse Effect has occurred, no effect or consequence shall be given as to whether Respironics or Healthdyne, as the case may be, has been awarded a contract in response to a request for proposal submitted by Apria Healthcare. The representations and warranties will be deemed in the aggregate to be true and correct in all material respects unless the breaches of all the representations and warranties, if any (excluding, for these purposes, any materiality limitations therein) have, as a whole, a Respironics Material Adverse Effect or a Healthdyne Material Adverse Effect (as the case may be);

    (d)the agreements, covenants and conditions of the other party to be performed and complied with pursuant to the Merger Agreement prior to the Closing shall have been duly performed and complied with by it in all material respects;

    (e)the stockholders of Respironics shall have approved the issuance of shares of Respironics Common Stock in connection with the Merger and the shareholders of Healthdyne shall have approved the Merger Agreement, as and to the extent required by law and by the provisions of any governing instruments;

    (f)Respironics shall have received a letter from Ernst & Young LLP, and Healthdyne shall have received a letter from KPMG Peat Marwick LLP, to the effect that (i) in the case of the letter to Respironics, the Merger will meet the requirements for pooling of interests accounting treatment under generally accepted accounting principles and under the accounting rules of the SEC, and (ii) in the case of the letter to Healthdyne, Healthdyne shall be eligible as of the date of the Closing for pooling of interests accounting treatment under generally accepted accounting principles and under the accounting rules of the SEC. See "--Accounting Treatment of the Merger;"

    (g)each party shall have received a tax opinion addressed to it from its outside counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by Respironics, Merger Subsidiary, or Healthdyne as a result of the Merger, except for cash received in lieu of fractional shares, no gain or loss will be recognized by the shareholders of Healthdyne who receive solely Respironics Common Stock on the exchange of their shares of Healthdyne Common Stock for shares of Respironics Common Stock, the basis of the shares of Respironics Common Stock to be received by the shareholders of Healthdyne will be the same as the basis of the shares of Healthdyne Common Stock exchanged therefor, and the holding period of the shares of Respironics Common Stock to be received by the shareholders of Healthdyne will include the period during which the Healthdyne Common Stock surrendered in exchange therefor was held by the Healthdyne shareholder, provided such Healthdyne Common Stock was held as a capital asset in the hands of the Healthdyne shareholder at the time of the exchange. See "--Certain Federal Income Tax Consequences of the Merger;"

    (h)the Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be initiated before or threatened by the SEC. The Merger Shares shall be duly registered or qualified under the securities laws of all states in which such action is required for purposes of the initial issuance and distribution to the Healthdyne shareholders. The Merger Shares shall also have been approved for quotation on the NASDAQ NMS upon official notice of issuance;

    (i)each of the Employment Agreements and related agreements executed on or before the date of the Merger Agreement by the individuals identified in Appendix B to the Merger Agreement shall not have been terminated, repudiated or breached by the individual party thereto, except in the case of termination due to death or disability of the individual party thereto as provided in the applicable Employment Agreement and related agreements; and

    (j)the letter agreement executed on or before the date of the Merger Agreement by Matria Healthcare, Inc. ("Matria"), identified in Appendix D to the Merger Agreement and relating to the Tradename License Agreement between Matria and Healthdyne dated April 21, 1995 and the Corporate

  Services Agreement between Matria and Healthdyne dated April 21, 1995 shall not have been terminated, repudiated or breached by Matria.

REGULATORY APPROVALS

  Consummation of the Merger is conditioned on the receipt by Respironics and Healthdyne of all necessary approvals by governmental regulatory agencies. Consummation of the Merger is also conditioned on the expiration or termination of the applicable waiting period under the HSR Act. Respironics and Healthdyne filed pre-merger notifications with the United States Department of Justice and the Federal Trade Commission on November 18, 1997 pursuant to the HSR Act and the applicable waiting period expired on December 18, 1997.

EFFECTS OF THE MERGER ON HEALTHDYNE EMPLOYEE BENEFITS

  The Merger Agreement provides that as soon as administratively practicable following the Merger, Respironics will take appropriate actions so that employees of Healthdyne and its subsidiaries who become employees of Respironics or remain employees of Healthdyne or its subsidiaries are entitled to participate in generally applicable Respironics employee benefit plans on the same basis as other similarly situated employees of Respironics and its subsidiaries. Prior service of employees with Healthdyne or its subsidiaries (including service with predecessor entities to the extent recognized under analogous Healthdyne employee benefit plans) will be counted in determining eligibility to participate in such plans and for purposes of vesting of benefits. Respironics will also use reasonable best efforts to waive any preexisting condition restriction which was waived under the terms of analogous Healthdyne employee benefit plans immediately prior to the Effective Time or waiting period limitations which would otherwise be applicable to a Healthdyne employee on or after the Effective Time to the extent such Healthdyne employee had satisfied any similar waiting period limitation under an analogous Healthdyne employee benefit plan prior to the Effective Time. After consummation of the Merger, Respironics shall have the right to amend or terminate any Healthdyne employee benefit plan or combine any such plan with the plan offered by Respironics or any of its subsidiaries, provided that such amendment, termination or combination is accomplished in accordance with terms of the applicable plan and laws. Respironics shall honor, and shall cause the surviving corporation to honor, without modification, the terms and provisions of the Indemnification Agreements, the Non-Competition Agreements, except as modified or terminated as contemplated in connection with the New Agreements, the Insurance Agreements and the Retirement Benefit Award agreements in effect on the date of the Merger Agreement between Healthdyne and the employees or directors of Healthdyne identified on Appendix F to the Merger Agreement. Respironics also acknowledges that the Merger will constitute a "Change of Control" for purposes of such agreements and agrees to abide by the provisions of any such agreement which relate to a Change of Control, including the accelerated vesting and/or payment of benefits. Respironics or the surviving corporation may terminate or cease payments under such agreements to the extent permitted by the terms thereof, except as prohibited by the Merger Agreement.

  Healthdyne Stock Options. Under the Merger Agreement, at the Effective Time each Healthdyne Option under the Healthdyne Option Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option (which substitute option has become vested and exercisable in accordance with its terms and the terms of the applicable Healthdyne Option Plan), the same number of shares of Respironics Common Stock as the holder of such option would have been entitled to receive pursuant to the Merger, had the holder exercised the option in full immediately prior to the Effective Time (rounded down to the nearest whole number) at a price per share (rounded up to the nearest whole cent) equal to the aggregate exercise price for the shares otherwise purchasable pursuant to the option divided by the number of full shares of Respironics Common Stock deemed purchasable pursuant to the option. In the case of any Healthdyne Option to which Section 422 of the Code applies, the option price, the number of shares purchasable and the terms and conditions of exercise shall be subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Immediately following the Effective Time of the

Merger, Respironics shall file a Registration Statement on Form S-8 or another appropriate form with respect to the shares of Respironics Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such Registration Statement for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger are subject to the reporting requirements under Section 16(a) of the Exchange Act, Respironics shall administer the Healthdyne Option Plans in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent that Healthdyne Option Plans complied with such rule prior to the Merger.

TERMINATION OF THE MERGER AGREEMENT

  Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, as follows:

    (a) by the mutual consent of Respironics and Healthdyne;

    (b) by either Respironics or Healthdyne in the event of a material breach by the other party of representations, warranties or covenants contained in the Merger Agreement that would give rise to a failure of a condition to Closing and which has not been cured within 10 days after written notice to the party committing such breach;

    (c) by either Respironics or Healthdyne, if the shareholders of Healthdyne fail to approve the Merger Agreement or the stockholders of Respironics fail to approve the issuance of shares of Respironics Common Stock pursuant to the Merger;

    (d) by either Respironics or Healthdyne at any time after a final judicial or regulatory determination (as to which all periods for appeal have expired and no appeal shall be pending) denying any regulatory clearance and/or approval required by the Merger, or by Respironics at any time after it delivers to Healthdyne a notice that Respironics considers any condition or requirement contained or imposed by any regulatory clearance or approval necessary to the consummation of the Merger, including without limitation, requirements relating to divestitures of product lines, manufacturing operations, one or more subsidiaries or divisions or any other material assets or requiring Respironics to sell or license any rights to any tangible or intangible properties or those of the combined entities, to be in Respironics' reasonable business judgment materially adverse to the best interests of the combined entities;

    (e) by Healthdyne or Respironics at any time after May 10, 1998, in the event of failure to satisfy any of the conditions to the obligations of a party electing to terminate, if such failure occurred despite the good faith effort of such party to perform all agreements and covenants and to satisfy all conditions required to be performed or satisfied by it;

    (f) by Healthdyne if the Healthdyne Board has approved a proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of any substantial portion of the assets or any substantial portion of the equity securities of, Healthdyne or any of its material subsidiaries, after determining, upon the basis of advice of outside counsel, that such approval is necessary in order for the Healthdyne Board to act in a manner consistent with its fiduciary obligation under applicable law;

    (g) by Healthdyne if Healthdyne shall have delivered in response to a notice given by Respironics, a statement in which Healthdyne shall have indicated its intention to terminate the Merger Agreement if Respironics were to enter into an agreement for a merger, consolidation or share exchange with or into any other person in which the capital stock of Respironics is changed, exchanged or converted into any other security or form of consideration, referred to in the notice and Respironics shall have entered into an agreement within 18 months after delivery of the Healthdyne's statement of intention;

    (h) by Respironics if the Respironics Board has approved an agreement, a proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of any substantial portion of the assets or any substantial portion of the equity securities of, Respironics or any of its material subsidiaries after determining, upon the basis of advice of outside counsel, that such approval is necessary in order for the Respironics Board to act in a manner consistent with its fiduciary obligation under applicable law; or

    (i) by Healthdyne or Respironics within two business days after a date either (i) three business days following stockholder approval and expiration of certain regulatory waiting periods or (ii) three business days prior to Closing (the "Determination Date") if the weighted average closing price of the Respironics Common Stock as reported on the NASDAQ NMS for the period consisting of 20 consecutive trading days ending on the trading day prior to the Determination Date is less than $20.00.

  Termination Fee. Pursuant to the Merger Agreement, Respironics is entitled to payment of a fee of $12,000,000 by Healthdyne upon the occurrence of any of the following events:

    (i) The Healthdyne Board shall fail to recommend approval of the Merger, or withdraws, modifies or changes its recommendation in a manner adverse to Respironics or shall have resolved to do any of the foregoing;

    (ii)  Healthdyne shall terminate the Merger Agreement pursuant to section
  (f) under "Termination" above;

    (iii) Healthdyne shall execute and deliver a definitive agreement for, or the Healthdyne Board shall approve, a Healthdyne Business Combination (as defined in the Merger Agreement) within 18 months following the termination of the Merger Agreement if such termination is by Respironics pursuant to section (b) under "Termination" above;

    (iv) Healthdyne shall execute and deliver a definitive agreement for, or the Healthdyne Board shall approve, a Healthdyne Business Combination (as defined in the Merger Agreement) within 18 months following the termination of the Merger Agreement if such termination is by Respironics or Healthdyne pursuant to section (c) under "Termination" above after the shareholders of Healthdyne shall have failed to approve the Merger Agreement and prior to such termination either (A) Healthdyne or the shareholders of Healthdyne shall have received an offer or proposal from any person or group of persons (other than Respironics or any Respironics subsidiary) to enter into a Healthdyne Business Combination or (B) any person or group of persons (other than Respironics or any Respironics subsidiary) shall have purchased, after the date of the Merger Agreement and prior to such termination, securities which, when added to the securities already owned by such person or group, represent 10% or more of the voting power of Healthdyne and such person or group of persons shall have failed to deliver a written agreement to the effect that such person or group will not sell, pledge, transfer or otherwise dispose of any shares of Respironics Common Stock held by such person or group during the period commencing 30 days prior to the Effective Time and ending at such time as financial results covering at least 30 days of post-Merger combined operations have been published; or

    (v) Healthdyne shall execute and deliver a definitive agreement for, or the Healthdyne Board shall approve, a Healthdyne Business Combination within 18 months following the termination of the Merger Agreement in accordance with its terms and the Healthdyne Board shall have failed to call its shareholders meeting after a determination, based on advice of outside counsel, that such action was required in order to act in a manner consistent with its fiduciary obligations under applicable law.

  "Healthdyne Business Combination" means a merger or consolidation or any similar transaction involving Healthdyne or certain significant Healthdyne subsidiaries, a purchase, lease or other acquisition of all or substantially all of the assets of Healthdyne or certain significant Healthdyne subsidiaries, or a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 35% or more of the voting power of Healthdyne or certain significant Healthdyne subsidiaries (other than, in the case of the transfer of securities of any such Healthdyne subsidiary, transfers between Healthdyne and/or one or more of certain significant Healthdyne subsidiaries).

  Pursuant to the Merger Agreement, Healthdyne is entitled to payment of a fee of $12,000,000 by Respironics upon the occurrence of any of the following events:

    (i) The Respironics Board shall fail to recommend approval of issuance of shares of Respironics Common Stock pursuant to the Merger, or withdraws, modifies or changes its recommendation in a manner adverse to Healthdyne or shall have resolved to do any of the foregoing;

    (ii)  Healthdyne shall terminate the Merger Agreement pursuant to section
  (g) under "Termination" above;

    (iii) Respironics shall terminate the Merger Agreement pursuant to section
  (h) under "Termination" above;

    (iv) Respironics shall execute and deliver a definitive agreement for, or the Respironics Board shall approve, a Respironics Business Combination (as defined in the Merger Agreement) within 18 months following the termination of the Merger Agreement if such termination is by Healthdyne pursuant to section (b) under "Termination" above;

    (v) Respironics shall execute and deliver a definitive agreement for, or the Respironics Board shall approve, a Respironics Business Combination (as defined in the Merger Agreement) within 18 months following the termination of the Merger Agreement if such termination is by Healthdyne or Respironics pursuant to section (c) under "Termination" above after the stockholders of Respironics shall have failed to approve the issuance of the Merger Shares pursuant to the Merger Agreement and prior to such termination either (A) Respironics or the stockholders of Respironics shall have received an offer or proposal from any person or group of persons (other than Healthdyne or any Healthdyne Subsidiary) to enter into a Respironics Business Combination (as defined in the Merger Agreement) or (B) any person or group of persons (other than Healthdyne or any Healthdyne subsidiary) shall have purchased, after the date of the Merger Agreement and prior to such termination, securities which, when added to the securities already owned by such person or group, represent 10% or more of the voting power of Respironics and such person or group of persons shall have failed to deliver a written agreement to the effect that such person or group will not sell, pledge, transfer or otherwise dispose of any shares of Respironics Common Stock held by such person or group during the period commencing 30 days prior to the Effective Time and ending at such time as financial results covering at least 30 days of post-Merger combined operations have been published; or

    (vi) Respironics shall execute and deliver a definitive agreement for, or the Respironics Board shall approve, a Respironics Business Combination within eighteen months following the termination of the Merger Agreement in accordance with its terms and the Respironics Board shall have failed to call its stockholders meeting after a determination, based on advice of outside counsel, that such action was required in order to act in a manner consistent with its fiduciary obligations under applicable law.

  "Respironics Business Combination" means a merger or consolidation or any similar transaction involving Respironics or certain significant Respironics subsidiaries, a purchase, lease or other acquisition of all or substantially all of the assets of Respironics or certain significant Respironics subsidiaries, or a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 35% or more of the voting power of Respironics or certain significant Respironics subsidiaries (other than, in the case of the transfer of securities of any such Respironics subsidiary, transfers between Respironics and/or one or more of certain significant Respironics subsidiaries).

  If Respironics delivers a notice to Healthdyne that Respironics considers any condition or requirement contained or imposed by any regulatory clearance or approval necessary to the consummation of the Merger to be in Respironics' reasonable business judgment materially adverse to the best interests of the combined entities, and if Healthdyne exercising reasonable business judgment notifies Respironics within five business days of delivery of such notice that Healthdyne believes that the applicable condition or requirement would not have been materially adverse, and Respironics terminates the Merger Agreement, then Healthdyne has the right to have the issue of whether the applicable condition or requirement would have been materially adverse to the combined entities submitted to binding arbitration. The arbitrator for any such binding arbitration shall be a partner or principal in a "Big Six" accounting firm not retained by either Healthdyne or Respironics. Binding arbitration shall be commenced within ten business days of the delivery of notice to the arbitrator and the arbitrator shall render a written decision on the issue within 30 days of completion of the arbitration proceedings. All fees, costs and expenses of the arbitrator will be borne by the party which does not prevail on the issue in binding arbitration and each party shall bear its own fees, costs and expenses in connection with the binding arbitration. If the arbitrator determines that the applicable condition or requirement would not have been materially adverse to the best interest of the combined entities and that Healthdyne has suffered or sustained significant damages as a result of Respironics' notice and termination of the Merger Agreement, then Respironics shall pay $12,000,000 to Healthdyne. The significant damages need not equal $12,000,000 in order to trigger the payment, and the payment is Healthdyne's sole and exclusive remedy with respect to (i) any notice given by Respironics relating to such a regulatory condition or requirement, (ii) the termination of the Merger Agreement by Respironics pursuant to such notice and (iii) the issue of whether the condition or requirement would have been materially adverse.

WAIVER AND AMENDMENT

  Notwithstanding prior stockholder or shareholder approval, the Merger Agreement may generally be amended in any respect other than to change the ratio for converting Healthdyne Common Stock into Respironics Common Stock. Either party may extend the time for performance of any of the obligations of the other party, waive any inaccuracies in the representations and warranties of the other party, waive compliance by the other party with any of its covenants or agreements contained in the Merger Agreement, and waive the fulfillment of any conditions to its obligations with certain exceptions.

QUOTATION OF RESPIRONICS COMMON STOCK ON THE NASDAQ NMS

  Under the Merger Agreement, it is a condition precedent that the shares of Respironics Common Stock to be issued in the Merger be approved for quotation on the NASDAQ NMS upon official notice of issuance. Respironics intends to file an application for approval of such quotation.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  In the opinions of Troutman Sanders LLP, counsel to Healthdyne, and Reed Smith Shaw & McClay LLP, counsel to Respironics, the following discussion, subject to the qualifications set forth below and contained herein, fairly and accurately describes the material U.S. federal income tax consequences of the Merger to holders of Healthdyne Common Stock that exchange such stock for Respironics Common Stock pursuant to the Merger. The discussion below addresses only such shareholders who hold their Healthdyne Common Stock as a capital asset, and such discussion does not address all of the U.S. federal income tax considerations that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign holders, or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation. Such opinions are not binding on the Internal Revenue Service ("IRS"). This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change possibly with retroactive effect. Tax consequences under state, local, and other foreign laws are not addressed herein. EACH SHAREHOLDER IS

STRONGLY ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE UNIQUE TO SUCH SHAREHOLDER AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSIDERATIONS ARISING OUT OF THE MERGER.

  No ruling has been (or will be) sought from the IRS as to the U.S. federal income tax consequences of the Merger. It is a condition to the consummation of the Merger that Healthdyne receive an opinion from its counsel, Troutman Sanders LLP, and that Respironics receive an opinion from its counsel, Reed Smith Shaw & McClay LLP, to the effect that, based upon certain facts, representations and assumptions, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, Healthdyne is entitled to waive the condition to the consummation of the Merger that it receive such an opinion from Troutman Sanders LLP, and Respironics is entitled to waive the condition to the consummation of the Merger that it receive such an opinion from Reed Smith Shaw & McClay LLP provided that, in the event that both Healthdyne and Respironics waive such conditions, Healthdyne intends to recirculate revised proxy materials and resolicit the vote of its shareholders. The issuance of such opinions shall be conditioned, among other things, on the receipt by such tax counsel of representation letters from each of Healthdyne, Respironics, and Merger Subsidiary, in each case, in form and substance reasonably satisfactory to each such counsel. Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized for U.S. federal income tax purposes by Healthdyne, Respironics or Merger Subsidiary as a result of the Merger.

  In addition, assuming that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by a holder of Healthdyne Common Stock upon the exchange of its shares solely for Respironics Common Stock, pursuant to the Merger, except with respect to cash, if any, received by a holder of Healthdyne Common Stock in lieu of a fractional share of Respironics Common Stock.

  Any holder of Healthdyne Common Stock who receives cash in lieu of a fractional share of Respironics Common Stock will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Under Section 302 of the Code, provided that such deemed distribution is "not essentially equivalent to a dividend" with respect to such holder after giving effect to the constructive ownership rules of the Code, the holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the fractional share of Respironics Common Stock.

  The aggregate tax basis of the shares of Respironics Common Stock received solely in exchange for shares of Healthdyne Common Stock pursuant to the Merger (including fractional shares of Respironics Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of Healthdyne Common Stock surrendered in exchange therefor. The holding period for shares of Respironics Common Stock received in exchange for shares of Healthdyne Common Stock pursuant to the Merger will include the holding period of the shares of Healthdyne Common Stock surrendered in exchange therefor.

  Backup Withholding. Unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of any cash payments to which a shareholder or other payee is entitled pursuant to the Merger, unless the shareholder or other payee provides his or her taxpayer identification number (social security number or employer identification number) and certifies that such number is correct. Each shareholder and, if applicable, each other payee is required to complete and sign the Form W-9 that will be included as part of the transmittal letter to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Respironics and the Exchange Agent.

  THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE BASED UPON PRESENT LAW, ARE FOR GENERAL INFORMATION ONLY AND DO NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS WHICH MAY APPLY TO A HOLDER OF HEALTHDYNE COMMON STOCK. THE TAX EFFECTS AS APPLICABLE TO A PARTICULAR HOLDER OF HEALTHDYNE COMMON STOCK MAY BE DIFFERENT FROM

THE TAX EFFECTS AS APPLICABLE TO OTHER HOLDERS OF HEALTHDYNE COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS, AND THUS, HOLDERS OF HEALTHDYNE COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

ACCOUNTING TREATMENT OF THE MERGER

  The Merger, if consummated as proposed, will qualify as a pooling of interests for accounting and financial reporting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of Healthdyne will be combined with those of Respironics and carried forward at book values. In addition, the statements of operations of Healthdyne will be combined with the statements of operations of Respironics on a retroactive basis. The obligation of Respironics to consummate the Merger is conditioned, among other matters, upon the receipt by Respironics of a letter from Ernst & Young LLP, Respironics' independent auditor, to the effect that the Merger will meet the requirements for pooling of interests accounting treatment. The obligation of Healthdyne to consummate the Merger is conditioned, among other matters, upon the receipt by Healthdyne of a letter from KPMG Peat Marwick LLP, Healthdyne's independent auditor, to the effect that Healthdyne will be eligible for pooling of interests accounting treatment. See "Unaudited Pro Forma Combined Condensed Financial Statements."

RESALES BY AFFILIATES OF RESPIRONICS COMMON STOCK RECEIVED IN THE MERGER

  All shares of Respironics Common Stock received by Healthdyne shareholders in the Merger will be freely transferable, except that shares of Respironics Common Stock received by persons who are "affiliates" (as such term is defined under the Securities Act) of Healthdyne prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Respironics) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Healthdyne or Respironics generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. In order that the Merger may qualify for pooling of interests accounting treatment, an affiliate of either Respironics or Healthdyne may not sell (subject to certain de minimis exceptions), or in any other way reduce such affiliate's relative risk with respect to, the shares of Respironics Common Stock owned by him until after such time as Respironics publishes results covering at least 30 days of combined operations of Respironics and Healthdyne. See "--Accounting Treatment of the Merger."

  The Merger Agreement requires Healthdyne to use its best efforts to cause each of its affiliates to enter into an agreement to the effect that such person will comply with the above-described transferability restrictions.

APPRAISAL AND DISSENTERS' RIGHTS

  Respironics Stockholders. Respironics stockholders will not have appraisal rights under the DGCL with respect to the Merger.

  Healthdyne Shareholders. Healthdyne shareholders will not have dissenters' rights under the GBCC with respect to the Merger.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma combined condensed financial statements give effect to the Merger accounted for as a pooling of interests and are based upon the respective historical financial statements and notes thereto of Respironics and Healthdyne, which are incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined condensed balance sheet combines Respironics' September 30, 1997 unaudited consolidated balance sheet with Healthdyne's September 30, 1997 unaudited consolidated balance sheet. The unaudited pro forma combined condensed statements of income combine Respironics' historical results for each of the three fiscal years in the period ended June 30, 1997 and the unaudited three months ended September 30, 1997 and September 30, 1996 with Healthdyne's historical results for each of the three fiscal years in the period ended June 30, 1997 and the unaudited three months ended September 30, 1997 and September 30, 1996. Because Healthdyne's actual fiscal year ends on December 31, unaudited quarterly financial data was utilized to develop Healthdyne's historical results for fiscal years ended June 30, 1997, 1996 and 1995 and for the three month periods ended September 30, 1997 and 1996. Healthdyne's historical results for the period from January 1, 1997 through June 30, 1997 that are included in its historical results for the fiscal year ended June 30, 1997 have not been audited.

  The unaudited balance sheet of Respironics at September 30, 1997 and Healthdyne at September 30, 1997, the unaudited statements of income for the three months ended September 30, 1997 and 1996 of Respironics and of Healthdyne, and the unaudited statement of income that includes the historical results of Healthdyne for the period from January 1, 1997 through June 30, 1997 have been prepared on the same basis as the historical information derived from audited financial statements. In the opinion of the managements of Respironics and Healthdyne, respectively, the unaudited financial statements of Respironics and Healthdyne referred to above from which such data have been derived contain all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of the results of, and as of the end of, such periods.

  The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor are they necessarily indicative of the future operating results or financial position.

  These unaudited pro forma combined condensed financial statements are based on, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Respironics and Healthdyne incorporated by reference in this Joint Proxy Statement/Prospectus.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS

                                 (IN THOUSANDS)

                                               SEPTEMBER 30, 1997
                                   ---------------------------------------------
                                         HISTORICAL            PRO FORMA
                                   ---------------------- ----------------------
                                   RESPIRONICS HEALTHDYNE ADJUSTMENTS   COMBINED
                                   ----------- ---------- -----------   --------
ASSETS
  CURRENT ASSETS
    Cash and short-term
     investments..................  $ 20,347    $  1,857                $ 22,204
    Trade accounts receivable.....    38,949      43,404                  82,353
    Inventories...................    31,777      24,039                  55,816
    Other current assets..........     8,571       3,904                  12,475
                                    --------    --------                --------
      TOTAL CURRENT ASSETS........    99,644      73,204                 172,848
  PROPERTY, PLANT AND EQUIPMENT
   (NET)..........................    35,309      11,660                  46,969
  OTHER ASSETS....................     3,741       9,111                  12,852
  COST IN EXCESS OF NET ASSETS
   OF BUSINESS ACQUIRED...........    52,619      20,451                  73,070
                                    --------    --------   --------     --------
                                    $191,313    $114,426          0     $305,739
                                    ========    ========   ========     ========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
  CURRENT LIABILITIES
    Accounts payable and accrued
     expenses.....................  $ 24,933    $ 26,259   $ 17,500(3)  $ 68,692
    Current portion of long-term
     obligations..................       663       1,098                   1,761
                                    --------    --------                --------
      TOTAL CURRENT LIABILITIES...    25,596      27,357                  70,453
  LONG-TERM OBLIGATIONS...........    17,869      35,000                  52,869
  MINORITY INTEREST...............       604         --                      604
  SHAREHOLDERS' EQUITY............   147,244      52,069    (17,500)     181,813
                                    --------    --------   --------     --------
                                    $191,313    $114,426   $      0     $305,739
                                    ========    ========   ========     ========

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        THREE MONTHS ENDED SEPTEMBER 30, 1997
                                     -------------------------------------------
                                           HISTORICAL            PRO FORMA
                                     ---------------------- --------------------
                                     RESPIRONICS HEALTHDYNE ADJUSTMENTS COMBINED
                                     ----------- ---------- ----------- --------
Net sales..........................    $51,918    $38,832               $90,750
Cost of goods sold.................     23,517     22,211                45,728
                                       -------    -------               -------
                                        28,401     16,621                45,022
Selling, general and administrative
 expenses..........................     16,389      8,870                25,259
Research and development expense...      2,935      2,481                 5,416
                                       -------    -------               -------
  INCOME FROM OPERATIONS...........      9,077      5,270                14,347
Nonrecurring charges...............          0        650                   650
Interest expense...................        243        788                 1,031
Other income.......................       (335)       (90)                 (425)
                                       -------    -------               -------
  INCOME BEFORE INCOME TAXES.......      9,169      3,922                13,091
Income taxes.......................      3,668      1,568                 5,236
                                       -------    -------               -------
  NET INCOME.......................    $ 5,501    $ 2,354               $ 7,855
                                       =======    =======               =======
Earnings per share.................    $  0.27    $  0.17               $  0.24
                                       =======    =======               =======
Weighted Average Number of Shares
 Used in Computing Earnings Per
 Share.............................     20,485     13,700     (1,068)    33,117
                                       =======    =======     ======    =======

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        THREE MONTHS ENDED SEPTEMBER 30, 1996
                                     -------------------------------------------
                                           HISTORICAL            PRO FORMA
                                     ---------------------- --------------------
                                     RESPIRONICS HEALTHDYNE ADJUSTMENTS COMBINED
                                     ----------- ---------- ----------- --------
Net sales..........................    $34,112    $29,197               $63,309
Cost of goods sold.................     15,043     17,175                32,218
                                       -------    -------               -------
                                        19,069     12,022                31,091
Selling, general and administrative
 expenses..........................     10,196      7,743                17,939
Research and development expense...      2,492      1,590                 4,082
                                       -------    -------               -------
  INCOME FROM OPERATIONS...........      6,381      2,689                 9,070
Nonrecurring charges...............          0          0                     0
Interest expense...................         47        634                   681
Other income.......................       (967)       (62)               (1,029)
                                       -------    -------               -------
  INCOME BEFORE INCOME TAXES.......      7,301      2,117                 9,418
Income taxes.......................      2,847        856                 3,703
                                       -------    -------               -------
    NET INCOME.....................    $ 4,454    $ 1,261               $ 5,715
                                       =======    =======               =======
Earnings per share.................    $  0.22    $  0.10               $  0.18
                                       =======    =======               =======
Weighted Average Number of Shares
 Used in Computing Earnings Per
 Share.............................     20,208     12,830     (1,001)    32,037
                                       =======    =======     ======    =======

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            YEAR ENDED JUNE 30, 1997
                                   -------------------------------------------
                                         HISTORICAL            PRO FORMA
                                   ---------------------- --------------------
                                   RESPIRONICS HEALTHDYNE ADJUSTMENTS COMBINED
                                   ----------- ---------- ----------- --------
Net sales.........................  $178,560    $135,983              $314,543
Cost of goods sold................    79,554      81,730               161,284
                                    --------    --------              --------
                                      99,006      54,253               153,259
Selling, general and
 administrative expenses..........    55,874      32,621                88,495
Research and development expense..    10,768       7,066                17,834
                                    --------    --------              --------
  INCOME FROM OPERATIONS..........    32,364      14,566                46,930
Nonrecurring charges..............         0       2,150                 2,150
Interest expense..................       616       2,492                 3,108
Other income......................    (2,040)       (273)               (2,313)
                                    --------    --------              --------
  INCOME BEFORE INCOME TAXES......    33,788      10,197                43,985
Income taxes......................    13,472       4,088                17,560
                                    --------    --------              --------
    NET INCOME....................  $ 20,316    $  6,109              $ 26,425
                                    ========    ========              ========
Earnings per share................  $   1.00    $   0.47              $   0.82
                                    ========    ========              ========
Weighted Average Number of Shares
 Used in
 Computing Earnings Per Share.....    20,272      13,101    (1,020)     32,353
                                    ========    ========    ======    ========

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            YEAR ENDED JUNE 30, 1996
                                   -------------------------------------------
                                         HISTORICAL            PRO FORMA
                                   ---------------------- --------------------
                                   RESPIRONICS HEALTHDYNE ADJUSTMENTS COMBINED
                                   ----------- ---------- ----------- --------
Net sales.........................  $125,766    $110,705              $236,471
Cost of goods sold................    55,249      65,347               120,596
                                    --------    --------              --------
                                      70,517      45,358               115,875
Selling, general and
 administrative expenses..........    37,447      27,917                65,364
Research and development expense..     9,328       5,239                14,567
                                    --------    --------              --------
  INCOME FROM OPERATIONS..........    23,742      12,202                35,944
Nonrecurring charges..............         0           0                     0
Interest expense..................       200       2,314                 2,514
Other income......................    (1,616)       (282)               (1,898)
                                    --------    --------              --------
  INCOME BEFORE INCOME TAXES......    25,158      10,170                35,328
Income taxes......................     9,819       4,023                13,842
                                    --------    --------              --------
    NET INCOME....................  $ 15,339    $  6,147              $ 21,486
                                    ========    ========              ========
Earnings per share................  $   0.84    $   0.47              $   0.71
                                    ========    ========              ========
Weighted Average Number of Shares
 Used in Computing Earnings Per
 Share............................    18,325      12,972    (1,012)     30,285
                                    ========    ========    ======    ========

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            YEAR ENDED JUNE 30, 1995
                                   -------------------------------------------
                                         HISTORICAL            PRO FORMA
                                   ---------------------- --------------------
                                   RESPIRONICS HEALTHDYNE ADJUSTMENTS COMBINED
                                   ----------- ---------- ----------- --------
Net sales.........................   $99,450    $104,254              $203,704
Cost of goods sold................    43,077      65,717               108,794
                                     -------    --------              --------
                                      56,373      38,537                94,910
Selling, general and
 administrative expenses..........    31,746      24,501                56,247
Research and development expense..     7,077       4,336                11,413
                                     -------    --------              --------
  INCOME FROM OPERATIONS..........    17,550       9,700                27,250
Nonrecurring charges..............         0           0                     0
Interest expense..................       194       1,431                 1,625
Other income......................    (1,179)       (440)               (1,619)
                                     -------    --------              --------
  INCOME BEFORE INCOME TAXES......    18,535       8,709                27,244
Income taxes......................     6,858       3,465                10,323
                                     -------    --------              --------
    NET INCOME....................   $11,677    $  5,244              $ 16,921
                                     =======    ========              ========
Earnings per share................   $  0.67    $   0.42              $   0.58
                                     =======    ========              ========
Weighted Average Number of Shares
 Used in Computing Earnings Per
 Shares...........................    17,532      12,447     (971)      29,008
                                     =======    ========     ====     ========

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  1. The unaudited pro forma combined condensed financial statements of Respironics and Healthdyne give retroactive effect to the Merger using the pooling of interests method of accounting and, as a result, the unaudited pro forma combined condensed balance sheet and statements of income are presented as if the combining companies had been combined for all periods presented. The unaudited pro forma combined condensed financial statements will become the historical financial statements of Respironics upon issuance of financial statements for a period that includes the date of the acquisition. The unaudited pro forma combined condensed financial statements reflect the issuance of .9220 shares of Respironics Common Stock for each share of Healthdyne Common Stock to effect the Merger. The actual Exchange Ratio could be as high as approximately .9220 shares of Respironics Common Stock for each share of Healthdyne Common Stock or as low as approximately .7334 shares of Respironics Common Stock for each share of Healthdyne Common Stock. The actual number of shares of Respironics Common Stock to be issued will be determined at the effective time of the Merger based on the Exchange Ratio and the number of shares of Healthdyne Common Stock then outstanding. The unaudited pro forma combined condensed financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Respironics and Healthdyne incorporated by reference in this Joint Proxy Statement/Prospectus.

  2. The unaudited pro forma combined condensed balance sheet combines Respironics' September 30, 1997 unaudited consolidated balance sheet with Healthdyne's September 30, 1997 unaudited consolidated balance sheet. The unaudited pro forma combined condensed statements of income combine Respironics' historical results for each of the three fiscal years in the period ended June 30, 1997 and the unaudited three months ended September 30, 1997 and September 30, 1996 with Healthdyne's historical results for each of the three fiscal years in the period ended June 30, 1997 and the unaudited three months ended September 30, 1997 and September 30, 1996. Because Healthdyne's actual fiscal year ends on December 31, unaudited quarterly financial data was utilized to develop Healthdyne's historical results for fiscal years ended June 30, 1997, 1996 and 1995 and for the three month periods ended September 30, 1997 and 1996. Healthdyne's historical results for the period from January 1, 1997 through June 30, 1997 that are included in its historical results for the fiscal year ended June 30, 1997 have not been audited.

  3. The unaudited pro forma data are presented for informational purposes only and do not give effect to any synergies that may occur due to the combining of Respironics' and Healthdyne's existing operations. Respironics expects to incur one-time charges and related adjustments of between $20 million and $25 million in the quarter of the closing of the Merger to reflect transaction costs and other onetime charges related to the Merger. An estimated charge, at the midpoint of the above range, after giving effect to estimated tax benefits, of $17.5 million is reflected in the unaudited pro forma combined condensed balance sheet and is not included in the unaudited pro forma combined condensed statements of income. This range is a preliminary estimate only and therefore is subject to change.

  4. There were no material differences between the accounting policies of Respironics and Healthdyne during the periods presented.

                      COMPARISON OF STOCKHOLDERS' RIGHTS

  Healthdyne is incorporated under the laws of the State of Georgia and Respironics is incorporated under the laws of the State of Delaware. Healthdyne's shareholders, whose rights as shareholders currently are governed by Georgia law, the Healthdyne Articles of Incorporation, as amended (the "Healthdyne Articles") and the Healthdyne By-Laws, will become, upon consummation of the Merger, stockholders of Respironics, and their rights as stockholders of Respironics will then be governed by Delaware law, the Respironics Restated Certificate of Incorporation, as amended (the "Respironics Charter"), and the Respironics By-Laws.

  The following summary sets forth the material differences between the rights of Healthdyne shareholders and Respironics stockholders. This summary does not purport to be a complete description of the differences between the rights of such holders, and is subject, and qualified in its entirety by reference, to the Respironics Charter, the Respironics By-Laws, the Healthdyne Articles, the Healthdyne By-Laws, the GBCC and the DGCL.

CHANGES IN CONTROL AND BUSINESS COMBINATIONS

  Certain provisions of the Healthdyne Articles and the Healthdyne By-Laws, and the Respironics Charter and the Respironics By-Laws, as well as certain provisions of the GBCC and the DGCL, may have the effect of discouraging certain transactions that involve an actual or threatened change in control of Healthdyne or Respironics.

  The GBCC contains provisions that restrict certain business combinations with interested shareholders (the "Georgia Business Combination Statute") and require that certain fair price criteria be satisfied with respect to certain business combinations with interested shareholders (the "Georgia Fair Price Statute"), as summarized below. In accordance with the provisions of these statutes, the restrictions imposed by these statutes do not apply unless a company elects to be covered by such statutes. Healthdyne has elected to be covered by both such statutes.

  Under the Georgia Business Combination Statute, any person who is (a) the beneficial owner of 10% or more of the voting power of a Georgia corporation's outstanding voting stock or (b) is an affiliate of the corporation and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the corporation's then outstanding voting stock (an "interested shareholder") generally may not engage in certain business combinations with that corporation for a period of five years following the time such person became an interested shareholder. The prohibitions do not apply if (i) prior to the time such person became an interested shareholder, the corporation's board of directors approved either the business combination or the transaction which resulted in such person becoming an interested shareholder, (ii) in the transaction which resulted in such person becoming an interested shareholder, the person became the beneficial owner of at least 90% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (x) directors or officers of the corporation or their affiliates or associates,
(y) subsidiaries of the corporation and (z) any employee stock plan of the corporation under which participants do not have the right (as determined exclusively by reference to the terms of such plan and any trust which is part of such plan) to determine confidentially the extent to which shares held under such plan will be tendered in a tender or exchange offer (any such holder described in clause (ii)(x), (y) or (z) being referred to herein as an "Excluded Holder") or (iii) subsequent to becoming an interested shareholder
(x) such person acquired additional shares resulting in such person being the beneficial owner of at least 90% of the outstanding voting stock of the corporation, excluding any shares owned by the Excluded Holders and (y) the business combination was approved by the holders of a majority of the voting stock entitled to vote thereon (excluding voting stock beneficially owned by the interested shareholder or by the Excluded Holders). The restrictions in the Georgia Business Combination Statute do not apply if a person (i) becomes an interested shareholder inadvertently, (ii) as soon as practicable divests sufficient shares so that such person ceases to be an interested shareholder and (iii) would not, at any time within the five-year period immediately prior to a business combination between the corporation and such person, have been an interested shareholder but for the inadvertent acquisition. The law restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.

  In addition, the Georgia Fair Price Statute prohibits certain business combinations between a Georgia corporation and an interested shareholder, unless certain requirements are met. The Georgia Fair Price Statute would permit a business combination to be effected if (i) the business combination is unanimously approved by the "continuing directors" of the corporation (generally, directors who served prior to the time the person became an interested shareholder and who are unaffiliated with the interested shareholder), (ii) the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder or (iii) certain fair price criteria and dividend requirements are met, and the interested shareholder has neither increased the percentage of his ownership by more than 1% in any 12-month period nor received certain benefits from the corporation. The Georgia Fair Price Statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified "fair price" requirements.

  Section 203 of the DGCL is similar to the Georgia Business Combination Statute, but is, in some ways, less restrictive. A Delaware corporation will be subject to the provisions of Section 203 of the DGCL unless it specifically elects to opt out of Section 203 of the DGCL. Pursuant to a provision in its By-Laws, Respironics is not subject to Section 203 of the DGCL. This provision of the Respironics By-Laws may not be amended by the Respironics Board.
Section 203 of the DGCL provides that an "interested stockholder" is any person who acquires beneficial ownership of 15% (rather than 10% under the Georgia Business Combination Statute) or more of the voting power of a corporation's voting stock. Additionally, the prohibition on specified business combinations does not apply if (i) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, or (ii) on or subsequent to the date the interested stockholder became an interested stockholder, the transaction is approved by the board and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the voting stock not owned by the interested stockholder. Moreover, the mandatory waiting period for such business combinations under
Section 203 is three years instead of five years under the Georgia Business Combination Statute.

  See "Certain Voting Requirements" below regarding special voting requirements contained in the Respironics Charter.

CERTAIN VOTING REQUIREMENTS

  In general, the GBCC requires a majority of the outstanding shares entitled to vote thereon to approve certain mergers. Under the GBCC, a board of directors need not submit a plan of merger to the shareholders of the surviving corporation if: (a) the merger does not amend the articles of incorporation of the surviving corporation; (b) each share of stock of the surviving corporation outstanding immediately prior to the effectiveness of the merger is to be an identical outstanding or reacquired share immediately after the merger; and (c) the number and kind of shares outstanding after the merger will not exceed the total number and kind of shares of the surviving corporation authorized before the merger.

  The DGCL requires the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon to approve certain mergers. Under Delaware law, the stockholders of the surviving corporation are not required to approve a merger if certain conditions, similar to those required under Georgia law, are satisfied, except that with respect to (c) above, such merger need not be approved by such stockholders where either no new shares of common stock of the surviving corporation or securities convertible into such stock are to be issued under the plan of merger, or any such shares to be issued in the merger plus the shares initially issuable upon conversion of any such convertible securities issued in the merger will not exceed 20% of the number of shares outstanding immediately prior to the merger. The DGCL further provides that no stockholder approval is required in a merger of a corporation with or into a single direct or indirect wholly-owned subsidiary of such corporation for the purpose of effecting a holding company reorganization, if certain conditions are met, including (a) as a result of the merger, the corporation or its successor becomes a direct or indirect wholly-owned subsidiary of the new holding company, (b) stockholders of the corporation receive in the merger the same number of shares of the new holding company as they owned in the corporation prior to the merger, which stock has the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, with respect to the holding company as such stock had with respect to the corporation prior to the merger, (c) the certificate of incorporation and by-laws of the new holding company contain provisions identical to the certificate of incorporation and by-laws of the corporation immediately prior to the effective time of the merger (except for provisions that could have been amended or deleted without stockholder approval), (d) the directors of the new holding company will be the same as the directors of the corporation immediately prior to the merger, (e) the certificate of incorporation of the corporation or its successor immediately following the merger is identical in all substantive respects to the certificate of incorporation of the corporation immediately prior to the merger, provided that the certificate of incorporation of the corporation or its successor shall be amended in the merger to contain a provision requiring that any act or transaction by or involving such corporation that requires for its adoption under the DGCL or its certificate of incorporation the approval of the stockholders of such corporation shall require, in addition, the approval of the stockholders of the new holding company or any successor thereto by merger and (f) the merger is tax-free for U.S. federal income tax purposes to the stockholders of the corporation.

  The Respironics Charter contains a provision that requires the affirmative vote of (a) the holders of at least 66 2/3% of the voting power of all then outstanding shares of Voting Stock (as defined therein), voting together as a single class, and (b) the holders of at least a majority of the voting power of the then outstanding shares of Voting Stock which are not beneficially owned by Interested Shareholders (as defined below), voting together as a single class, to approve any Business Combination (as defined therein) between or otherwise involving Respironics and an Interested Shareholder, unless the Business Combination has been approved by the affirmative vote of a majority of the Disinterested Directors (as defined therein) then in office. A "Business Combination" is defined to mean: (i) any merger, consolidation or share exchange involving Respironics or a subsidiary; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition by Respironics or any subsidiary of 10% or more of Total Assets (as defined therein); (iii) the issuance or transfer by Respironics or any subsidiary of any securities of Respironics or any subsidiary having an aggregate fair market value of 10% or more of Total Assets; (iv) the adoption of any plan for the liquidation or dissolution of Respironics; (v) any recapitalization of Respironics or reclassification of its securities which would have the effect of increasing the voting power of an Interested Shareholder; and (vi) any other agreement, contract or other arrangement providing for any transaction or series of transactions similar in purpose or effect to the foregoing.

  As used in the Respironics Charter, "Interested Shareholder" means any person who or which, at a particular time:

    (1) is the beneficial owner of more than 20% of the voting power of the outstanding Voting Stock; or

    (2) is a director or an Affiliate (as defined) of Respironics and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of more than 20% of the voting power of the then outstanding Voting Stock; or

    (3) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

  "Disinterested Director" means a director of Respironics who is not an Interested Shareholder or affiliated with an Interested Shareholder and either
(i) was a Respironics director immediately prior to the time the Interested Shareholder became an Interested Shareholder or (ii) is a successor to a Disinterested Director and is or was recommended or elected to succeed a Disinterested Director by the affirmative vote of a majority of the Disinterested Directors then in office.

RIGHTS AGREEMENTS

  The following sections summarize the shareholder rights plans of Respironics and Healthdyne. Unless otherwise defined, capitalized terms used in the section entitled "The Respironics Rights Plan" have the meanings ascribed to such terms in the Respironics Rights Plan, and capitalized terms used in the section entitled "The Healthdyne Rights Plan" have the meanings ascribed to such terms in the Healthdyne Rights Plan.

  The Respironics Rights Plan. On June 28, 1996, Respironics entered into a Rights Plan (the "Respironics Rights Plan") with respect to shares of Respironics Common Stock, with Chase Mellon Shareholder Services, LLC acting as rights agent. Under the Respironics Rights Plan, each Respironics Right entitles the registered holder of Respironics Common Stock to purchase from Respironics 1/100 of a share (a "Respironics Unit") of Respironics Common Stock at a price of $110 per Respironics Unit, subject to adjustment (the "Respironics Purchase Price"). The Respironics Rights are attached to all certificates representing shares of Respironics Common Stock, including those shares issued pursuant to the Merger Agreement, and no separate certificates were distributed with respect to any Respironics Rights. The Respironics Rights will separate from the Respironics Common Stock and the distribution date (the "Respironics Distribution Date") will occur on the earlier of (i) ten business days following the public announcement (the "Respironics Stock Acquisition Date") that a person or group of affiliated or associated persons (other than Respironics, any Subsidiary of Respironics or any employee benefit plan of Respironics or such Subsidiary of Respironics) (a "Respironics Acquiring Person") has acquired or obtained the right to acquire beneficial ownership of 20% or more of the then outstanding shares of Respironics Common Stock and (ii) ten business days (or such later date as may be determined by action of a majority of the Independent Directors prior to such time as any person becomes a Respironics Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group owning beneficially 20% or more of the then outstanding shares of Respironics Common Stock.

  Until the Respironics Distribution Date, (i) the Respironics Rights will be evidenced by Respironics Common Stock certificates and will be transferred with and only with such certificates, (ii) new certificates issued after July 26, 1996 will contain a notation incorporating the Respironics Rights Plan by reference and (iii) the surrender for transfer of any certificates representing outstanding Respironics Common Stock will also constitute the transfer of the Respironics Rights associated with the Respironics Common Stock represented by such certificates. Accordingly, each share of Respironics Common Stock issued in the Merger will have one Respironics Right attached to it.

  The Respironics Rights are not exercisable until the Respironics Distribution Date and will expire at the close of business on the tenth anniversary of the Respironics Rights Plan unless earlier redeemed by Respironics. In the event that (i) Respironics is the surviving corporation in a merger with a Respironics Acquiring Person and shares of Respironics Common Stock shall remain outstanding, (ii) a Person becomes the beneficial owner of 20% or more of the then outstanding shares of Respironics Common Stock, (iii) a Respironics Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Respironics Rights Plan, or (iv) during such time as there is a Respironics Acquiring Person, an event occurs which results in such Respironics Acquiring Person's ownership interest being increased by more than 1% by means of a reverse stock split or recapitalization, then in each such case, each holder of a Respironics Right will thereafter have the right to receive, upon payment of the Respironics Purchase Price, that number of shares of Respironics Common Stock, cash, property or other securities of Respironics with a value equal to two times the Purchase Price. All Respironics Rights that are or were beneficially owned by any Respironics Acquiring Person at such time will be null and void.

  In the event that, at any time following the Respironics Stock Acquisition Date, (i) Respironics is acquired in a merger or other business combination transaction and Respironics is not the surviving corporation (other than a merger described above), (ii) any Person consolidates or merges with Respironics and all or part of the Respironics Common Stock is converted or exchanged for securities, cash or any property of any other Person or (iii) 50% or more of Respironics' assets or earning power is sold or transferred, each holder of a Respironics Right shall thereafter have the right to receive upon payment of the Respironics Purchase Price, Common Stock of the Respironics Acquiring Person having a value equal to two times the Respironics Purchase Price.

  At any time until ten business days following the Respironics Stock Acquisition Date, a majority of the Independent Directors may redeem the Respironics Rights, in whole, but not in part, at a price of $.01 per Respironics Right (the "Respironics Redemption Price") payable at the election of such majority of Independent Directors in cash or shares of Respironics Common Stock. Immediately upon the action of a majority of the Independent Directors ordering the redemption of the Respironics Rights, the Respironics Rights will terminate and the only right of the holders of Respironics Rights will be eligible to receive the Respironics Redemption Price.

  The Healthdyne Rights Plan. On April 20, 1995, the Healthdyne Board declared a dividend distribution of one Healthdyne Right for each outstanding share of Healthdyne Common Stock to shareholders of record at the close of business on May 22, 1995. Each Right entitles the registered holder to purchase from Healthdyne a unit consisting of one one-hundredth of a share (a "Healthdyne Unit") of Series B Cumulative Preferred Stock, par value $0.01 per share (the "Preferred Stock"), at a purchase price of $50 per Unit, subject to adjustment (the "Healthdyne Purchase Price").

  The Healthdyne Rights will be attached to all Healthdyne Common Stock certificates representing shares then outstanding, and no separate rights certificates will be distributed. The Healthdyne Rights will separate from the Healthdyne Common Stock and a "Healthdyne Distribution Date" will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (a "Healthdyne Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Healthdyne Common Stock (the "Healthdyne Stock Acquisition Date"), or (ii) at such time, as Healthdyne's Board of Directors may designate, after the date that a tender or exchange offer by any Person (other than Healthdyne, any Subsidiary of Healthdyne, any employee benefit plan of Healthdyne or of any Subsidiary of Healthdyne, or any Person or entity organized, appointed or established by Healthdyne for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 20% or more of the shares of Healthdyne Common Stock then outstanding. Until the Healthdyne Distribution Date, (i) the Healthdyne Rights will be evidenced by the Healthdyne Common Stock certificates and will be transferred with and only with such Healthdyne Common Stock certificates, (ii) new Healthdyne Common Stock issued after May 22, 1995 will contain a notation incorporating the Healthdyne Rights Plan by reference and (iii) the surrender for transfer of any certificates for Healthdyne Common Stock outstanding will also constitute the transfer of the Healthdyne Rights associated with the Healthdyne Common Stock represented by such certificates.

  The Healthdyne Rights are not exercisable until the Healthdyne Distribution Date and will expire at the close of business on May 22, 2005, unless earlier redeemed by Healthdyne as described below. The Healthdyne Rights will not be applicable to the Merger and will be terminated at the Effective Time.

  In the event that, at any time following the Healthdyne Distribution Date,
(i) Healthdyne is the surviving corporation in a merger with a Healthdyne Acquiring Person or an associate or affiliate of a Healthdyne Acquiring Person and Healthdyne's Common Stock is not changed or exchanged, or (ii) a person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of the then outstanding shares of Healthdyne Common Stock (except pursuant to a tender offer or exchange offer for all outstanding shares of Healthdyne Common Stock approved by a majority of the Healthdyne Board who are not associated with a Healthdyne Acquiring Person), or (iii) during such time as there is a Healthdyne Acquiring Person, an event occurs which results in such Healthdyne Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), or (iv) in the event of certain transactions between a Healthdyne Acquiring Person or an Affiliate of a Healthdyne Acquiring Person and Healthdyne, each holder of a Healthdyne Right will thereafter have the right to receive, upon exercise, Healthdyne Common Stock (or, in certain circumstances, cash, property or other securities of Healthdyne) having a value equal to two times the exercise price of the Healthdyne Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Healthdyne Rights that are, or (under certain circumstances specified in the Healthdyne Rights Plan) were, beneficially owned by any Healthdyne Acquiring Person will be null and void. Moreover, the Healthdyne Rights shall not be exercisable, and shall be null and void so long as held by a holder in any jurisdiction where the requisite qualification for the issuance to such holder, or the exercise by such holder, of the Healthdyne Rights in such jurisdiction shall not have been obtained or be obtainable. However, Healthdyne Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Healthdyne Rights are no longer redeemable by Healthdyne as set forth below.

  In the event that, at any time following the Healthdyne Stock Acquisition Date, (i) Healthdyne is acquired in a merger or other business combination transaction in which Healthdyne is not the surviving corporation (other than a merger described in the preceding paragraph), (ii) Healthdyne is the surviving corporation in a merger or consolidation with another person and all or part of Healthdyne's Common Stock is changed or exchanged, or (iii) 50% or more of Healthdyne's assets or earning power is sold or transferred, each holder of a Healthdyne Right (except Healthdyne Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Healthdyne Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Healthdyne Triggering Events."

  At any time until ten days following the Healthdyne Stock Acquisition Date (as such period may be extended by Healthdyne pursuant to the Healthdyne Rights Plan), Healthdyne may redeem the Rights in whole, but not in part, at a price of $.01 per Right provided that in certain circumstances such redemption will require the concurrence of a majority of the Continuing Directors. After this ten day period has expired, this right of redemption may be reinstated if a Healthdyne Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of Healthdyne Common Stock in a transaction or series of transactions not involving Healthdyne and there are no other Healthdyne Acquiring Persons. After the above ten day period expires and prior to the occurrence of a Healthdyne Triggering Event, Healthdyne may redeem the Healthdyne Rights provided that such redemption is incidental to a merger, consolidation or other business combination involving Healthdyne or a reorganization or restructuring of Healthdyne which is approved by a majority of the Continuing Directors. Immediately upon the action of the Healthdyne Board ordering redemption of the Healthdyne Rights, the Healthdyne Rights will terminate and the only right of the holders of Healthdyne Rights will be to receive the $.01 redemption price.

  The Healthdyne Rights Plan was amended October 31, 1997 to provide that the Healthdyne Board shall call a special meeting for the purpose of voting on an Offer made by an Offeror which (i) provides for the acquisition of all of the outstanding shares of Healthdyne Common Stock held by any Person other than the Offeror and its Affiliates for cash at the same price and at a price which is at least 15% higher than the "current market price" per share of Healthdyne Common Stock on the day immediately preceding the date on which the Offeror's proposal is delivered to Healthdyne, (ii) states that the Offeror has obtained written financing commitments from recognized financing sources, and/or has on hand cash or cash equivalents, for the full amount of all financing necessary to consummate the Offer (including amounts necessary to refinance any indebtedness of Healthdyne or its subsidiaries which will become due upon consummation of the Offer) and (iii) requests Healthdyne to call a special meeting of the holders of Healthdyne Common Stock for the purpose of voting on a resolution requiring the Healthdyne Board to redeem the Healthdyne Rights and contains a written agreement of the Offeror to pay certain of Healthdyne's costs of such special meeting. Such special meeting shall be held on a date selected by the Healthdyne Board, which date shall be not less than 90 and not more than 120 days after the later of (A) the date such Offer is received by Healthdyne (the "Offer Date") and (B) the date of any meeting of shareholders already scheduled as of the Offer Date; provided, however, that if (x) such other meeting shall have been called for the purpose of voting on a resolution with respect to another Offer and (y) the Offer Date shall be not later than fifteen days after the date such other Offer was received by Healthdyne, then both the resolution and such other resolution shall be voted on at such meeting and such meeting shall be deemed to be the special meeting.

NUMBER AND ELECTION OF DIRECTORS

  Under both the GBCC and the DGCL, a board of directors must consist of one or more individuals with the number specified in or fixed in accordance with the articles of incorporation or by-laws. In both Georgia and Delaware, a corporation's board of directors may be divided into classes with staggered terms of office, if so provided by the corporation's articles or by-laws.

  The Healthdyne By-Laws specify that the board shall consist of not less than three nor more than seven persons, the exact size to be fixed from time to time by the Board of Directors. The Healthdyne Board is currently comprised of seven members who are elected annually to one-year terms. Directors may be removed at any time with or without cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors. Any vacancy on the board of directors created by the removal of a director by the shareholders must be filled by the shareholders, or, if authorized by the shareholders, by the board of directors. The Healthdyne By-Laws further provide that any other vacancy may be filled by the affirmative vote of the remaining directors, even if less than a quorum, or by the sole remaining director, or, if no director remains, by the shareholders. Under Georgia law, shareholders do not have cumulative voting rights for the election of directors unless the articles of incorporation so provide. The Healthdyne Articles do not provide for cumulative voting.

  The number of directors on the Respironics Board is determined from time to time by the Board and is presently fixed at nine members. The Respironics Charter creates a staggered Board, with directors divided into three classes as nearly equal in number as possible. At each annual meeting, stockholders elect directors of the class whose term expires to hold office until the third succeeding annual meeting. Under the DGCL, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The Respironics Charter does not provide otherwise. Under the Respironics By-Laws, a vacancy resulting from such a removal for cause may but need not be filled by the stockholders at the same meeting at which such removal occurred or at a special meeting called for that purpose. Any vacancy in the Respironics Board shall, unless filled as provided in the preceding sentence, be filled by a majority of the remaining members of the Board, whether or not a quorum. Under Delaware law, stockholders do not have cumulative voting rights unless the certificate of incorporation so provides. The Respironics Charter does not provide for cumulative voting.

LIABILITY OF DIRECTORS

  Both the GBCC and the DGCL allow a corporation to limit the personal liability of directors with certain similar exceptions. As permitted by the GBCC, the Healthdyne Articles provide that no director shall be personally liable to Healthdyne or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (a) for any appropriation, in violation of his duties, of any business opportunity of Healthdyne, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful distributions or (d) for any transaction from which the director derived an improper personal benefit.

  The Respironics Charter provides that, to the fullest extent permitted by the DGCL, no director of Respironics shall be personally liable to Respironics or its stockholders for monetary damages for breach of fiduciary duty as a director. The DGCL allows a corporation to limit in this manner the personal liability of a director, except for liability for (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (c) an unlawful payment of a dividend or an unlawful stock purchase or redemption or (d) any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The GBCC permits a corporation to indemnify any director or officer for any liability and reasonable expense that may be incurred in connection with or resulting from any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the right of the corporation or otherwise), in which he may become involved by reason of his being or having been a director or officer of the corporation; provided, that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under the GBCC, absent shareholder approval, directors may not be indemnified in connection with (a) any proceeding by or in the right of the corporation in which such individual is adjudged liable to the corporation or (b) any other proceeding in which such individual is adjudged liable on the basis that such individual received an improper personal benefit. The Healthdyne By-Laws, and the indemnification agreements entered into by Healthdyne with each of its directors and officers, provide that directors and officers shall be indemnified to the maximum extent permitted by and in the manner provided by the GBCC.

  Under the DGCL, a corporation generally may indemnify its officers and directors for expenses, judgments or settlements actually and reasonably incurred by them in connection with suits and other legal proceedings if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action is brought by or in the right of the corporation, the DGCL limits indemnification to the expenses (including attorneys' fees) reasonably incurred and provides that no such indemnification can be made when the individual is adjudged liable to the corporation, unless and only to the extent the Delaware Court of Chancery deems such indemnification fair and reasonable under the circumstances. The Respironics Charter provide that Respironics shall indemnify, to the fullest extent permitted by applicable law, any person who is or was a director or officer of Respironics for any liability and expense in connection with any actual or threatened claim, action, suit or proceeding, whether civil or criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of Respironics to procure a judgment in its favor) by reason of the fact that such person is or was a director or officer of Respironics.

  Under both Georgia and Delaware law, a corporation may advance expenses to directors and officers as long as any director or officer receiving an advance undertakes to repay the amounts advanced if it is ultimately determined that such director or officer was not entitled to be indemnified. The Healthdyne indemnification agreements and the Respironics Charter require advancement of expenses upon receipt by Healthdyne or Respironics, as the case may be, of such a written undertaking to repay.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BY-LAWS

  Generally, the GBCC requires a majority vote of the outstanding shares of each voting group entitled to vote to amend the articles of incorporation of a Georgia corporation. Under Georgia law, shareholder action is generally not necessary to amend the by-laws, unless the articles of incorporation provide otherwise. The shareholders do, however, have the right to amend, repeal or adopt by-laws (except for by-laws that restrict the power of the board to manage the business) and may restrict the right of the board of directors to amend, alter or repeal a particular by-law. The Healthdyne By-Laws may be amended or repealed or new by-laws may be adopted by the affirmative vote of a majority of directors then in office or by the affirmative vote of a majority of all shares outstanding and entitled to vote. In addition, the shareholders may prescribe that any by-law adopted by them may not be altered, amended or repealed by the Healthdyne Board. The Healthdyne By-Laws provide that the Healthdyne Board may not, without shareholder approval, alter, amend, repeal or adopt (i) any by-law relating to special meetings of shareholders, or (ii) any other by-law if such action would have the effect of reinstating any by-law that was repealed by the shareholders at the 1997 Annual Meeting of Shareholders of Healthdyne.

  The DGCL also generally requires a majority vote of the outstanding shares entitled to vote to amend a Delaware corporation's certificate of incorporation, although the certificate of incorporation may require a greater-than-majority shareholder vote. As previously noted under "Certain Voting Requirements," the Respironics Charter would require a supermajority vote if an amendment to the Charter were to come within the definition of a Business Combination involving an Interested Shareholder. Delaware law provides that a corporation's by-laws may be amended by the stockholders or, if so provided in the corporation's certificate of incorporation, the power to amend the corporation's by-laws may also be conferred on the corporation's directors. The Respironics Charter authorizes the Respironics Board to make, alter or repeal the Respironics By-Laws. By-laws which would have the effect of limiting in any way the rights to indemnification provided by the Respironics Charter or increasing director liability may operate only prospectively.

DIVIDENDS

  The ability of Healthdyne and Respironics to pay dividends is governed by different standards. Under the GBCC, Healthdyne is permitted to pay dividends or make other distributions with respect to its stock unless, after giving effect to the dividend or other distribution, either Healthdyne would not be able to pay its debts as they become due in the usual course of business, or Healthdyne's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Healthdyne were to be dissolved at the time of the dividend or other distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend or other distribution. The Healthdyne Articles contain no provisions restricting dividends on Healthdyne Common Stock except to the extent Healthdyne Preferred Stock has preference as to dividends.

  A Delaware corporation, unless otherwise restricted by its certificate of incorporation, may pay dividends out of surplus or, if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year (but the directors may not declare and pay dividends out of such net profits if the capital of the corporation shall have diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets). The Respironics Charter contains no provisions restricting dividends on Respironics Common Stock.

SPECIAL MEETINGS

  Under Georgia and Delaware law, special meetings of shareholders may be called by the board of directors or by such other persons as are authorized by the by-laws or articles or certificate of incorporation, as the case may be. The Healthdyne By-Laws provide that special meetings of the shareholders may be called at any time by the Healthdyne Board, the Chairman of the Healthdyne Board or the President of Healthdyne. The Healthdyne By-Laws also provide that a special meeting shall be called upon the written demand of the holders of at least 10% of the outstanding Healthdyne Common Stock. With respect to special meetings of shareholders called upon demand of the shareholders, the Healthdyne By-Laws provide that only such business as is specified in the demand shall come before the meeting. The Respironics By-Laws provide that special meetings of the stockholders may only be called by the President or by the Respironics Board, for the purposes set forth in the call.

ACTION BY SHAREHOLDERS OR STOCKHOLDERS WITHOUT MEETING

  The GBCC permits shareholders of a Georgia corporation to act without a meeting only by unanimous written consent of all shareholders entitled to vote on the action, unless otherwise provided by the articles of incorporation. The Healthdyne Articles do not provide for shareholder action by less than unanimous written consent.

  The DGCL provides that, unless otherwise provided in the certificate of incorporation, stockholders of a Delaware corporation may take any action without a meeting by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of any action by less than unanimous consent must be given to stockholders who did not consent to such action. The Respironics Charter does not limit stockholder action by written consent, and the Respironics By-Laws authorize stockholder action by less than unanimous consent.

ADVANCE NOTICE FOR NOMINATION OF DIRECTORS AND STOCKHOLDER PROPOSALS

  The Healthdyne By-Laws provide that a shareholder desiring to propose business at an annual meeting of shareholders, including the nomination of any person for election as a director, must give written notice to the Secretary of Healthdyne setting forth (i) a brief description of the business to be brought before the meeting and the reasons therefor, (ii) the shareholder's name and address, (iii) the amount and type of securities owned by the shareholder, (iv) a description of certain arrangements or understandings between the shareholder and any other persons with respect to the proposed business and any material interest of the shareholder in such business, (v) a representation of the shareholder's intent to bring such business before the annual meeting and (vi) in the case of nominees for director, specified information regarding such nominees. To be timely, the shareholder's notice must be delivered to Healthdyne not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting; however, in the event the annual meeting is to be held on a date that is not within 30 days before or after such anniversary date, notice by the shareholder must be received not later than the tenth day following the day notice of the date of the annual meeting was first mailed or publicly disclosed. The Respironics By-Laws do not contain specific provisions addressing advance notice for nominations of directors or the bringing of stockholder proposals.

SHAREHOLDER OR STOCKHOLDER INSPECTION RIGHTS

  The GBCC provides that a shareholder, after giving advance notice, is entitled to inspect and copy, among other things, the corporation's articles of incorporation, by-laws, certain board of directors' and shareholders' resolutions, minutes of shareholders' meetings by right, and, among other things, the corporation's minutes of board of directors' meetings and accounting records only if (a) its demand is made in good faith and for a proper purpose that is reasonably relevant to its legitimate interest as a shareholder, (b) it describes with reasonable particularity its purpose and the records it desires to inspect, (c) the records are directly connected with its purpose and (d) the records are to be used only for the stated purpose; provided, however, that the right to inspect the latter set of records may be limited by a corporation's articles of incorporation or by-laws for shareholders owning two percent or less of the corporation's outstanding shares. Neither the Healthdyne Articles nor the Healthdyne By-Laws contain such a limitation.

  Under the DGCL, upon written demand under oath, any stockholder of record may inspect the stock ledger, a list of the stockholders and the other books and records of a corporation so long as such inspection is for a purpose reasonably related to such person's interest as a stockholder.

DISSENTERS' OR APPRAISAL RIGHTS

  Subject to the exception provided below, under the GBCC, shareholders who comply with certain procedural requirements of the GBCC are entitled to assert dissenters' rights with respect to such shareholder's shares upon the merger of a corporation, the consummation of a plan of share exchange to which the corporation is the acquired party, the sale or other disposition of all or substantially all of the corporation's assets, an amendment of the articles of incorporation of the corporation that materially and adversely affects rights in respect of such shareholder's shares in ways specified in the GBCC, or any corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, by-laws or a resolution of the board of directors of the corporation provides that shareholders are entitled to rights of appraisal. The Healthdyne Articles do not currently provide for dissenters' rights in any situation other than those enumerated above. Unless the articles of incorporation or resolution of the board of directors of the corporation provides otherwise, however, holders of any class of shares which are listed on a "national securities exchange" or are held of record by more than

2,000 shareholders are not entitled to assert dissenters' rights under Georgia law if the shareholder receives shares of the surviving corporation or another corporation whose shares are listed on a national securities exchange (defined to include the NASDAQ NMS) or are held of record by at least 2,000 shareholders.

  Like the GBCC, the DGCL provides stockholders of a Delaware corporation with appraisal rights in connection with mergers and consolidations generally, but does not provide appraisal rights for holders of any class or series of stock which, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (a) listed on a national securities exchange or designated as a national market security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc., or (b) held of record by more than 2,000 stockholders, so long as, in either case, such stockholders are not required by the terms of the agreement of merger or consolidation to receive as consideration in such merger or consolidation anything other than shares of stock of the surviving corporation or another corporation whose shares are so listed or designated or held of record by more than 2,000 stockholders. In addition, the DGCL does not provide appraisal rights for stockholders of the surviving corporation, or for stockholders of the subject corporation, as applicable, for mergers for which the DGCL does not require stockholder approval described under "Certain Voting Rights" above.

PREEMPTIVE RIGHTS

  Neither Delaware nor Georgia law provides for preemptive rights to acquire a corporation's unissued stock. However, such right may be expressly granted to the shareholders in a corporation's certificate or articles of incorporation. Neither the Healthdyne Articles nor the Respironics Charter provide for preemptive rights.

                          DESCRIPTION OF CAPITAL STOCK

  Respironics is authorized to issue 100,000,000 shares of Respironics Common Stock having one vote per share. Stockholders do not have preemptive, conversion or redemption rights with respect to Respironics Common Stock. The outstanding shares of Respironics Common Stock are, and the shares offered by Respironics hereby will be, when issued and paid for, validly issued, fully paid and nonassessable. All shares of Respironics Common Stock are entitled to receive such dividends, if any, as may be declared from funds legally available therefor and to receive pro rata all assets of Respironics for distribution to stockholders upon liquidation or dissolution after payment or provision for payment of all of Respironics' obligations. The transfer agent and registrar for the Respironics Common Stock is Chemical Mellon Shareholder Services, LLC See "Comparison of Stockholders' Rights--Rights Agreements--The Respironics Rights Plan" for a description of the Respironics Rights Plan.

                                 LEGAL OPINIONS

  The validity of the Respironics Common Stock to be issued by Respironics under the Merger Agreement will be passed upon by Respironics' counsel, Reed Smith Shaw & McClay LLP, 435 Sixth Avenue, Pittsburgh, Pennsylvania 15219. Certain tax matters relating to the Merger will be passed upon for Respironics by its counsel, Reed Smith Shaw & McClay LLP, 435 Sixth Avenue, Pittsburgh, Pennsylvania 15219. Certain tax matters relating to the Merger will be passed upon for Healthdyne by its counsel, Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308-2216.

                                    EXPERTS

  The consolidated financial statements and schedule of Respironics, included in Respironics' Annual Report (Form 10-K) for the year ended June 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Healthdyne as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  Representatives of Ernst & Young LLP are expected to be present at the Respironics Meeting, and representatives of KPMG Peat Marwick LLP are expected to be present at the Healthdyne Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders of Respironics intended to be presented at Respironics' annual meeting of stockholders to be held in 1998 must be received by Respironics no later than May 31, 1998 to be considered for inclusion in the Respironics proxy statement and form of proxy related to the Respironics 1998 annual meeting.

  If the Merger is not consummated, proposals of shareholders of Healthdyne intended to be presented at Healthdyne's next annual meeting of shareholders must be received by Healthdyne no later than February 24, 1998 to be considered for inclusion in the Healthdyne proxy statement and form of proxy related to such meeting.

                                 OTHER MATTERS

  The managements of Respironics and Healthdyne do not know of any other matters intended to be presented for stockholder action at their respective meetings. If any other matter does properly come before either of the meetings and is put to a stockholder vote, the proxies solicited hereby will be voted in accordance with the judgment of the proxyholders named thereon.

                                                                      APPENDIX I
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                               RESPIRONICS, INC.,

                                   RIGA, INC.

                                      AND

                         HEALTHDYNE TECHNOLOGIES, INC.

                         DATED AS OF NOVEMBER 10, 1997

                                   AS AMENDED


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I THE MERGER........................................................   7
  1.1.  The Merger..........................................................   7
ARTICLE II CONDITIONS.......................................................   7
  2.1.  Mutual Conditions...................................................   7
  2.2.  Respironics Conditions..............................................   8
  2.3.  Healthdyne Conditions...............................................   9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF HEALTHDYNE....................  11
  3.1.  Organization........................................................  11
  3.2.  Capitalization......................................................  11
  3.3.  Subsidiaries........................................................  11
  3.4.  Joint Ventures, etc.................................................  12
  3.5.  Corporate Authority; Absence of Violation...........................  12
  3.6.  Exchange Act Reports and Financial Statements.......................  13
  3.7.  Absence of Certain Changes..........................................  13
  3.8.  Taxes...............................................................  13
  3.9.  Employee Contracts and Plans........................................  13
  3.10. Material Contracts and Activities Since September 30, 1997..........  14
  3.11. Litigation and Other Proceedings....................................  14
  3.12. Compliance with Laws; Regulatory Matters............................  14
  3.13. Environmental Matters...............................................  15
  3.14. Insurance...........................................................  15
  3.15. Intellectual Property...............................................  15
  3.16. Takeover Statutes...................................................  16
  3.17. Healthdyne Rights Agreements........................................  16
  3.18. Accounting and Tax Matters..........................................  17
  3.19. Proxy Statement/Prospectus, etc.....................................  17
  3.20. Investment Banker's Opinion.........................................  17
  3.21. Investigation by Healthdyne.........................................  17
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF RESPIRONICS....................  17
  4.1.  Organization........................................................  18
  4.2.  Capitalization......................................................  18
  4.3.  Subsidiaries........................................................  18
  4.4.  Corporate Authority; Absence of Violation...........................  18
  4.5.  Exchange Act Reports and Financial Statements.......................  19
  4.6.  Absence of Certain Changes..........................................  19
  4.7.  Taxes...............................................................  19
  4.8.  Employee Contracts and Plans........................................  20
  4.9.  Litigation and Other Proceedings....................................  21
  4.10. Compliance with Laws; Regulatory Matters............................  21
  4.11. Environmental Matters...............................................  21
  4.12. Insurance...........................................................  21
  4.13. Intellectual Property...............................................  21
  4.14. Accounting and Tax Matters..........................................  22
  4.15. Proxy Statement/Prospectus, etc.....................................  22
  4.16. Investment Banker's Opinion.........................................  23
  4.17. Investigation by Respironics........................................  23

ARTICLE V CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME...................  23
  5.1.  Conduct of Business in Ordinary Course.............................  23
  5.2.  Conduct of Respironics Business in Ordinary Course.................  24
ARTICLE VI COVENANTS AND ACTIONS PENDING THE EFFECTIVE TIME................  25
  6.1.  Securities Registration and Disclosure.............................  25
  6.2.  Regulatory Clearances and Approvals................................  25
  6.3.  Shareholders' Meetings.............................................  26
  6.4.  Affiliates' Agreements.............................................  26
  6.5.  Public Announcements...............................................  26
  6.6.  Notice of Certain Events...........................................  26
  6.7.  All Reasonable Best Efforts........................................  27
  6.8.  Healthdyne Acquisition Proposals...................................  27
  6.9.  Transactions Involving Respironics.................................  28
  6.10. Access and Information.............................................  29
ARTICLE VII AMENDMENT, WAIVER AND TERMINATION..............................  29
  7.1.  Amendment..........................................................  29
  7.2.  Waiver.............................................................  29
  7.3.  Termination........................................................  29
  7.4.  Effect of Termination..............................................  30
  7.5.  Respironics Fee....................................................  31
  7.6.  Healthdyne Fee.....................................................  32
  7.7.  Arbitration of Disputes Regarding Adverse Regulatory Condition
 Notice....................................................................  33
ARTICLE VIII MISCELLANEOUS PROVISIONS......................................  34
  8.1.  Closing and Effective Time.........................................  34
  8.2.  Confidentiality....................................................  34
  8.3.  Entire Agreement...................................................  34
  8.4.  Counterparts; Headings.............................................  34
  8.5.  Further Assurances.................................................  34
  8.6.  Communications.....................................................  34
  8.7.  Expenses...........................................................  35
  8.8.  Brokers............................................................  35
  8.9.  Survival...........................................................  36
  8.10. Successors and Assigns; No Third Party Beneficiaries...............  36
  8.11. Governing Law......................................................  36
ARTICLE IX POST-EFFECTIVE TIME COVENANTS...................................  36
  9.1.  Indemnification of Healthdyne Directors and Officers...............  36
  9.2.  Healthdyne Stock Option............................................  37
  9.3.  Respironics Benefit Plans..........................................  38
  9.4.  Transition Team....................................................  39
  9.5.  Nominees to Respironics Board......................................  39
  9.6.  Stipulation Regarding Litigation...................................  39
  9.7.  Directors and Officers Letters.....................................  39
Appendix A Agreement and Plan of Merger
Appendix B Individuals to Enter Into Employment Agreements
Appendix C Form of Employment Agreements

Appendix D Form of Matria Letter
Appendix E Individuals to Enter Into Consulting Agreements
Appendix F Employees and Directors Whose Agreements will be Honored After
 Effective Time
Appendix G Form of Stipulation Regarding Litigation
Appendix H Form of Healthdyne Directors and Officers Letter
Appendix I Form of Respironics Directors and Officers Letter

                             INDEX OF DEFINED TERMS

TERM                                                                  SECTION
----                                                               -------------
AAA Rules.........................................................        7.7(a)
Adverse Regulatory Condition Notice...............................           6.6
Agreement.........................................................        Para 1
Apria Contract....................................................           3.1
Arbitrator........................................................        7.7(b)
Binding Arbitration...............................................        7.7(a)
Claim.............................................................        9.1(a)
Closing...........................................................           8.1
Code..............................................................        Para 4
Confidentiality Agreements........................................          6.10
Consulting Agreements.............................................        9.2(d)
D&O Insurance.....................................................        9.1(d)
Determination Date................................................           7.3
Effective Time....................................................           8.1
ERISA.............................................................           3.9
Exchange Act......................................................           3.6
Exchange Ratio....................................................           1.1
Former Property...................................................          3.13
GBCC..............................................................          3.16
Hazardous Substances.............................................. 3.13 and 4.11
Healthdyne........................................................        Para 1
Healthdyne Acquisition Proposal...................................           6.8
Healthdyne Affiliates.............................................           6.4
Healthdyne Business Combination...................................           7.5
Healthdyne Common Stock...........................................           1.1
Healthdyne Continuing Directors...................................           9.5
Healthdyne Disclosure Letter......................................       Art III
Healthdyne Employee Benefit Plans.................................           3.9
Healthdyne Entity.................................................          3.13
Healthdyne Fee....................................................           7.6
Healthdyne Intellectual Property Rights...........................          3.15
Healthdyne Joint Ventures.........................................           3.4
Healthdyne Material Adverse Effect................................           3.1
Healthdyne Option Plans...........................................           3.2
Healthdyne Preferred Stock........................................           3.2
Healthdyne Reports................................................           3.6
Healthdyne Rights Plan............................................           3.2
Healthdyne Section 6.9(a) Statement of Intention..................           6.9
Healthdyne Subsidiaries...........................................           3.3
Healthdyne Third-Party Intellectual Property Rights...............          3.15
HSR Act...........................................................        2.1(b)
Issue.............................................................        7.7(a)
Indemnified Party.................................................        9.1(a)
Matria............................................................           2.2
Matria Letter.....................................................           2.2
Matria License Agreement..........................................           2.2
Matria Services Agreement.........................................           2.2
Merger............................................................           1.1
Merger Agreement..................................................           1.1

TERM                                                                  SECTION
----                                                               -------------
Merger Shares.....................................................           6.4
Merger Subsidiary.................................................        Para 1
Merger Subsidiary Common Stock....................................           1.1
NASD..............................................................           2.1
NMS...............................................................           2.1
Notice of Dispute.................................................        7.7(a)
Outstanding Healthdyne Options....................................           3.2
Outstanding Respironics Options...................................           5.2
Participation Facility............................................ 3.11 and 4.11
Present Property..................................................          3.13
Proxy Statement/Prospectus........................................           2.1
Registration Statement............................................           6.1
Regulatory Condition or Requirement...............................        1.1(b)
Respironics.......................................................        Para 1
Respironics Acquisition Proposal..................................           6.9
Respironics Affiliates............................................           6.4
Respironics Business Combination..................................           7.6
Respironics Common Stock..........................................           1.1
Respironics Disclosure Letter.....................................        Art IV
Respironics Employee Benefit Plans................................           4.8
Respironics Entity................................................          4.11
Respironics Fee...................................................           7.5
Respironics Intellectual Property Rights..........................          4.13
Respironics Material Adverse Effect...............................           4.1
Respironics Option Plans..........................................           5.2
Respironics Reports...............................................           4.5
Respironics Rights Agreement......................................           5.2
Respironics Subsidiaries..........................................           4.3
Respironics Third-Party Intellectual Property Rights..............          4.13
Restricted Period.................................................           6.4
SEC...............................................................           2.1
Section 6.9(a) Agreement..........................................           6.9
Section 6.9(a) Notice.............................................           6.9
Securities Act....................................................           2.1
Shareholders' Meetings............................................           6.3
Significant Healthdyne Subsidiary.................................           7.3
Significant Respironics Subsidiary................................           7.6
Significant Subsidiary............................................           7.5
Stock Option Exchange Agreement...................................        9.2(b)
Substitute Option.................................................        9 2(a)
Surviving Corporation.............................................           1.1
Takeover Statute..................................................          3.16
Transition Team...................................................           9.4
Unexercisable Option..............................................        9.2(b)

                     AGREEMENT AND PLAN OF REORGANIZATION

  THIS AGREEMENT dated as of November 10, 1997 (the "Agreement") by and among RESPIRONICS, INC., a Delaware corporation ("Respironics"), RIGA, INC., a Georgia corporation ("Merger Subsidiary"), and HEALTHDYNE TECHNOLOGIES, INC., a Georgia corporation ("Healthdyne"),

                             W I T N E S S E T H :

  WHEREAS, Merger Subsidiary and Healthdyne desire to merge in the manner provided for herein;

  WHEREAS, the respective Boards of Directors of Respironics, Merger Subsidiary and Healthdyne have determined that the merger of Merger Subsidiary with and into Healthdyne (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair to and in the best interest of their respective stockholders;

  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

  WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests";

  NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements herein contained and intending to be legally bound hereby, covenant and agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1. The Merger. The reorganization contemplated by this Agreement is the merger of Merger Subsidiary with and into Healthdyne (the "Merger") pursuant to the Agreement and Plan of Merger attached hereto as Appendix A (the "Merger Agreement"). As provided in the Merger Agreement, at the Effective Time (as defined in Section 8.1 hereof) Merger Subsidiary will be merged with and into Healthdyne, which will be the surviving corporation (the "Surviving Corporation"). In the Merger, (a) each outstanding share of Common Stock, par value $0.01 per share, of Healthdyne ("Healthdyne Common Stock") will be converted into shares of Common Stock, par value $0.01 per share, of Respironics ("Respironics Common Stock") (with cash in lieu of any fractional share) as provided in the Merger Agreement (the number of shares of Respironics Common Stock into which shares of Healthdyne Common Stock will be converted being referred to as the "Exchange Ratio") and (b) each outstanding share of Common Stock, par value $0.01 per share, of Merger Subsidiary ("Merger Subsidiary Common Stock") will be converted into one share of Common Stock, par value $0.01 per share, of the Surviving Corporation, which shall be held by Respironics.

                                  ARTICLE II

                                  CONDITIONS

  2.1. Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

    (a) Shareholder Approval. This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Healthdyne Common Stock and the issuance of shares of Respironics Common Stock in connection with the Merger shall have been approved by the holders of at least a majority of the shares of Respironics Common Stock present in person or represented by proxy and entitled to vote at the Respironics Shareholders' Meeting described in Section 6.3, a quorum being present.

    (b) Regulatory Clearances and Approvals. The waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated; any other Federal, state, local or foreign regulatory clearances and approvals necessary to the consummation of the Merger shall have been obtained; and all other waiting periods imposed by any Federal, state, local and foreign governmental authority in connection therewith shall have expired. None of such regulatory clearances or approvals shall contain or impose any conditions or requirements, including without limitation requirements relating to divestiture of product lines, manufacturing operations, one or more subsidiaries or divisions or any other material assets or require Respironics to sell or license any rights to any of its tangible or intangible properties or those of the combined entities (a "Regulatory Condition or Requirement"), which Respironics in its reasonable business judgment considers to be materially adverse to the best interests of the combined entities. No action or suit to enjoin or prohibit the Merger shall have been filed by any Federal, state, local or foreign governmental authority under Federal, state, local or foreign antitrust or similar laws, which action or suit has not been dismissed or otherwise terminated in a manner reasonably satisfactory to Respironics.

    (c) Securities Act Registration. The Registration Statement contemplated by Section 6.1 hereof shall have been filed by Respironics with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and shall have been declared effective prior to the time the joint proxy statement/prospectus contained therein (the "Proxy Statement/Prospectus") is first mailed to the shareholders of Healthdyne and Respironics, and no stop order with respect to the effectiveness of the Registration Statement shall have been issued nor any proceeding therefor initiated or threatened. In addition, the shares of Respironics Common Stock to be issued pursuant to the Merger Agreement shall be duly registered or qualified under the securities or "blue sky" laws of all states in which such action is required for purposes of the initial issuance of such stock and its distribution to the shareholders of Healthdyne entitled to receive it.

    (d) NASD Quotation. The National Association of Securities Dealers, Inc. ("NASD") shall have approved for quotation on the NASD National Market System ("NMS"), upon official notice of issuance, all of the shares of Respironics Common Stock to be issued in the Merger.

  2.2. Respironics Conditions. The obligations of Respironics to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

    (a) Representations and Warranties; Performance of Obligations. Except as otherwise consented to in writing by Respironics or contemplated by this Agreement, the representations and warranties of Healthdyne contained herein shall be true and correct as of the date hereof and as of the date of the Closing as though made on such date, except that any representation or warranty which specifically relates to an earlier date shall be true and correct in all material respects as of such earlier date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not individually or in the aggregate reasonably be expected to have a Target Material Adverse Effect; Healthdyne shall have performed or complied in all material respects with all agreements, covenants and conditions under this Agreement and the Merger Agreement required to be performed or complied with by Healthdyne at or prior to the Closing; and Respironics shall have received a certificate to each of the foregoing effects signed by the principal executive officer and the principal accounting and financial officers of Healthdyne.

    (b) Accounting Treatment. The Merger shall as of the date of the Closing meet the requirements for pooling-of-interests accounting treatment under generally accepted accounting principles and under the accounting rules of the SEC, and Respironics shall have received a letter from Ernst & Young LLP in form and substance reasonably satisfactory to Respironics as to the foregoing matters.

    (c) Affiliates' Agreements. Respironics shall have received from each of the persons identified by Healthdyne pursuant to Section 6.4(a) hereof an executed counterpart of an affiliate's agreement in the form contemplated by such Section.

    (d) Legal Opinion. Respironics shall have received from Skadden, Arps, Slate, Meagher & Flom LLP and/or Troutman Sanders LLP, counsel for Healthdyne, one or more customary opinions dated the date of the Closing and in form and substance reasonably satisfactory to Respironics as to such matters related to this Agreement, the Merger Agreement and the transactions contemplated thereby as Respironics may reasonably request.

    (e) Orders, etc. Neither Respironics nor Healthdyne shall be subject to any order, decree or injunction of any court or agency of competent jurisdiction which enjoins, prohibits or materially adversely affects the Merger or to any pending or threatened litigation or proceeding by governmental authority or agency which seeks to enjoin or prohibit the Merger or to impose material damages on either party or any of Respironics directors or officers by reason thereof.

    (f) Employment Agreements and Related Agreements. Each of the Employment Agreements and related agreements executed on or before the date of this Agreement by the individuals identified on Appendix B attached hereto in substantially the forms attached hereto as Appendix C shall not have been terminated, repudiated or breached by the individual party thereto, except in the case of termination due to death or disability of the individual party thereto as provided in the applicable Employment Agreement and related agreements.

    (g) Matria Agreement. The letter agreement substantially in the form of Appendix D attached hereto executed on or before the date of this Agreement (the "Matria Letter") by Matria Healthcare, Inc., successor to Healthdyne, Inc. ("Matria") relating to the Tradename License Agreement between Matria and Healthdyne dated April 21, 1995 (the "Matria License Agreement") and the Corporate Services Agreement between Matria and Healthdyne dated April 21, 1995 (the "Matria Services Agreement") shall not have been terminated, repudiated or breached by Matria.

    (h) Federal Tax Opinion. There shall have been received by Respironics an opinion of Reed Smith Shaw & McClay LLP, to the effect that:

      (i) The Merger will constitute a reorganization within the meaning of
    Section 368(a) of the Code and Respironics, Merger Subsidiary and Healthdyne will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

      (ii) No gain or loss will be recognized by Respironics, Merger Subsidiary or Healthdyne as a result of the Merger;

      (iii) Except for cash received in lieu of fractional shares, no gain or loss will be recognized by the shareholders of Healthdyne who receive solely Respironics Common Stock on the exchange of their shares of Healthdyne Common Stock for shares of Respironics Common Stock;

      (iv) The basis of the shares of Respironics Common Stock to be received by the shareholders of Healthdyne will be the same as the basis of the shares of Healthdyne Common Stock exchanged therefor; and

      (v) The holding period of the shares of Respironics Common Stock to be received by the shareholders of Healthdyne will include the period during which the Healthdyne Common Stock surrendered in exchange therefor was held by the Healthdyne shareholder, provided such Healthdyne

    Common Stock was held as a capital asset in the hands of the Healthdyne shareholder at the time of the exchange.

  2.3. Healthdyne Conditions. The obligations of Healthdyne to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

    (a) Representations and Warranties; Performance of Obligations. Except as otherwise consented to in writing by Healthdyne or contemplated by this Agreement, the representations and warranties of Respironics contained herein shall be true and correct as of the date hereof and as of the date of the Closing as though made on such date, except that any representation or warranty which specifically relates to an earlier date shall be true and correct in all material respects as of such earlier date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not individually or in the aggregate reasonably be expected to have a Respironics Material Adverse Effect; Respironics shall have performed or complied in all material respects with all agreements, covenants and conditions under this Agreement and the Merger Agreement required to be performed or complied with by Respironics at or prior to the Closing; and Healthdyne shall have received a certificate to each of the foregoing effects signed by the principal executive officer and the principal accounting and financial officers of Respironics.

    (b) Accounting Treatment. Healthdyne shall be eligible as of the date of the Closing for pooling-of-interests accounting treatment under generally accepted accounting principles and under the accounting rules of the SEC, and Healthdyne shall have received a letter from KPMG Peat Marwick LLP in form and substance reasonably satisfactory to Healthdyne as to the foregoing matters.

    (c) Affiliates' Agreements. Healthdyne shall have received from each of the persons identified by Respironics pursuant to Section 6.4(b) hereof an executed counterpart of an affiliate's agreement in the form contemplated by such Section.

    (d) Legal Opinion. Healthdyne shall have received from Reed Smith Shaw & McClay LLP, counsel for Respironics, a customary opinion dated the date of the Closing and in form and substance reasonably satisfactory to Healthdyne as to such matters related to this Agreement, the Merger Agreement and the transactions contemplated thereby as Healthdyne may reasonably request.

    (e) Orders, etc. Neither Respironics nor Healthdyne shall be subject to any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or to any pending or threatened litigation or proceeding by any government authority or agency which seeks to enjoin or prohibit the Merger or to impose material damages on either party or any of Healthdyne's directors or officers by reason thereof.

    (f) Federal Tax Opinion. There shall have been received by Healthdyne an opinion of Skadden, Arps, Slate, Meagher & Flom LLP or Troutman Sanders LLP, to the effect that:

      (i) The Merger will constitute a reorganization within the meaning of
    Section 368(a) of the Code, and Respironics, Merger Subsidiary and Healthdyne will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

      (ii) No gain or loss will be recognized by Respironics, Merger Subsidiary or Healthdyne as a result of the Merger;

      (iii) Except for cash received in lieu of fractional shares, no gain or loss will be recognized by the shareholders of Healthdyne who receive solely Respironics Common Stock on the exchange of their shares of Healthdyne Common Stock for shares of Respironics Common Stock;

      (iv) The basis of the shares of Respironics Common Stock to be received by the shareholders of Healthdyne will be the same as the basis of the shares of Healthdyne Common Stock exchanged therefor; and

      (v) The holding period of the shares of Respironics Common Stock to be received by the shareholders of Healthdyne will include the period during which the Healthdyne Common Stock surrendered in exchange therefor was held by the Healthdyne shareholder, provided such Healthdyne Common Stock was held as a capital asset in the hands of the Healthdyne shareholder at the time of the exchange.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF HEALTHDYNE

  Healthdyne represents and warrants to Respironics that, except in each case as disclosed in a letter delivered to Respironics on the date of this Agreement (the "Healthdyne Disclosure Letter"):

  3.1. Organization. Healthdyne is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is duly qualified to do business and in good standing in the United States of America and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and the failure to be so qualified would, individually or in the aggregate, have a material adverse effect on the business, operations, assets (taken as a whole), condition (financial or otherwise) or results of operation of Healthdyne and the Healthdyne Subsidiaries, taken as a whole, or Healthdyne's ability to consummate the transactions contemplated by this Agreement (a "Healthdyne Material Adverse Effect"); provided, however, in determining whether a Healthdyne Material Effect shall have occurred, no effect or consequence shall be given as to whether Healthdyne is awarded a contract ("Apria Contract") in response to the request for proposal submitted by Apria Healthcare. Healthdyne has full corporate power and legal authority (including all material licenses, franchises, permits and other governmental authorizations which are legally required) to own its assets and to transact the business in which it is presently engaged.

  3.2. Capitalization. (a) The authorized capital stock of Healthdyne consists as of the date of this Agreement of (i) 50,000,000 shares of Healthdyne Common Stock, of which 12,869,615 shares were issued and outstanding as of August 1, 1997 and no shares were held in treasury, and (ii) 10,000,000 shares of preferred stock, no par value per share (the "Healthdyne Preferred Stock"), of which no shares are issued or outstanding. All of such issued and outstanding shares are duly and validly authorized and issued, fully paid and nonassessable.

    (b) Except for (i) stock options for 1,621,096 shares of Healthdyne Common Stock outstanding as of October 31, 1997 under Healthdyne's 1993 Stock Option Plan, 1993 Nonemployee Director Stock Option Plan, 1995 Stock Option Plan II and 1996 Stock Option Plan (the "Healthdyne Option Plans"),
  (ii) stock options exercisable under Healthdyne's 1995 Employee Stock Purchase Plan (together with the options outstanding under the Healthdyne Option Plans, the "Outstanding Healthdyne Options"), and (iii) the Rights Agreement, dated as of May 22, 1995 by and between Healthdyne and SunTrust Bank, Atlanta, as Rights Agent (as amended, the "Healthdyne Rights Plan"), Healthdyne is not a party to or bound by any option, call, warrant, conversion privilege or other agreement obligating Healthdyne at present, at any future time or upon the occurrence of any event to issue or sell any shares of Healthdyne Common Stock or other capital stock of Healthdyne. At the Effective Time, the Outstanding Healthdyne Options shall be treated as provided in Section 9.2 hereof.

  3.3. Subsidiaries. (a) Except as set forth in the Healthdyne Disclosure Letter, Healthdyne owns, directly or indirectly, all of the issued and outstanding shares of capital stock of the corporations listed in the Healthdyne Disclosure Letter (collectively, the "Healthdyne Subsidiaries") and such Healthdyne Subsidiaries constitute all of the material subsidiaries of Healthdyne. Healthdyne has no other direct or indirect subsidiaries. All of the issued and outstanding capital stock of the Healthdyne Subsidiaries is duly and validly authorized and issued, fully paid and nonassessable and is owned by Healthdyne or a Healthdyne Subsidiary free and clear of any liens, security interests, encumbrances, restrictions or other rights of any third person with respect thereto. There are no options, calls, warrants, conversion privileges or other agreements obligating any Healthdyne Subsidiary at present or upon the occurrence of any event to issue or sell any shares of its capital stock.

    (b) Each Healthdyne Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state or country of incorporation or formation. Each Healthdyne Subsidiary is duly qualified to do business and in good standing in the United States of America and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and the failure to be so qualified would, individually or in the aggregate, have a Healthdyne Material Adverse Effect. Each Healthdyne Subsidiary has full corporate power and legal authority (including all material licenses, franchises, permits and other governmental authorizations which are legally required) to own its assets and to transact the business in which it is presently engaged.

  3.4. Joint Ventures, etc. Except as set forth in the Healthdyne Disclosure Letter, neither Healthdyne nor any Healthdyne Subsidiary is a party to any joint venture, a general or limited partner of any partnership or the owner of any equity or similar interest in any other person (including without limitation any interest pursuant to which Healthdyne or a Healthdyne Subsidiary has or may in any circumstance have an obligation to make a capital contribution to, or be liable for or on account of the liabilities, acts or omissions of, such other person) except (i) Healthdyne's ownership of all the issued and outstanding capital stock of the Healthdyne Subsidiaries, (ii) the ownership of marketable equity securities held as investments in the ordinary course of business and not exceeding 5% of the outstanding shares of any class and (iii) joint venture or other interests disclosed to Respironics in writing on the date hereof (the "Healthdyne Joint Ventures").

  3.5. Corporate Authority; Absence of Violation. (a) The Board of Directors of Healthdyne has authorized the execution and delivery by Healthdyne of this Agreement and the Merger Agreement, has authorized the performance by Healthdyne of this Agreement, has directed or will direct that this Agreement and the Merger Agreement be submitted to the shareholders of Healthdyne for their approval and, subject to such approval, has authorized the performance by Healthdyne of the Merger Agreement.

    (b) Healthdyne has the full power, authority and legal right to enter into this Agreement and the Merger Agreement, to perform its obligations hereunder and, subject to the approval of its shareholders and regulatory authorities, to perform its obligations under the Merger Agreement. This Agreement and the Merger Agreement have been duly and validly executed and delivered by Healthdyne, and this Agreement constitutes, and subject to the approval of its shareholders and approval and/or clearance from regulatory authorities the Merger Agreement constitutes, a valid and binding obligation of Healthdyne enforceable against Healthdyne in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or other similar laws of general application affecting creditors' rights or by the application by a court of equitable principles.

    (c) Except as set forth in the Healthdyne Disclosure Letter, neither the execution and delivery by Healthdyne of this Agreement or the Merger Agreement, compliance by Healthdyne with any provision hereof nor, subject to the approval of its shareholders and regulatory authorities, compliance by Healthdyne with any provision of the Merger Agreement will (i) violate any provision of the Articles of Incorporation or By-Laws of Healthdyne,
  (ii) conflict with or result in a breach of or default under any agreement, obligation or instrument to which Healthdyne or any Healthdyne Subsidiary is a party or by which any of them is bound or to which any of their properties or assets is subject or (iii) violate any order or decree of any court or governmental authority or any statute, rule or regulation applicable to Healthdyne, any Healthdyne Subsidiary or any of their properties or assets other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, defaults or violations which would not reasonably be expected to have a Healthdyne Material Adverse Effect.

  3.6. Exchange Act Reports and Financial Statements. Healthdyne has delivered to Respironics (i) Healthdyne's Annual Report on Form 10-K for the year ended December 31, 1996 containing consolidated balance sheets of Healthdyne at December 31, 1996 and 1995 and consolidated statements of earnings, shareholders' equity and cash flows of Healthdyne for the three years ended December 31, 1996, all certified by KPMG Peat Marwick LLP, independent auditors, (ii) Healthdyne's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1997 containing unaudited consolidated balance sheets of Healthdyne as of such dates and unaudited consolidated statements of earnings and cash flows of Healthdyne for the interim periods reflected therein and (iii) any Current Reports on Form 8-K filed by Healthdyne since June 30, 1997 (collectively, the "Healthdyne Reports"). All Healthdyne Reports as of their respective dates (i) comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the SEC thereunder, (ii) do not contain any untrue statement of a material fact and (iii) do not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All such financial statements, including the related notes and schedules, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as indicated therein) and fairly present the consolidated financial condition, assets and liabilities of Healthdyne at the dates thereof and the consolidated results of operations, shareholders' equity and cash flows of Healthdyne for the periods stated therein, subject, in the case of the interim financial statements, to normal and recurring year-end audit adjustments and except that the interim financial statements do not contain all of the notes required by generally accepted accounting principles.

  3.7. Absence of Certain Changes. Since September 30, 1997 there has not been any material adverse change in the condition, financial or otherwise, or in the assets, liabilities or business of Healthdyne and the Healthdyne Subsidiaries taken as a whole.

  3.8. Taxes. (a) The Federal income tax returns of Healthdyne and the Healthdyne Subsidiaries have either been audited by the Internal Revenue Service or closed by statute for all periods beginning prior to January 1, 1993. All taxes, deficiencies, interest and penalties which are reflected as due under such returns or which have been assessed as a result of such audits have been paid in full, and there are no outstanding agreements to extend periods during which additional assessments may be made.

    (b) Federal income tax returns of Healthdyne and the Healthdyne Subsidiaries for all periods beginning before January 1, 1997 have been timely filed. Such returns are accurate in all material respects, and to the best of Healthdyne's knowledge there is no material proposed deficiency, assessment, penalty or delinquency with respect to any of such returns or any of the taxes reflected as due and payable thereby. All taxes, deficiencies, interest and penalties which are reflected as due under such returns or which have been assessed as a result of audits thereof have either been paid in full or have been accrued or adequately reserved against in the financial statements contained in Healthdyne's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

    (c) All required Federal income tax returns of any Healthdyne Joint Venture and all returns in respect of all other Federal, state and local taxes of any kind required to be filed by Healthdyne, any Healthdyne Subsidiary or any Healthdyne Joint Venture have been timely filed, and all taxes, interest and penalties due in respect thereof have been paid. Such returns are accurate in all material respects, and to the best of Healthdyne's knowledge there is no material proposed deficiency, assessment, penalty or delinquency with respect to any of such returns or any of the taxes reflected as due and payable thereby.

  3.9. Employee Contracts and Plans. (a) Except as disclosed in the Healthdyne Reports or the Healthdyne Disclosure Letter, neither Healthdyne nor any U.S. Healthdyne Subsidiary (i) is as of the date hereof a party or subject to any contract of employment with any person who earns a base salary in excess of $50,000 per year which is not terminable at will without penalty (other than standard severance policies offered to all employees generally) or any collective bargaining agreement or (ii) maintains or contributes to any profit sharing, pension, retirement, thrift, savings, incentive compensation, deferred compensation, bonus, stock option, stock purchase, restricted stock, stock appreciation right, performance share, performance unit, severance, salary continuation, holiday, vacation, disability, insurance, medical or other employee benefit, incentive or welfare plan, policy, material contract or material arrangement (collectively, the "Healthdyne Employee Benefit Plans"). Healthdyne has heretofore made available to Respironics copies of all Healthdyne Employee Benefit Plans of Healthdyne and the Healthdyne Subsidiaries, including individual employment contracts and stock option agreements. Except as disclosed in the Healthdyne Reports or the Healthdyne Disclosure Letter, consummation of the Merger will not accelerate the rights of any third party consultant under a consulting agreement with Healthdyne or any Healthdyne Subsidiary or terminate the rights of Healthdyne or any Healthdyne Subsidiary under any such consulting agreement.

    (b) There are no pending or threatened strikes or labor stoppages involving any employees of Healthdyne or any Healthdyne Subsidiary, nor is Healthdyne or any U.S. Healthdyne Subsidiary aware of any organizing activity seeking to certify a collective bargaining unit or representative for any of such employees.

    (c) All retirement and employee benefit or welfare plans of Healthdyne or any Healthdyne Subsidiary have been maintained and operated in accordance with their terms in all material respects, and all such plans which are subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and/or the Code have been maintained and operated in material compliance with all applicable provisions of ERISA and the Code and the regulations thereunder and are not subject to any accumulated funding deficiency within the meaning of ERISA and the regulations thereunder or to any outstanding liability to the Pension Benefit Guaranty Corporation (other than for routine premium payments). No "prohibited transaction" has occurred and is continuing with respect to any such plan, nor has any "reportable event" occurred in respect thereof (with respect to which the 30-day notice period has not been waived), as such terms are defined in ERISA and the regulations thereunder, and, except as set forth in the Healthdyne Disclosure Letter, no such plan is a "Multiemployer Plan" or a "Multiple Employer Plan", as such terms are defined in ERISA and the regulations thereunder.

    (d) The current value of the assets of each Healthdyne Employee Benefit Plan that is subject to Title IV of ERISA equals or exceeds the present value of the accrued benefits under such plan based upon the actuarial assumptions (to the extent reasonable) presently used by such plan for financial disclosure purposes, and there is no complete or partial withdrawal liability within the meaning of Sections 4205 and 4203 of ERISA (and there would be no such liability assuming a complete or partial withdrawal from all Healthdyne Employee Benefit Plans at the Effective
  Time) with respect to any such plan. There are no pending or, to the knowledge of Healthdyne, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Healthdyne Employee Benefit Plans or any trusts related thereto.

  3.10. Material Contracts and Activities Since September 30, 1997. Except as disclosed in the Healthdyne Reports or the Healthdyne Disclosure Letter, since September 30, 1997 neither Healthdyne nor any Healthdyne Subsidiary has become a party or subject to any other contract or agreement or taken or omitted to take any other action which, if entered into, taken or omitted to be taken after the date hereof, would require the consent of Respironics under Section
5.1 hereof.

  3.11. Litigation and Other Proceedings. Except as disclosed in the Healthdyne Reports or the Healthdyne Disclosure Letter, neither Healthdyne nor any Healthdyne Subsidiary is a party or subject to any pending, or to the knowledge of Healthdyne is likely to become a party or subject to any threatened, action, suit, arbitration, administrative proceeding or investigation, or judicial or administrative order, judgment or decree, which individually or in the aggregate will have, or could reasonably be expected to have, a Healthdyne Material Adverse Effect.

  3.12. Compliance with Laws; Regulatory Matters. Healthdyne and the Healthdyne Subsidiaries are in compliance with all Federal, state, local and foreign laws, rules and regulations, all clearances, approvals, orders, directives and supervisory letters of, and all agreements, memoranda of understanding or similar arrangements with, Federal, state, local and foreign regulatory authorities and all other legal requirements applicable to them or their businesses except where the failure to so comply would not have a Healthdyne Material Adverse Effect. Neither Healthdyne nor any Healthdyne Subsidiary is subject to any order, directive, warning letter or supervisory letter of, or agreement, memorandum of understanding or similar arrangement (including board resolutions adopted at the request of a regulatory authority) with, any Federal, state, local or foreign regulatory authority restricting its operations, restricting it from taking any action or requiring that certain actions be taken, and Healthdyne has no knowledge that any such order, directive, supervisory letter, agreement, memorandum of understanding or similar arrangement is threatened, contemplated or under consideration by any such regulatory authority.

  3.13. Environmental Matters. To the knowledge of Healthdyne, (a) no Hazardous Substances (as hereinafter defined) have been stored, treated, dumped, spilled, disposed of, discharged, released or deposited in violation of any law or regulation or in a manner which would subject Healthdyne or any Healthdyne Subsidiary to liability under any law or regulation at, under or on
(i) any property now owned, occupied or leased ("Present Property") by Healthdyne, any Healthdyne Subsidiary, any former subsidiary of Healthdyne or any Healthdyne Joint Venture (each, a "Healthdyne Entity"), (ii) any property previously owned, occupied or leased ("Former Property") by any Healthdyne Entity during the time of such previous ownership, occupancy or lease or (iii) any Participation Facility (as hereinafter defined) during the time that any Healthdyne Entity participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility; and (b) no Healthdyne Entity has disposed of, or arranged for the disposal of, Hazardous Substances in violation of any law or regulation or in a manner which would subject Healthdyne or any Healthdyne Subsidiary to liability under any law or regulation from any Present Property, Former Property or Participation Facility, and no owner or operator of a Participation Facility disposed of, or arranged for the disposal of, Hazardous Substances in violation of any law or regulation or in a manner which would subject Healthdyne or any Healthdyne Subsidiary to liability under any law or regulation from a Participation Facility during the time that any Healthdyne Entity participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility.

  As used in this Section 3.13, (a) "Participation Facility" shall mean any property or facility of which any Healthdyne Entity (i) has at any time participated in the management or (ii) may be deemed to be or to have been an owner or operator and (b) "Hazardous Substances" shall mean (i) any flammable substances, explosives, radioactive materials, hazardous materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants or any related materials or substances specified in any applicable Federal or state law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata) and (ii) friable asbestos, polychlorinated biphenyls, urea formaldehyde, and petroleum and petroleum-based fuels.

  3.14. Insurance. Healthdyne has heretofore made available to Respironics a summary of all insurance coverages maintained by Healthdyne and the Healthdyne Subsidiaries.

  3.15. Intellectual Property. (a) Healthdyne and/or each Healthdyne Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of Healthdyne and the Healthdyne Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess (i) that, individually or in the aggregate, are not reasonably likely to have a Healthdyne Material Adverse Effect or (ii) that relate to claims of Respironics.

    (b) Except as disclosed in the Healthdyne Reports or the Healthdyne Disclosure Letter or as is not reasonably likely to have a Healthdyne Material Adverse Effect:

      (i) Healthdyne and each Healthdyne Subsidiary is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of Healthdyne's obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Healthdyne or any Healthdyne Subsidiary is a party and pursuant to which any of them is authorized to use any third-party patents, trademarks, service marks, and copyrights ("Healthdyne Third-Party Intellectual Property Rights");

      (ii) no claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, any applications therefor owned by Healthdyne or any Healthdyne Subsidiary (the "Healthdyne Intellectual Property Rights"), any trade secret material to Healthdyne or any Healthdyne Subsidiary, or Healthdyne Third-Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Healthdyne Third Party Intellectual Property Rights by or through Healthdyne or any Healthdyne Subsidiary, are currently pending or, to the knowledge of Healthdyne, are overtly threatened by any person;

      (iii) Healthdyne does not know of any valid grounds for any bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Healthdyne or any Healthdyne Subsidiary, infringes on any copyright, patent, trademark, service mark or trade secret of any third party other than Respironics; (B) against the use by Healthdyne or any Healthdyne Subsidiary, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications of any third party other than Respironics used in the business of Healthdyne or any Healthdyne Subsidiary as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity or effectiveness of any Healthdyne Intellectual Property Rights or other trade secret material to Healthdyne; or (D) challenging the license or legally enforceable right to the use of the Healthdyne Third-Party Intellectual Rights by Healthdyne or any of Healthdyne Subsidiary;

      (iv) to the knowledge of Healthdyne, all patents, registered trademarks and service marks, and copyrights held by Healthdyne and the Healthdyne Subsidiaries are valid, enforceable and subsisting; and

      (v) to the knowledge of Healthdyne, there is no material unauthorized use, infringement or misappropriation of any Healthdyne Intellectual Property Rights by any third party, including any employee or former employee of Healthdyne or any Healthdyne Subsidiary.

  3.16. Takeover Statutes. The Board of Directors of Healthdyne has taken all necessary action, if any, to exempt the Merger and the other transactions contemplated by this Agreement from the provisions of Sections 14-2-1110 et seq. and 14-2-1131 et seq. of the Georgia Business Corporation Code ("GBCC"). No "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statue or regulation (each a "Takeover Statute") or any other applicable anti-takeover provision in Healthdyne's Articles and By- laws is, or at the Effective Time will be, applicable to Healthdyne, the Healthdyne Common Stock, the Respironics Common Stock, the Merger or the other transactions contemplated by this Agreement. All such actions have been duly and validly taken by the Healthdyne Board of Directors and are binding on and enforceable against Healthdyne, except to the extent enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or other similar laws of general application affecting creditors' rights or by the application by a court of equitable principles.

  3.17. Healthdyne Rights Agreements. Healthdyne has taken all necessary actions, if any, to ensure that, for the purposes of the Healthdyne Rights Agreement, the execution of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not, result in the grant of any rights to any person under the Healthdyne Rights Agreement, or enable or require any outstanding rights to be exercised, distributed or triggered, and that the Rights (as defined in the Healthdyne Rights Agreement) will expire without any further force or effect as of the Effective Time. All such actions have been duly and validly taken by the Healthdyne Board of Directors and are binding on and enforceable against Healthdyne, except to the extent enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship,

7receivership or other similar laws of general application affecting creditors' rights or by the application by a court of equitable principles.

  3.18. Accounting and Tax Matters. As of the date hereof, neither Healthdyne nor any of its affiliates has taken or agreed to take any action, nor does Healthdyne have any knowledge of any fact or circumstance, that would prevent Healthdyne from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

  3.19. Proxy Statement/Prospectus, etc. None of the information relating to Healthdyne or any Healthdyne Subsidiary contained in the Proxy Statement/Prospectus or in any amendment or supplement thereto, at the time the Registration Statement is declared effective, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Healthdyne and Respironics or at the dates of the Shareholders' Meetings of Healthdyne and Respironics to consider the Merger, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which Healthdyne is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the requirements of applicable law, and all of the information relating to Healthdyne and the Healthdyne Subsidiaries in any document filed with the SEC or any other regulatory agency in connection with this Agreement, the Merger Agreement or the transactions contemplated thereby shall be true and correct in all material respects.

  3.20. Investment Banker's Opinion. The Board of Directors of Healthdyne has received the opinion of Cowen & Company, dated the date hereof, to the effect that, as of the date of such opinion, the terms of the Merger are fair, from a financial point of view, to Healthdyne's shareholders.

  3.21. Investigation by Healthdyne. Healthdyne has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of Respironics and its subsidiaries and acknowledges that Healthdyne has been provided access to the personnel, properties, premises and records of Respironics and its subsidiaries for such purpose. In entering into this Agreement, Healthdyne has relied solely upon its own investigation and analysis and the representations and warranties contained herein, and
Healthdyne: (a) acknowledges that none of Respironics or any of its respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy of completeness of any of the information provided or made available to Healthdyne or its directors, officers, employees, affiliates, controlling persons, agents or representatives; and (b) agrees, to the fullest extent permitted by law, that none of Respironics or any of its directors, officers, employees, shareholders, affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Healthdyne or its directors, officers, employees, affiliates, controlling persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Healthdyne or its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives (or any omissions therefrom), except that the foregoing limitations shall not apply
(i) to the extent Respironics makes the specific representations and warranties set forth in this Agreement and (ii) in the case of fraud, willful misrepresentation or willful nondisclosure, but always subject to the limitations and restrictions contained herein.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF RESPIRONICS

  Respironics represents and warrants to Healthdyne that, except in each case as disclosed in a letter delivered to Healthdyne on the date of this Agreement (the "Respironics Disclosure Letter"):

  4.1. Organization. Respironics is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware is duly qualified to do business and in good standing in the United States of America and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and the failure to be so qualified would, individually or in the aggregate, have a material adverse effect on the business, operations, assets (taken as a whole), condition (financial or otherwise) or results of operation of Respironics and the Respironics Subsidiaries, taken as a whole, or the ability of Respironics to consummate the transactions contemplated by this Agreement (a "Respironics Material Adverse Effect"); provided, however, in determining whether a Respironics Material Adverse Effect shall have occurred, no effect or consequence shall be given to whether Respironics is awarded or denied an Apria Contract. Respironics has full corporate power and legal authority (including all material licenses, franchises, permits and other governmental authorizations which are legally required) to own its assets and to transact the business in which it is presently engaged.

  4.2. Capitalization. As of the date of this Agreement, the authorized capital stock of Respironics consists of 100,000,000 shares of Respironics Common Stock, of which 19,776,855 shares were issued and outstanding as of August 31, 1997. All of such issued and outstanding shares are, and upon consummation of the Merger the shares of Respironics Common Stock to be issued pursuant to the Merger Agreement will be, duly and validly authorized and issued, fully paid and nonassessable.

  4.3. Subsidiaries. (a) Respironics owns, directly or indirectly, all of the issued and outstanding shares of capital stock of the corporations listed in the Respironics Disclosure Letter (collectively, the "Respironics Subsidiaries") and such Respironics Subsidiaries constitute all of the material subsidiaries of Respironics. All of the issued and outstanding capital stock of the Respironics Subsidiaries is duly and validly authorized and issued, fully paid and nonassessable and is owned by Respironics free and clear of any liens, security interests, encumbrances, restrictions on transfer or other rights of any third person with respect thereto. There are no options, calls, warrants, conversion privileges or other agreements obligating any Respironics Subsidiary at present or upon the occurrence of any event to issue or sell any shares of its capital stock.

    (b) Each Respironics Subsidiary (including Merger Subsidiary) is a corporation duly organized, validly existing and in good standing under the laws of its state or country of incorporation or formation. Each Respironics Subsidiary is duly qualified to do business and in good standing in the United States of America and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and the failure to be so qualified would, individually or in the aggregate, have a Respironics Material Adverse Effect. Each Respironics Subsidiary has full corporate power and legal authority (including all material licenses, franchises, permits and other governmental authorizations which are legally required) to own its assets and to transact the business in which it is presently engaged. Prior to the date hereof, Merger Subsidiary has not engaged in any activities other than activities related to its formation and approval of this Agreement, the Merger Agreement and the transactions contemplated hereby.

  4.4. Corporate Authority; Absence of Violation. (a) The Board of Directors of each of Respironics and Merger Subsidiary and the sole shareholder of Merger Subsidiary has authorized the execution and delivery by Respironics and Merger Subsidiary, respectively, of this Agreement and the Merger Agreement and has authorized the performance by each of Respironics and Merger Subsidiary of this Agreement, and the Board of Directors of Respironics has directed or will direct that the issuance of shares of Respironics Common Stock pursuant to the Merger be submitted to the shareholders of Respironics for their approval and, subject to such approval and to the clearance and/or approval of regulatory authorities, has authorized the performance by Respironics and Merger Subsidiary of the Merger Agreement.

    (b) Each of Respironics and Merger Subsidiary has the full power, authority and legal right to enter into this Agreement and the Merger Agreement to perform its obligations hereunder and, subject to the approval of its shareholders and approval and/or clearance of regulatory authorities, to perform its obligations under the Merger Agreement. This Agreement and the Merger Agreement have been duly and validly executed and delivered by each of Respironics and Merger Subsidiary, and this Agreement constitutes, and subject to the approval of its shareholders and approval and/or clearance of regulatory authorities the Merger Agreement constitutes, a valid and binding obligation of each of Respironics and Merger Subsidiary enforceable against Respironics and Merger Subsidiary in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or other similar laws of general application affecting creditors' rights or by the application by a court of equitable principles.

    (c) Except as set forth in the Respironics Disclosure Letter, neither the execution and delivery by Respironics or Merger Subsidiary of this Agreement or the Merger Agreement or compliance by Respironics or Merger Subsidiary with any provision hereof nor, subject to the approval of its shareholders and approval and/or clearance of regulatory authorities, compliance by Respironics or Merger Subsidiary with any provision of the Merger Agreement will (i) violate any provision of the Articles of Incorporation or By-Laws of Respironics or Merger Subsidiary, as the case may be, (ii) conflict with or result in a breach of or default under any agreement, obligation or instrument to which Respironics or any Respironics Subsidiary is a party or by which any of them is bound or to which any of their properties or assets is subject or (iii) violate any order or decree of any court or governmental authority or any statute, rule or regulation applicable to Respironics, any Respironics Subsidiary or any of their properties or assets other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, defaults or violations which would not reasonably be expected to have a Respironics Material Adverse Effect.

  4.5. Exchange Act Reports and Financial Statements. Respironics has delivered to Healthdyne (i) Respironics' Annual Report on Form 10-K for the fiscal year ended June 30, 1997 containing consolidated statements of condition of Respironics at June 30, 1997 and 1996 and consolidated statements of income, changes in shareholders' equity and cash flows of Respironics for the three fiscal years ended June 30, 1997, all certified by Ernst & Young LLP, independent auditors and (ii) any Current Reports on Form 8-K filed by Respironics since June 30, 1997 (collectively, the "Respironics Reports"). All Respironics Reports as of their respective dates (i) comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, (ii) do not contain any untrue statement of a material fact and (iii) do not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All such financial statements, including the related notes and schedules, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as indicated therein) and fairly present the consolidated financial condition, assets and liabilities of Respironics at the dates thereof and the consolidated results of operations and changes in shareholders' equity and cash flows of Respironics for the periods stated therein, subject, in the case of the interim financial statements, to normal and recurring year-end audit adjustments and except that the interim financial statements do not contain all of the notes required by generally accepted accounting principles.

  4.6. Absence of Certain Changes. Since September 30, 1997, there has not been any material adverse change in the consolidated financial condition, results of operations or business of Respironics and its Subsidiaries taken as a whole.

  4.7. Taxes. (a) The Federal income tax returns of Respironics and the Respironics Subsidiaries have either been audited by the Internal Revenue Service or closed by statute for all periods beginning prior to July 1, 1992. All taxes, deficiencies, interest and penalties which are reflected as due under such returns or which have been assessed as a result of such audits have been paid in full, and there are no outstanding agreements to extend periods during which additional assessments may be made.

    (b) Federal income tax returns of Respironics and the Respironics Subsidiaries for all periods beginning before July 1, 1996 have been timely filed. Such returns are accurate in all material respects, and to the best of Respironics' knowledge there is no material proposed deficiency, assessment, penalty or delinquency with respect to any of such returns or any of the taxes reflected as due and payable thereby. All taxes, deficiencies, interest and penalties which are reflected as due under such returns or which have been assessed as a result of audits thereof have either been paid in full or have been accrued or adequately reserved against in the financial statements contained in Respironics' Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

    (c) All required Federal income tax returns of any Respironics Joint Venture and all returns in respect of all other Federal, state and local taxes of any kind required to be filed by Respironics, any Respironics Subsidiary or any Respironics joint venture have been timely filed, and all taxes, interest and penalties due in respect thereof have been paid. Such returns are accurate in all material respects, and to the best of Respironics' knowledge there is no material proposed deficiency, assessment, penalty or delinquency with respect to any of such returns or any of the taxes reflected as due and payable thereby.

  4.8. Employee Contracts and Plans. (a) Except as disclosed in the Respironics Reports or the Respironics Disclosure Letter, neither Respironics nor any U.S. Respironics Subsidiary (i) is as of the date hereof a party or subject to any contract of employment with any person who earns a base salary in excess of $50,000 per year which is not terminable at will without penalty (other than standard severance policies offered to all employees generally), or any collective bargaining agreement or (ii) maintains or contributes to any profit sharing, pension, retirement, thrift, savings, incentive compensation, deferred compensation, bonus, stock option, stock purchase, restricted stock, stock appreciation right, performance share, performance unit, severance, salary continuation, holiday, vacation, disability, insurance, medical or other employee benefit, incentive or welfare plan, policy, material contract or material arrangement (collectively, the "Respironics Employee Benefit Plans"). Respironics has heretofore made available to Healthdyne copies of all Respironics Employee Benefit Plans of Respironics and the Respironics Subsidiaries, including individual employment contracts and stock option agreements. Except as disclosed in the Respironics Reports or the Respironics Disclosure Letter, consummation of the Merger will not accelerate the rights of any third party to a consulting agreement with Respironics or any Respironics Subsidiary or terminate the rights of Respironics or any Respironics Subsidiary under any such consulting agreement. The Respironics Employee Benefit Plans are competitive with the employee benefit plans of other public companies in the medical device industry.

    (b) There are no pending or threatened strikes or labor stoppages involving any employees of Respironics or any Respironics Subsidiary, nor is Respironics or any U.S. Respironics Subsidiary aware of any organizing activity seeking to certify a collective bargaining unit or representative for any of such employees.

    (c) All retirement and employee benefit or welfare plans of Respironics or any Respironics Subsidiary have been maintained and operated in accordance with their terms in all material respects, and all such plans which are subject to ERISA and/or the Code have been maintained and operated in material compliance with all applicable provisions of ERISA and the Code and the regulations thereunder and are not subject to any accumulated funding deficiency within the meaning of ERISA and the regulations thereunder or to any outstanding liability to the Pension Benefit Guaranty Corporation (other than routine premium payments). No "prohibited transaction" has occurred and is continuing with respect to any such plan, nor has any "reportable event" occurred in respect thereof (with respect to which the 30-day notice period has not been waived), as such terms are defined in ERISA and the regulations thereunder, and no such plan is a "Multiemployer Plan" or a "Multiple Employer Plan", as such terms are defined in ERISA and the regulations thereunder.

    (d) The current value of the assets of each Respironics Employee Benefit Plan that is subject to Title IV of ERISA equals or exceeds the present value of the accrued benefits under such plan based upon the actuarial assumptions (to the extent reasonable) presently used by such plan for financial disclosure purposes, and there is no complete or partial withdrawal liability within the meaning of Sections 4205 and 4203 of ERISA (and there would be no such liability assuming a complete or partial withdrawal from all Respironics Employee Benefit Plans at the Effective
  Time) with respect to any such plan. There are no pending or, to the knowledge of Respironics, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Respironics Employee Benefit Plans or any trusts related thereto.

  4.9. Litigation and Other Proceedings. Except as disclosed in the Respironics Reports or the Respironics Disclosure Letter, neither Respironics nor any of its subsidiaries is a party or subject to any pending, or to the knowledge of Respironics is likely to become a party or subject to any threatened, action, suit, arbitration, administrative proceeding or investigation, or judicial or administrative order, judgment or decree, which individually or in the aggregate will have, or could reasonably be expected to have, a Respironics Material Adverse Effect.

  4.10. Compliance with Laws; Regulatory Matters. Respironics and its subsidiaries are in compliance in all material respects with all laws, rules and regulations, all clearances, approvals, orders, directives and supervisory letters of, and all agreements, memoranda of understanding or similar arrangements with, regulatory authorities and all other legal requirements applicable to them or their businesses except where the failure to so comply would not have a Respironics Material Adverse Effect. Neither Respironics nor any of its Subsidiaries is subject to any order, directive, warning letter or supervisory letter of, or agreement, memorandum of understanding or similar arrangement (including board resolutions adopted at the request of a regulatory authority) with, any regulatory authority restricting its operations, restricting it from taking any action or requiring that certain actions be taken, and Respironics has no knowledge that any such order, directive, supervisory letter, agreement, memorandum of understanding or similar arrangement is threatened, contemplated or under consideration by any regulatory authority.

  4.11. Environmental Matters. To the knowledge of Respironics, (a) no Hazardous Substances (as hereinafter defined) have been stored, treated, dumped, spilled, disposed of, discharged, released or deposited in violation of any law or regulation or in a manner which would subject Respironics or any Respironics Subsidiary to liability under any law or regulation at, under or on (i) any Present Property by Respironics or any Respironics Subsidiary or former subsidiary of Respironics (each, a "Respironics Entity"), (ii) any Former Property by any Respironics Entity during the time of such previous ownership, occupancy or lease; or (iii) any Participation Facility (as hereinafter defined) during the time that any Respironics Entity participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility; and (b) no Respironics Entity has disposed of, or arranged for the disposal of, Hazardous Substances in violation of any law or regulation or in a manner which would subject Respironics or any Respironics subsidiary to liability under any law or regulation from any Present Property, Former Property or Participation Facility, and no owner or operator of a Participation Facility disposed of, or arranged for the disposal of, Hazardous Substances in violation of any law or regulation or in a manner which would subject Respironics or any Respironics Subsidiary to liability under any law or regulation from a Participation Facility during the time that any Respironics Entity participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility.

  As used in this Section 4.11, (a) "Participation Facility" shall mean any property or facility of which any Respironics Entity (i) has at any time participated in the management or (ii) may be deemed to be or to have been an owner or operator and (b) "Hazardous Substances" shall mean (i) any flammable substances, explosives, radioactive materials, hazardous materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants or any related materials or substances specified in any applicable Federal or State law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata) and (ii) friable asbestos, polychlorinated biphenyls, urea formaldehyde, and petroleum and petroleum-based fuels.

  4.12. Insurance. Respironics has heretofore made available to Healthdyne a summary of all insurance coverages maintained by Respironics and the Respironics Subsidiaries.

  4.13. Intellectual Property. (a) Respironics and/or each Respironics Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of Respironics and the Respironics Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Respironics Material Adverse Effect.

    (b) Except as disclosed in the Respironics Reports or the Respironics Disclosure Letter or as is not reasonably likely to have a Respironics Material Adverse Effect:

      (i) Respironics and each Respironics Subsidiary is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of Respironics' obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Respironics or any Respironics Subsidiary is a party and pursuant to which any of them is authorized to use any third-party patents, trademarks, service marks, and copyrights ("Respironics Third-Party Intellectual Property Rights");

      (ii) no claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, any applications therefor owned by Respironics or any Respironics Subsidiary (the "Respironics Intellectual Property Rights"), any trade secret material to Respironics or any Respironics Subsidiary, or Respironics Third-Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Respironics Third Party Intellectual Property Rights by or through Respironics or any Respironics Subsidiary, are currently pending or, to the knowledge of Respironics, are overtly threatened by any person;

      (iii) Respironics does not know of any valid grounds for any bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Respironics or any Respironics Subsidiary, infringes on any copyright, patent, trademark, service mark or trade secret of any third party other than Respironics; (B) against the use by Respironics or any Respironics Subsidiary, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications of any third party used in the business of Respironics or any Respironics Subsidiary as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity or effectiveness of any Respironics Intellectual Property Rights or other trade secret material to Respironics; or (D) challenging the license or legally enforceable right to the use of the Respironics Third-Party Intellectual Rights by Respironics or any of Respironics Subsidiary; and

      (iv) to the knowledge of Respironics, all patents, registered trademarks and service marks, and copyrights held by Respironics and the Respironics Subsidiaries are valid, enforceable and subsisting.

    (c) The parties hereby acknowledge that Respironics is party to various lawsuits and proceedings described in the Respironics Reports and bilevel positive airway pressure patent enforcement proceedings against AirSep Corporation and Healthdyne. The foregoing representations and warranties in this Section 4.13 do not address matters at issue in such lawsuits and proceedings.

  4.14. Accounting and Tax Matters. As of the date hereof, neither Respironics nor any of its affiliates has taken or agreed to take any action, nor does Respironics have any knowledge of any fact or circumstance, that would prevent Respironics from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

  4.15. Proxy Statement/Prospectus, etc. Except for information relating to Healthdyne and the Healthdyne Subsidiaries, neither the Registration Statement, the Proxy Statement/Prospectus nor any amendment or supplement thereto, at the time the Registration Statement is declared effective, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Healthdyne and Respironics or at the dates of the Shareholders' Meetings of Healthdyne and Respironics to consider the Merger, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which Respironics is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the requirements of applicable law, and all of the information relating to Respironics and its subsidiaries in any document filed with the SEC or any other regulatory agency in connection with this Agreement, the Merger Agreement or the transactions contemplated thereby shall be true and correct in all material respects.

  4.16. Investment Banker's Opinion. The Board of Directors of Respironics has received the opinion of BT Alex. Brown Incorporated, dated the date of the Agreement, to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to Respironics.

  4.17. Investigation by Respironics. Respironics has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of Healthdyne and its subsidiaries and acknowledges that Respironics has been provided access to the personnel, properties, premises and records of Healthdyne and its subsidiaries for such purpose. In entering into this Agreement, Respironics has relied solely upon its own investigation and analysis and the representations and warranties contained herein, and
Respironics: (a) acknowledges that none of Healthdyne or any of its respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy of completeness of any of the information provided or made available to Respironics or its directors, officers, employees, affiliates, controlling persons, agents or representatives; and (b) agrees, to the fullest extent permitted by law, that none of Healthdyne or any of its directors, officers, employees, shareholders, affiliates, controlling persons, agents, advisors or representatives shall have any liability or responsibility whatsoever to Respironics or its directors, officers, employees, affiliates, controlling persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Respironics or its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives (or any omissions therefrom), except that the foregoing limitations shall not apply (i) to the extent Healthdyne makes the specific representations and warranties set forth in this Agreement and (ii) in the case of fraud, willful misrepresentation or willful nondisclosure, but always subject to the limitations and restrictions contained herein.

                                   ARTICLE V

                CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

  5.1. Conduct of Healthdyne's Business in Ordinary Course. Pending the Effective Time, except as otherwise consented to in writing by Respironics or as contemplated by this Agreement, (a) Healthdyne will and will cause each Healthdyne Subsidiary to (i) conduct its business only in the ordinary course thereof as conducted on the date hereof and (ii) use its commercially reasonable efforts to preserve its business organization and assets intact and to preserve its good will with its customers and others having business relations with it; and (b) Healthdyne will not and, except in the case of clause (ii) below, will not permit any Healthdyne Subsidiary to:

      (i) amend its Articles of Incorporation or By-Laws or the Healthdyne Rights Agreement;

      (ii) declare, pay or set aside any dividend or other distribution in respect of its capital stock;

      (iii) except for the issuance and sale of Healthdyne Common Stock upon exercise of the Outstanding Healthdyne Options or pursuant to Healthdyne's Employee Stock Purchase Plan or pursuant to Healthdyne's Rights Agreement, issue, sell, purchase, redeem or otherwise dispose of or acquire, or grant any shares of its capital stock or options, warrants or other rights to purchase or acquire, or combine, split or reclassify, any shares of its capital stock or any securities convertible into its capital stock, or modify or amend any Healthdyne Option Plans or Outstanding Healthdyne Options;

      (iv) adopt or modify to increase the compensation or benefits under any Healthdyne Employee Benefit Plan or otherwise increase the compensation payable to its employees, except for modifications or increases required by law or existing contract or involving merit increases in accordance with past practices, normal cost-of-living increases, regular bonuses (including under Healthdyne's executive incentive plan) and normal increases related to promotions or increased job responsibilities;

      (v) subject to the proviso to the first sentence of Section 6.8, merge or consolidate with or into any other corporation, acquire control over, or acquire any equity interest in, any other corporation, firm, entity or organization; liquidate; or purchase or acquire or sell or otherwise dispose of any material assets otherwise than in the ordinary course of business;

      (vi) make any material expenditure for a capital asset or lease any real property, except for capital expenditures and leases in accordance with Healthdyne's capital expenditure budget or similar plans applicable to leases approved by Healthdyne's Board of Directors;

      (vii) take any action which if taken as of the date hereof would constitute a material breach of any representation or warranty contained herein;

      (viii) settle or compromise any material claims or litigation or, except, in the ordinary and usual course of business modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims (other than shareholder litigation in connection with this Agreement or the attempted acquisition of Healthdyne by Invacare Corporation or any of its affiliates, provided that in the case of such litigation or attempted acquisition, Respironics shall have the right to consent to any settlement or compromise (unless such litigation is covered by insurance and a full release of Healthdyne and Respironics, if applicable, and the other named parties is obtained in connection therewith), but such consent shall not be unreasonably withheld or delayed);

      (ix) make any tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except in the ordinary and usual course of business;

      (x) take any action or omit to take any action that would prevent the Merger from qualifying for "pooling-of-interests" accounting treatment or as a "reorganization" within the meaning of Section 368(a) of the Code; or

      (xi) enter into any agreement, commitment or understanding with any person relating to any action prohibited by this Agreement, subject the proviso to the first sentence of Section 6.8.

  5.2. Conduct of Respironics' Business in Ordinary Course. Pending the Effective Time, except as otherwise consented to in writing by Healthdyne or as contemplated by this Agreement, Respironics will not and, except in the case of clause (ii) below, will not permit any Respironics Subsidiary to:

      (i) amend its Articles of Incorporation or By-Laws or the Respironics Rights Agreement;

      (ii) declare, pay or set aside any dividend or other distribution in respect of its capital stock;

      (iii) except for (A) the issuance and sale of Respironics Common Stock upon exercise of the Outstanding Respironics Options or pursuant to Respironics' Employee Stock Purchase Plan or 401(k) plan or pursuant to the Respironics Rights Agreement, (B) the grant of options under Respironics Option Plans in the ordinary course of business consistent with past practice and (C) issuances of shares of Respironics Common Stock representing not more than 3% of the shares of Respironics Common Stock outstanding on the date hereof, issue, sell, purchase, redeem or otherwise dispose of or acquire, or grant any shares of its capital stock or options, warrants or other rights to purchase or acquire, or combine, split or reclassify, any shares of its capital stock or any securities convertible into its capital stock, or modify or amend any Respironics Option Plans or Outstanding Respironics Options;

      (iv) acquire control over, or acquire any equity interest in, any other corporation, firm, entity or organization; liquidate; or purchase or acquire or sell or otherwise dispose of any assets otherwise than in the ordinary course of business or for consideration in excess of $10,000,000;

      (v) take any action which if taken as of the date hereof would constitute a material breach of any representation or warranty contained herein; or

      (vi) take any action or omit to take any action that would prevent the Merger from qualifying for "pooling-of-interests" accounting treatment or as a "reorganization" within the meaning of Section 368(a) of the Code.

  As used herein, "Respironics Option Plans" shall mean the Amended and Restated Incentive Stock Option Plan, the Agreements between Respironics and Gerald E. McGinnis dated October 28, 1983, the Consulting Agreement dated July 1, 1988 with Dr. Mark Sanders, the 1991 Non-Employee Directors' Stock Option Plan, the 1992 Incentive Stock Option Plan and the 1997 Employee Stock Purchase Plan; "Outstanding Respironics Options" shall mean all stock options outstanding under the Respironics Option Plans; and "Respironics Rights Agreement" shall mean the Rights Agreement between Respironics and Chase Mellon Shareholders Services L.L.C. dated as of June 28, 1996.

                                  ARTICLE VI

               COVENANTS AND ACTIONS PENDING THE EFFECTIVE TIME

  6.1. Securities Registration and Disclosure. (a) As soon as practicable after the date hereof, Respironics and Healthdyne will file the preliminary Proxy Statement/Prospectus with the SEC under the Exchange Act and following receipt of and response to the comments of the SEC, Respironics will file with the SEC under the Securities Act a registration statement for the registration of the shares of Respironics Common Stock to be issued pursuant to the Merger Agreement (the "Registration Statement"). The parties shall cooperate in the preparation of the Proxy Statement/Prospectus and any amendments or supplements thereto, and each party shall be responsible for providing all information concerning itself and its subsidiaries required to be included therein.

    (b) Respironics shall take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of Respironics Common Stock pursuant to the Merger Agreement, and Healthdyne shall furnish Respironics all information concerning Healthdyne as Respironics may reasonably request in connection with any such action.

    (c) Each party will promptly provide the other with copies of all correspondence, comment letters, notices or other communications to or from the SEC relating to the Registration Statement, the Proxy
  Statement/Prospectus or any amendment or supplement thereto, and Respironics will advise Healthdyne promptly after it receives notice thereof, of the effectiveness of the Registration Statement, of the issuance of any stop order with respect to the effectiveness thereof, of the suspension of the qualification of the Respironics Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the initiation or threat of any proceeding for any such purpose.

  6.2. Regulatory Clearances and Approvals. As soon as practicable after the date hereof, the parties shall prepare and file (i) all filings and applications required under the HSR Act and (ii) all filings and applications with any Federal, state, local and foreign regulatory authorities having jurisdiction for any other clearances, approvals or consents which may be necessary for the consummation of the Merger. Subject to the limitations herein provided, the parties will take or cause to be taken all actions necessary for such applications to be cleared, approved and/or consented to, and each party will promptly provide the other with copies of all correspondence, notices or other communications to or from such authorities relating to such applications to the extent permitted by law; provided that nothing contained herein shall require disclosure of any confidential or privileged information to the other party.

  6.3. Shareholders' Meetings. Subject to the fiduciary duties of its Board of Directors, Healthdyne and Respironics will each take appropriate action to call a meeting of its shareholders (the "Shareholders' Meetings"), to be held not more than forty-five (45) days following the effective date of the Registration Statement or such other date as Healthdyne and Respironics shall agree, to consider, in the case of Healthdyne, approval of this Agreement and the Merger Agreement and, in the case of Respironics, the issuance of shares of Respironics Common Stock pursuant to the Merger. Subject to the fiduciary duties of its Board of Directors, the Board of Directors of Healthdyne and Respironics will recommend to their respective shareholders the approval of the foregoing matters and Healthdyne and Respironics will each use its reasonable best efforts to secure such approval. In connection with its Shareholders' Meeting, Healthdyne and Respironics will duly solicit, in compliance with Section 14(a) of the Exchange Act and the proxy rules of the SEC thereunder, the vote of its shareholders by mailing or delivering to each such shareholder, as soon as practicable after the effectiveness of the Registration Statement, the Proxy Statement/Prospectus, and as soon as practicable thereafter, any amendments or supplements thereto as may be necessary to assure that at the date of its Shareholders' Meeting the Proxy Statement/Prospectus shall conform to the requirements of Sections 3.19 and
4.15 hereof.

  6.4. Affiliates' Agreements.

    (a) Healthdyne Affiliates' Agreement. At or prior to the date the Proxy Statement/Prospectus is first mailed to shareholders, Healthdyne will furnish to Respironics a list of all persons known to Healthdyne who at the date of the Healthdyne Shareholders' Meeting may be deemed to be "affiliates" of Healthdyne within the meaning of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment ("Healthdyne Affiliates"). Healthdyne will use its reasonable best efforts to cause each Healthdyne Affiliate to deliver to Respironics prior to the date the Proxy Statement/Prospectus is first mailed to shareholders a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of (i) the shares of Respironics Common Stock to be received by such person in the Merger (the "Merger Shares") or any other shares of Respironics Common Stock or Healthdyne Common Stock held by such person during the period commencing 30 days prior to the Effective Time and ending at such time as financial results covering at least 30 days of post-Merger combined operations have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies (the "Restricted Period") or
  (ii) the Merger Shares except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

    (b) Respironics Pooling Affiliates' Agreement. At or prior to the date the Proxy Statement/Prospectus is first mailed to shareholders, Respironics will furnish to Healthdyne a list of all persons known to Respironics who at the date of the Respironics Shareholders' Meeting may be deemed to be "affiliates" of Respironics for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment ("Respironics Affiliates"). Respironics will use its reasonable best efforts to cause each Respironics Affiliate to deliver to Respironics and Healthdyne prior to the date the Proxy Statement/Prospectus is first mailed to shareholders a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Respironics Common Stock held by such person during the period commencing 30 days prior to the Effective Time and ending at such time as financial results covering at least 30 days of post-Merger combined operations have been published within the meaning of
  Section 201.01 of the SEC's Codification of Financial Reporting Policies.

  6.5. Public Announcements. The parties will consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

  6.6. Notice of Certain Events. Pending the Effective Time, each party will promptly notify the other of (i) any material change in the normal course of its business or in the operation of its properties, (ii) any event which would cause any of its representations and warranties hereunder to be inaccurate in any material respect as of the time of the Closing and (iii) any actions, claims or legal, administrative or arbitration proceedings or investigations threatened or commenced against it or its subsidiaries which are or may be material to their business or assets or to the consummation of the Merger and the transactions contemplated hereby. Respironics shall promptly notify Healthdyne if Respironics considers any Regulatory Condition or Requirement to be in Respironics' reasonable business judgment materially adverse to the best interests of the combined entities (an "Adverse Regulatory Condition Notice").

  6.7. All Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, using reasonable efforts to diligently pursue and obtain the regulatory clearances and approvals referred to in Section 2.1(b) hereof (including responding to any requests or second requests for information in connection therewith) and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger; provided, however, that nothing contained herein shall require Respironics to agree to any Regulatory Condition or Requirement which Respironics in its reasonable business judgment considers to be materially adverse to the best interests of the combined entities. Each party agrees to use all reasonable efforts to fulfill, or cause to be fulfilled, all conditions provided hereunder to the obligations of the other party to consummate the Merger; provided that nothing contained herein shall obligate a party or any of its directors or officers to breach their fiduciary obligations owed to the shareholders of such party. Each party will, and will cause its subsidiaries to, use its reasonable best efforts to obtain all consents of third parties required in connection with this Agreement or the transactions contemplated hereby under any other contract or agreement of such party or its subsidiaries.

  6.8. Healthdyne Acquisition Proposals. Healthdyne agrees that neither it nor any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by any of them) shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of any substantial portion of the assets or any substantial portion of the equity securities of Healthdyne or any Healthdyne Subsidiary (any such proposal or offer being hereinafter referred to as a "Healthdyne Acquisition Proposal"); provided, however, that (i) Healthdyne may furnish or cause to be furnished information concerning Healthdyne and its business, properties or assets to a third party, (ii) Healthdyne may engage in unsolicited discussions or negotiations with a third party, (iii) following receipt of a Healthdyne Acquisition Proposal, Healthdyne may take and disclose to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 under the Exchange Act or otherwise make a disclosure to Healthdyne's stockholders and/or (iv) following receipt of a Healthdyne Acquisition Proposal, Healthdyne's Board of Directors may fail to make, withdraw or modify its recommendation referred to in Section 6.3, but in each case referred to in the foregoing clauses (i), (ii) and (iv), only to the extent that the Board of Directors of Healthdyne shall determine on the basis of advice from outside counsel that such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary obligations under applicable law. Healthdyne will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.8. For purposes of this Section 6.8, a Healthdyne Acquisition Proposal shall include any proposal or arrangement whether oral or in writing, providing for, requiring, or having the effect of requiring Healthdyne to, or contemplating that Healthdyne would, abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated under this Agreement. In the event that Healthdyne shall receive a Healthdyne Acquisition Proposal or take any action described in clause (i) or (ii) above, Healthdyne shall promptly inform Respironics of the material details of such Healthdyne Acquisition Proposal and/or its actions in response thereto or its actions described in clauses (i) and (ii) and shall thereafter keep Respironics reasonably and promptly informed of all material facts and material circumstances relating to said Healthdyne Acquisition Proposal and Healthdyne's actions relating thereto (for purposes of this sentence, Healthdyne's actions shall include the actions of its advisors, agents and representatives). Healthdyne is not currently in discussions with any third party in connection with a transaction covered by this Section 6.8.

  6.9. Transactions Involving Respironics. (a) Subject to Sections 6.9(b), 7.3(g) and 7.6(b)(ii) hereof, Respironics shall not enter into any agreement (a "Section 6.9(a) Agreement") for a merger, consolidation or share exchange with or into any other person in which the capital stock of Respironics is changed, exchanged or converted into any other security or form of consideration, unless the surviving or resulting corporation or ultimate parent shall have agreed in writing to be bound by the terms of this Agreement and the Merger Agreement. At least seven (7) days prior to the execution and delivery by Respironics of a Section 6.9(a) Agreement, Respironics shall notify (a "Section 6.9(a) Notice") Healthdyne of Respironics' intention to enter into such Section 6.9(a) Agreement. The Section 6.9(a) Notice shall include the name of the other party thereto and the material terms and conditions of the transaction contemplated thereby, and Respironics shall use its reasonable best efforts to provide to Healthdyne such other information concerning the proposed transaction as Healthdyne shall reasonably request, subject to the execution of a customary confidentiality agreement. Not later than the fifth business day following delivery of the Section 6.9(a) Notice by Respironics, Healthdyne shall inform Respironics in writing of whether or not Healthdyne intends to exercise its right to terminate this Agreement pursuant to Section 7.3(g) hereof if Respironics were to enter into the proposed
Section 6.9(a) Agreement (a "Healthdyne Section 6.9(a) Statement of Intention"). If the Healthdyne Section 6.9(a) Statement of Intention shall state that Healthdyne does not intend to exercise its right to terminate this Agreement if Respironics were to enter into the proposed Section 6.9(a) Agreement, then Healthdyne shall be deemed to have waived its right to terminate this Agreement pursuant to Section 7.3(g) hereof if Respironics enters into such Section 6.9(a) Agreement. Healthdyne acknowledges that Respironics will be relying on the statement of intention set forth in the Healthdyne Section 6.9(a) Statement of Intention and Healthdyne agrees that it shall be bound by the statement of intention set forth therein. Nothing contained in this Agreement or in any Section 6.9(a) Notice or Healthdyne
Section 6.9(a) Statement of Intention shall obligate Respironics to enter into a Section 6.9(a) Agreement. In the event that under the terms of any Section 6.9(a) Agreement the outstanding Respironics Common Stock is converted into or exchanged for other securities of any person, cash or other property, the terms of this Agreement and the Merger Agreement shall be appropriately amended so that the shareholders of Healthdyne shall receive in the Merger, for each share of Healthdyne Common Stock, the consideration per share received by the holders of Respironics Common Stock in such transaction multiplied by the Exchange Ratio (as appropriately adjusted to reflect such event), provided that fractional shares or fractional units of other securities or property may be paid in cash based on the closing sale price of the Respironics Common Stock as reported on the NASD NMS on the last trading day prior to the closing date of such transaction. It is understood that the condition contained in Section 2.2(h) shall not prevent Respironics from entering into any Section 6.9(a) Agreement, but Healthdyne shall not be required to amend or waive the condition set forth in Section 2.3(f). Respironics shall obtain the consent of Healthdyne, which consent shall not unreasonably be withheld, before entering into an agreement for any such transaction which would result in the acquisition by Respironics of a business for which Respironics would be required under Rule 3-05(b)(2) of SEC Regulation S-X to include separate financial statements in a registration statement of Respironics under the Securities Act. Respironics is not currently in discussions with any third party in connection with a transaction covered by this Section 6.9(a).

    (b) Respironics agrees that neither it nor any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by any of them) shall initiate, solicit or encourage, directly or indirectly, any inquiries or proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of any substantial portion of the assets or any substantial portion of the equity securities of Respironics or any Respironics Subsidiary (any such proposal or offer being hereinafter referred to as a "Respironics Acquisition Proposal"); provided, however, that (i) Respironics may furnish or cause to be furnished information concerning Respironics and its business, properties or assets to a third party, (ii) Respironics may engage in unsolicited discussions or negotiations with a third party, (iii) following receipt of a Respironics Acquisition Proposal, Respironics may take and disclose to its stockholders a position contemplated by Rule 14e-2 or

  Rule 14d-9 under the Exchange Act or otherwise make a disclosure to Respironics' stockholders and/or (iv) following receipt of a Respironics Acquisition Proposal, Respironics' Board of Directors may fail to make, withdraw or modify its recommendation referred to in Section 6.3, but in each case referred to in the foregoing clauses (i), (ii) and (iv), only to the extent that the Board of Directors of Respironics shall determine on the basis of advice from outside counsel that such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary obligations under applicable law. Respironics will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
  Section 6.9(b). For purposes of this Section 6.9(b), a Respironics Acquisition Proposal shall include any proposal or arrangement whether oral or in writing, providing for, requiring, or having the effect of requiring Respironics to, or contemplating that Respironics would, abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated under this Agreement. In the event that Respironics shall receive a Respironics Acquisition Proposal or take any action described in clause (i) or (ii) above, Respironics shall promptly inform Healthdyne of the material details of such Respironics Acquisition Proposal and/or its actions in response thereto or its actions described in clauses (i) and
  (ii) and shall thereafter keep Healthdyne reasonably and promptly informed of all material facts and material circumstances relating to said Respironics Acquisition Proposal and Respironics' actions relating thereto (for purposes of this sentence, Respironics' actions shall include the actions of its advisors, agents and representatives).

  6.10. Access and Information. Pending the Effective Time, Healthdyne and Respironics will each afford the other party and its authorized representatives reasonable access during normal business hours to its properties, books and records and personnel and those of its subsidiaries and will furnish promptly to the other party such financial and operating data and other information relating to its and its subsidiaries' business, assets and personnel as the other party may reasonably request. All such information shall remain subject to the Confidentiality Agreements between Healthdyne and Respironics dated July 19, 1997, the Confidentiality and Secrecy Agreement for Discussion of Business Arrangement dated June 6, 1997 between Respironics, MiCRA and David Eisenstadt and the Confidentiality and Secrecy Agreement for Discussion of Business Arrangement dated September 21, 1997 between Healthdyne, Respironics, MiCRA, Skadden, Arps, Slate, Meagher & Flom LLP, Reed Smith Shaw & McClay LLP and Troutman Sanders LLP (the "Confidentiality Agreements").

                                  ARTICLE VII

                       AMENDMENT, WAIVER AND TERMINATION

  7.1. Amendment. Subject to applicable law, this Agreement or the Merger Agreement may be amended in any respect by an instrument in writing signed by an authorized officer of each of the parties, whether before or after the Shareholders' Meetings, except that no such amendment after the Healthdyne Shareholders' Meeting shall affect the rate of exchange of Healthdyne Common Stock for Respironics Common Stock provided in the Merger Agreement or change the form of such consideration or to affect the tax-free nature of the transaction.

  7.2. Waiver. Respironics or Healthdyne may (i) extend the time for performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party, (iii) waive compliance by the other party with any of its covenants or agreements contained herein or in the Merger Agreement and (iv) waive the fulfillment of any condition to its obligations hereunder other than those set forth in
Section 2.1 hereof, all of the foregoing to the fullest extent permitted by law. No such extension or waiver shall be effective unless contained in a writing signed by an authorized officer of the party against which it is asserted.

  7.3. Termination. Notwithstanding prior approval by the shareholders of Healthdyne or Respironics, this Agreement may be terminated and the Merger abandoned:

    (a) by mutual written consent of each of the parties hereto at any time prior to the Effective Time; or

    (b) by Healthdyne or Respironics in the event of a material breach of a representation and warranty or covenant of the other party contained herein which would give rise to a failure of a condition to Closing, which breach, if curable, has not been cured within 10 days after written notice of such breach is given to the breaching party by the party electing to terminate; or

    (c) by Healthdyne or Respironics at any time after the shareholders of Healthdyne or Respironics shall fail to approve this Agreement and the Merger Agreement, in the case of Healthdyne, or the issuance of shares of Respironics Common Stock pursuant to the Merger, in the case of Respironics, in a vote taken at a meeting duly convened for that purpose, provided that the party electing to terminate shall have performed its obligations under Section 6.3 hereof; or

    (d) (i) by Healthdyne or Respironics at any time after a final judicial or regulatory determination (as to which all periods for appeal have expired and no appeal shall be pending) denying any regulatory clearance and/or approval required for the Merger or (ii) by Respironics at any time after Respironics delivers to Healthdyne an Adverse Regulatory Condition Notice; or

    (e) by Healthdyne or Respironics at any time after the date which is six
  (6) months after the date hereof in the event of failure to satisfy any of the conditions to the obligations of the party electing to terminate, if such failure occurred despite the good faith effort of such party to perform all agreements and covenants and to satisfy all conditions required to be performed or satisfied by it; or

    (f) by Healthdyne if Healthdyne's Board of Directors shall have approved a Healthdyne Acquisition Proposal after determining, upon the basis of advice of outside counsel that such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary obligation under applicable law; or

    (g) by Healthdyne if Healthdyne shall have delivered, in response to a
  Section 6.9(a) Notice, a Healthdyne Section 6.9(a) Statement of Intention in which Healthdyne shall have indicated its intention to terminate this Agreement pursuant to this Section 7.3(g) if Respironics were to enter into the Section 6.9(a) Agreement referred to in such Section 6.9(a) Notice and Respironics shall have entered into such Section 6.9(a) Agreement within eighteen (18) months after delivery of the Healthdyne Section 6.9(a) Statement of Intention; or

    (h) by Respironics if Respironics' Board of Directors shall have approved a Respironics Acquisition Proposal after determining, upon the basis of advice of outside counsel that such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary obligation under applicable law; or

    (i) by Healthdyne or Respironics within two (2) business days after the Determination Date if, on the Determination Date, the weighted average closing price of the Respironics Common Stock as reported on the NASD NMS for the period consisting of 20 consecutive trading days ending on the trading day prior to the Determination Date, in each case as reported in The Wall Street Journal, is less than $20.00.

  As used herein, "Determination Date" shall mean the business day on which the conditions set forth in Sections 2.1(a) and 2.1(b) have been satisfied. Termination pursuant to subparagraphs (b) through (i) of this Section 7.3 shall be effected by written notice provided by the terminating party in accordance with Section 8.6 hereof.

  7.4. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.3, this Agreement and the Merger Agreement shall forthwith become void, and there shall be no liability on the part of either party or their respective officers or directors except (i) as set forth in Sections 7.5, 7.6, 7.7, 8.2, 8.7 and 8.8 hereof or (ii) in the event of a willful breach of this Agreement.

  7.5. Respironics Fee. (a) Healthdyne hereby agrees to pay Respironics, subject to the terms and conditions of this Section 7.5, upon the occurrence of the events specified in this Section, a fee (the "Respironics Fee") of $12,000,000.

    (b) Respironics shall be entitled to payment of the Respironics Fee if:

      (i) The Board of Directors of Healthdyne shall fail to recommend, or withdraw, modify or change its recommendation referred to in Section
    6.3 hereof in a manner adverse to Respironics or shall have resolved to do any of the foregoing;

      (ii) Healthdyne shall terminate this Agreement pursuant to Section 7.3(f) hereof;

      (iii) Healthdyne shall execute and deliver a definitive agreement for, or Healthdyne's Board of Directors shall approve, a Healthdyne Business Combination (as hereinafter defined) within eighteen (18) months following the termination of this Agreement if such termination is by Respironics pursuant to Section 7.3(b) hereof;

      (iv) Healthdyne shall execute and deliver a definitive agreement for, or Healthdyne's Board of Directors shall approve, a Healthdyne Business Combination within eighteen (18) months following the termination of this Agreement if such termination is by Respironics or Healthdyne pursuant to Section 7.3(c) hereof after the shareholders of Healthdyne shall have failed to approve this Agreement and the Merger Agreement and prior to such termination either (A) Healthdyne or the shareholders of Healthdyne shall have received an offer or proposal from any person or group of persons (other than Respironics or any Respironics Subsidiary) to enter into a Healthdyne Business Combination or (B) any person or group of persons (other than Respironics or any Respironics Subsidiary) shall have purchased, after the date hereof and prior to such termination, securities which, when added to the securities already owned by such person or group, represent 10% or more of the voting power of Healthdyne and such person or group of persons shall have failed to deliver a written agreement of the type described in
    Section 6.4(b) hereof; or

      (v) Healthdyne shall execute and deliver a definitive agreement for, or Healthdyne's Board of Directors shall approve, a Healthdyne Business Combination within eighteen (18) months following the termination of this Agreement in accordance with its terms and Healthdyne's Board of Directors shall have failed to call its Shareholders Meeting after a determination, based on advice of outside counsel, that such action was required in order to act in a manner consistent with its fiduciary obligations under applicable law.

As used herein, "Healthdyne Business Combination" shall mean (i) a merger or consolidation, or any similar transaction, involving Healthdyne or any Significant Healthdyne Subsidiary, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of Healthdyne or any Significant Healthdyne Subsidiary or (iii) a purchase or other acquisition (including by way or merger, consolidation, share exchange or otherwise) of securities representing 35% or more of the voting power of Healthdyne or any Significant Healthdyne Subsidiary (other than, in the case of the transfer of securities of any Significant Healthdyne Subsidiary, transfers between Healthdyne and/or one or more Healthdyne Subsidiaries). "Significant Healthdyne Subsidiary" shall mean each Healthdyne Subsidiary which in the most recent fiscal year of Healthdyne accounted for more than 35% of the consolidated assets of Healthdyne and the Healthdyne Subsidiaries or which accounted for more than 35% of the consolidated income of Healthdyne and the Healthdyne Subsidiaries for each of the most recent three fiscal years of Healthdyne; provided, however, that with respect to Healthdyne Subsidiaries created or acquired after the date hereof, if thereafter such entity, in a fiscal year, accounts for more than 35% of the consolidated assets of Healthdyne and the Healthdyne Subsidiaries in such fiscal year or accounts for more than (x) 35% of the consolidated income of Healthdyne and the Healthdyne Subsidiaries in the year of creation or acquisition, (y) 35% of the consolidated income of Healthdyne and the Healthdyne Subsidiaries for each of the two most recent fiscal years in the two years following creation or acquisition and (z) thereafter, 35% of the consolidated income of Healthdyne and the Healthdyne Subsidiaries for each of the most recent three fiscal years, it shall be deemed to be a Significant Healthdyne Subsidiary for such fiscal year.

    (c) The Respironics Fee shall be payable in immediately available funds within five (5) business days after the occurrence of the event giving rise to such payment.

  7.6. Healthdyne Fee. (a) Respironics hereby agrees to pay Healthdyne, subject to the terms and conditions of this Section 7.6, upon the occurrence of the events specified in this Section, a fee (the "Healthdyne Fee") of $12,000,000.

    (b) Healthdyne shall be entitled to payment of the Healthdyne Fee if:

      (i) The Board of Directors of Respironics shall fail to recommend, or withdraw, modify or change its recommendation referred to in Section
    6.3 hereof in a manner adverse to Healthdyne or shall have resolved to do any of the foregoing;

      (ii) Healthdyne shall terminate this Agreement pursuant to Section 7.3(g) hereof;

      (iii) Respironics shall terminate this Agreement pursuant to Section 7.3(h) hereof;

      (iv) Respironics shall execute and deliver a definitive agreement for, or Respironics' Board of Directors shall approve, a Respironics Business Combination (as hereinafter defined) within eighteen (18) months following the termination of this Agreement if such termination is by Healthdyne pursuant to Section 7.3(b) hereof;

      (v) Respironics shall execute and deliver a definitive agreement for, or Respironics' Board of Directors shall approve, a Respironics Business Combination within eighteen (18) months following the termination of this Agreement if such termination is by Healthdyne or Respironics pursuant to Section 7.3(c) hereof after the shareholders of Respironics shall have failed to approve this Agreement and the Merger Agreement and prior to such termination either (A) Respironics or the shareholders of Respironics shall have received an offer or proposal from any person or group of persons (other than Healthdyne or any Healthdyne Subsidiary) to enter into a Respironics Business Combination or (B) any person or group of persons (other than Healthdyne or any Healthdyne Subsidiary) shall have purchased, after the date hereof and prior to such termination, securities which, when added to the securities already owned by such person or group represent 10% or more of the voting power of Respironics and such person or group of persons shall have failed to deliver a written agreement of the type described in Section 6.4(b) hereof; or

      (v) Respironics shall execute and deliver a definitive agreement for, or Respironics' Board of Directors shall approve, a Respironics Business Combination within eighteen (18) months following the termination of this Agreement in accordance with its terms and Respironics' Board of Directors shall have failed to call its Shareholders Meeting after a determination, based on advice of outside counsel, that such action was required in order to act in a manner consistent with its fiduciary obligations under applicable law.

As used herein, "Respironics Business Combination" shall mean (i) a merger or consolidation, or any similar transaction, involving Respironics or any Significant Respironics Subsidiary, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets of Respironics or any Significant Respironics Subsidiary or (iii) a purchase or other acquisition (including by way or merger, consolidation, share exchange or otherwise) of securities representing 35% or more of the voting power of Respironics or any Significant Respironics Subsidiary (other than, in the case of any transfer of any Significant Respironics Subsidiary, transfers between Respironics and/or one or more Respironics Subsidiaries). "Significant Respironics Subsidiary" shall mean each Respironics Subsidiary which in the most recent fiscal year of Respironics accounted for more than 35% of the consolidated assets of Respironics and the Respironics Subsidiaries or which accounted for more than 35% of the consolidated income of Respironics and the Respironics Subsidiaries for each of the most recent three fiscal years of Respironics; provided, however, that with respect to Respironics Subsidiaries created or acquired after the date hereof, if thereafter such entity, in a fiscal year, accounts for more than 35% of the consolidated assets of Respironics and the Respironics Subsidiaries in such fiscal year or accounts for more than (x) 35% of the consolidated income of the Borrower and its Subsidiaries in the year of creation or acquisition, (y) 35% of the consolidated income of Respironics and the Respironics Subsidiaries for each of the two most recent fiscal years in the two years following creation or acquisition and (z) thereafter, 35% of the consolidated income of Respironics and the Respironics Subsidiaries for each of the most recent three fiscal years, it shall be deemed to be a Significant Respironics Subsidiary for such fiscal year

    (c) The Healthdyne Fee shall be payable in immediately available funds within five (5) business days after the occurrence of the event giving rise to such payment.

  7.7. Arbitration of Disputes Regarding Adverse Regulatory Condition Notice.

    (a) If (i) Respironics delivers to Healthdyne an Adverse Regulatory Condition Notice, (ii) Healthdyne exercising reasonable business judgment notifies Respironics within five (5) business days of delivery of such Notice that Healthdyne believes that the applicable Regulatory Condition or Requirement would not have been materially adverse to the best interests of the combined entities and (iii) this Agreement shall be terminated by Respironics pursuant to Section 7.3(d)(ii) hereof, then Healthdyne shall have the right, by giving written notice to Respironics within three (3) business days of such termination (a "Notice of Dispute") to have the issue (the "Issue") of whether the applicable Regulatory Condition or Requirement would have been materially adverse to the best interests of the combined entities submitted to binding arbitration ("Binding Arbitration") pursuant to the procedures set forth in this Section 7.7 and, to the extent not inconsistent with Section 7.7, pursuant to the Commercial Arbitration Rules of the American Arbitration Association (as amended from time to time, the "AAA Rules"). Binding Arbitration shall be the sole means of resolving any Issue.

    (b) The arbitrator ("Arbitrator") for any Binding Arbitration of the Issue shall be a partner or principal in a "Big Six" accounting firm not retained by Healthdyne or Respironics reasonably acceptable to Healthdyne and Respironics (or, if the parties cannot agree, drawn by lot if necessary from the "Big Six" accounting firms not retained by Healthdyne or Respironics). Healthdyne's Notice of Dispute shall be timely made (as specified above) and shall set forth the nature of the Issue. A copy of the Notice of Dispute shall also be given to the American Arbitration Association as required by the AAA Rules.

    (c) Binding Arbitration of the Issue shall be commenced within ten (10) business days of the delivery of the Notice of Dispute to the Arbitrator. The Arbitrator shall render a written decision on the Issue within thirty
  (30) days of completion of the arbitration proceedings.

    (d) If the Arbitrator determines that (i) the applicable Regulatory Conditions or Requirement would not have been materially adverse to the best interest of the combined entities and (ii) Healthdyne has suffered or sustained significant damages as a result of Respironics' Adverse Regulatory Condition Notice and termination of this Agreement by Respironics pursuant to Section 7.3(d)(ii), then Respironics shall pay to Healthdyne $12,000,000, it being understood that such significant damages need not equal $12,000,000 to trigger such payment. Any such payment shall be Healthdyne's sole and exclusive remedy with respect to the Issue, the Adverse Regulatory Condition Notice and termination of this Agreement by Respironics pursuant to Section 7.3(b)(ii) hereof.

    (e) The decision of the Arbitrator with respect to the Issue shall be conclusive, final and binding on Healthdyne and Respironics and shall be enforceable in any court having jurisdiction over a proceeding brought to seek such enforcement.

    (f) All fees, costs and expenses of the Arbitrator shall be borne by the party which does not prevail on the Issue in the Binding Arbitration. Each party shall bear its own fees, costs and expenses in connection with the Binding Arbitration.

    (g) Nothing contained in this Section 7.7 shall restrict the ability of Respironics to terminate this Agreement pursuant to Section 7.3(d)(ii).

                                 ARTICLE VIII

                           MISCELLANEOUS PROVISIONS

  8.1. Closing and Effective Time. The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place at the offices of Reed Smith Shaw & McClay LLP, 435 Sixth Avenue, Pittsburgh, Pennsylvania at 10:00 a.m., local time, on the third business day following the fulfillment of all conditions set forth in Section 2.1 hereof, or at such other place, time and date as the parties shall agree. Subject to the fulfillment or waiver at or prior to the Closing of all other conditions to its obligations to consummate the Merger, each party shall execute and deliver for filing with the Secretary of State of the State of Georgia a Certificate of Merger specifying that the Merger shall become effective at the close of business on the date of the Closing or at such other time and date as the parties shall agree (the "Effective Time") and containing such other information as is required by the GBCC.

  8.2. Confidentiality. Each party hereto shall cause all information obtained by it or its subsidiaries or representatives from the other party and its subsidiaries and representatives under or in connection with this Agreement or the negotiation hereof to be treated as confidential information subject to the terms, conditions and restrictions set forth in the Confidentiality Agreements and the letter dated September 21, 1997 relating to certain litigation between Healthdyne and Respironics.

  8.3. Entire Agreement. This Agreement, together with the Merger Agreement and any other agreements signed between the parties on the date hereof, sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements or understandings between the parties with respect thereto.

  8.4. Counterparts; Headings. This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, each of which will constitute an original. The headings and captions contained herein are for reference purposes only and do not constitute a part hereof.

  8.5. Further Assurances. Each party will execute and deliver such instruments and take such other actions as the other party hereto may reasonably request in order to carry out the intent and purposes hereof and of the Merger Agreement.

  8.6. Communications. All notices and other communications hereunder shall be in writing and will be deemed to have been given if delivered by hand or express carrier, telecopied with acknowledgment of receipt, or mailed by first-class or by registered or certified mail, postage prepaid, addressed as follows:

  If to Respironics or Merger Subsidiary:

    Respironics, Inc.
    1501 Ardmore Boulevard
    Pittsburgh, Pennsylvania 15221
    Attention: Steven P. Fulton, Esquire
    Telecopier: 412-473-5021

  With a copy to:

    Reed Smith Shaw & McClay LLP
    James H. Reed Building
    435 Sixth Avenue
    Pittsburgh, PA 15219-1886
    Attention: Arlie R. Nogay, Esquire
    Telecopier: 412-288-3063

  If to Healthdyne:

    Healthdyne Technologies, Inc.
    1225 Kennestone Circle
    Marietta, GA 30066
    Attention: Leslie R. Jones, Esquire
    Telecopier: 770-429-2978

  With a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    919 Third Avenue
    New York, New York 10022
    Attention: Blaine V. Fogg, Esquire
    Telecopy: 212-735-2000

    and

    Troutman Sanders LLP
    600 Peachtree Street, N.E.
    Suite 5200
    Atlanta, Georgia 30308-2216
    Attention: James L. Smith III, Esquire
    Telecopy: 404-885-3900

or at such other address or addresses as may hereafter be furnished by the addressee party. All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt acknowledged, if telecopied; and the next business day after being delivered to an overnight delivery service.

  8.7. Expenses. Each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and to the consummation of the Merger, including fees of its accountants, attorneys and investment advisors, except that it is agreed that (i) each party shall pay the cost of printing and mailing the final Proxy Statement/Prospectus and other proxy materials to the shareholders of such party and (ii) the cost of printing and filing the Registration Statement and any blue sky materials and the costs of preparing and filing the applications for the regulatory clearances and/or approvals referred to in Section 2.1(b) hereof are expenses of Respironics.

  8.8. Brokers. Respironics and Healthdyne each represents and warrants that except as disclosed in the Respironics Disclosure Letter and Healthdyne Disclosure Letter, respectively, neither it nor any of its subsidiaries is obligated to pay any brokerage commissions, finder's fees or other like payments in connection with the transactions contemplated hereby. Each party agrees to pay or discharge, and to indemnify and hold the other and its subsidiaries harmless from and against, any and all claims or liabilities for brokerage commissions, finder's fees and other like payments incurred by such party or its subsidiaries in connection with the transactions contemplated hereby.

  8.9. Survival. The representations and warranties of the parties contained herein or in any document, schedule or certificate delivered in connection herewith will not survive the Closing and Effective Time but will expire with and be terminated and extinguished by the consummation of the Merger contemplated hereby.

  8.10. Successors and Assigns; No Third Party Beneficiaries. Neither this Agreement nor the Merger Agreement, nor any of the rights or obligations of the parties hereunder or thereunder, may be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party. Subject to the preceding sentence, this Agreement and the Merger Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Except as provided in Sections 9.1 and 9.2 hereof, this Agreement is not intended to confer any right or benefit upon any person other than the parties hereto, and no provision hereof shall be enforceable other than by the parties hereto and their successors and permitted assigns.

  8.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of laws thereof, except as to matters governed by the GBCC.

                                  ARTICLE IX

                         POST-EFFECTIVE TIME COVENANTS

  9.1. Indemnification of Healthdyne Directors and Officers.

    (a) From and after the Effective Time, Respironics shall indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, an officer or director (the "Indemnified Party") of Healthdyne or any Healthdyne Subsidiary against all losses, claims, damages, liabilities, costs and expenses (including reasonable attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director or officer of Healthdyne or any Healthdyne subsidiary or is or was serving at the request of Healthdyne or any Healthdyne Subsidiary as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time of the Merger, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time of the Merger, to the full extent permitted under the GBCC or Healthdyne's Articles of Incorporation, By-laws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Indemnified party becomes involved in any capacity in any Claim, then from and after the Effective Time of the Merger Respironics shall, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of a written affirmation in accordance with GBCC Section 14-2-853.

    (b) Respironics and Healthdyne agree that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Party as provided in Healthdyne's Articles of Incorporation and By-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time of the Merger to the extent such rights are consistent with the GBCC; provided that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the GBCC, Healthdyne's Articles of Incorporation or By-laws, as the case may be, shall be made by independent legal counsel in accordance with the GBCC and the indemnification agreements and; provided further, that nothing in this Section 9.1 shall impair any rights or obligations of any present or former directors or officers of Healthdyne.

    (c) In the event Respironics or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 9.1, proper provision shall be made so that the successors and assigns of Respironics assume the obligations set forth in this Section 9.1, and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

    (d) Respironics shall maintain Healthdyne's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time of the Merger; provided, that Respironics may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors and officers; provided, further, if the existing D&O Insurance expires or is cancelled during such period, Respironics will use its best efforts to obtain substantially similar D&O Insurance.

  9.2. Healthdyne Stock Option.

    (a) At the Effective Time, each Healthdyne Option under the Healthdyne Option Plans, whether vested or unvested, shall be deemed to constitute an option (a "Substitute Option") to acquire, on the same terms and conditions as were applicable under such Healthdyne Option (which Substitute Option has become vested and exercisable in accordance with its terms and the terms of the applicable Healthdyne Option Plan), the same number of shares of Respironics Common Stock as the holder of such Healthdyne Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Healthdyne Option divided by (z) the number of full shares of Respironics Common Stock deemed purchasable pursuant to such Healthdyne Option in accordance with the foregoing; provided, however, that in the case of any Healthdyne Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time, Respironics shall make all necessary arrangements with respect to the Healthdyne Option Plans to permit the assumption of the unexercised Healthdyne Options by Respironics pursuant to this Section 9.2.

    (b) [This section intentionally left blank.]

    (c) Respironics shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Respironics Common Stock for delivery upon exercise of Healthdyne Options. Immediately following the Effective Time of the Merger, Respironics shall file a registration statement on Form S-8 or another appropriate form with respect to the shares of Respironics Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Respironics shall administer Healthdyne Option Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent Healthdyne Option Plans complied with such rule prior to the Merger.

    (d) At or prior to the Closing, Respironics and Healthdyne will enter into Consulting Agreements with the persons listed on Appendix E hereto (the "Consulting Agreements"), the form of which shall be reasonably satisfactory to Respironics. The Consulting Agreements (x) will be for a term of six (6) months, (y) will provide that the Consultant will provide Respironics and Healthdyne various consulting services, as may be requested from time to time during such six (6) month period not to exceed five hours per week, to assist Respironics and Healthdyne in the integration of Healthdyne and its business with Respironics following the Merger, and (z) will provide for compensation to the Consultant based on the Consultant's normal and customary hourly rate in connection with the consulting services requested to be performed by Respironics or Healthdyne, together with reimbursement to the Consultant of actual out-of-pocket expenses incurred by the Consultant in performing the consulting services.

  9.3. Respironics Benefit Plans. (a) As soon as administratively practicable following the Merger, Respironics shall take appropriate actions so that employees of Healthdyne and the Healthdyne Subsidiaries who become employees of Respironics or remain employees of Healthdyne or a Healthdyne Subsidiary shall be entitled to participate in generally applicable Respironics Employee Benefit Plans on the same basis as other similarly situated employees of Respironics and the Respironics Subsidiaries. Prior service of such employees with Healthdyne or a Healthdyne Subsidiary (including service with predecessor entities to the extent recognized under analogous Healthdyne Employee Benefit Plans) shall be counted in determining eligibility to participate in such plans and for purposes of vesting of benefits. Respironics shall use reasonable best efforts to waive (i) any preexisting condition restriction which was waived under the terms of analogous Healthdyne Employee Benefit Plan immediately prior to the Effective Time or (ii) waiting period limitation which would otherwise be applicable to a Healthdyne employee on or after the Effective Time to the extent such Healthdyne employee had satisfied any similar waiting period limitation under an analogous Healthdyne Employee Benefit Plan prior to the Effective Time.

    (b) After consummation of the Merger, Respironics shall have the right to amend or terminate any Healthdyne Employee Benefit Plan or combine any Healthdyne Employee Benefit Plan with a plan offered by Respironics or any Respironics Subsidiary, provided that such amendment, termination or combination is accomplished in accordance with the terms of the applicable plan(s) and all applicable laws.

    (c) Respironics shall honor, and shall cause the Surviving Corporation to honor, without modification, the terms and provisions of the Indemnification Agreements, the Non-Competition Agreements (except as modified or terminated as contemplated hereby in connection with the Employment Agreements referred to in Section 2.2(f) hereof), the Split-Dollar Life Insurance Agreements and the Retirement Benefit Award Agreements in effect as of the date hereof, in each case between Healthdyne and the employees or directors of Healthdyne identified on Appendix F hereto. Respironics hereby acknowledges that the Merger will constitute a "Change of Control" for purposes of such Agreements, and agrees to abide by the provisions of any such Agreement which relate to a Change of Control, including the accelerated vesting and/or payment of benefits. Nothing contained herein shall prevent Respironics or the Surviving Corporation from terminating or ceasing payments under such Agreements to the extent permitted by the terms and provisions thereof except as prohibited by
  Section 9.1 hereof.

  9.4. Transition Team. Upon the execution and delivery of this Agreement, Respironics and Healthdyne will establish a team consisting of employees from both entities for the purpose of integrating the two entities (the "Transition Team"). The Chief Executive Officer of Respironics, Dennis S. Meteny, will lead the Transition Team and the following persons will be members of the Transition Team: Craig B. Reynolds, Robert D. Crouch, Daniel J. Bevevino and John L. Miclot. The Transition Team will choose one or more consultants to assist it in meeting its objective. The objective of the Transition Team will be to ensure that a proper process is in place and is used for integrating the two organizations and structuring the combined company. Mr. Meteny will provide progress reports to the Board of Directors of Respironics and Mr. Reynolds will provide progress reports to Healthdyne. Following consummation of the Merger, Mr. Meteny will provide progress reports to the Board of Directors of Respironics and the Transition Team will remain in place for such period as shall be deemed necessary by the Board of Directors of Respironics.

  9.5. Nominees to Respironics Board.

    (a) As of the Effective Time, the Board of Directors of Respironics shall increase the size of Respironics Board of Directors by three persons and shall appoint Parker H. Petit (Class of 1998), J. Terry Dewberry (Class of
  1999) and Craig B. Reynolds (Class of 2000) to fill the vacancies created thereby (the "Healthdyne Continuing Directors"). In connection with the election of Directors to be held at the Annual Meeting of the shareholders of Respironics to be held in November 1998 and at any adjournment or postponement thereof, the Nominating Committee of the Board of Directors of Respironics shall nominate for reelection to the Class of 2001 of the Respironics Board of Directors Mr. Petit. If any of the Healthdyne Continuing Directors shall be unwilling or unable to serve as a Director as of the Effective Time or shall cease to serve as members of the Respironics Board of Directors during his initial term by reason of resignation, removal, death or disability, or if Mr. Petit shall be unwilling or unable to be nominated for reelection to the Respironics Board of Directors at the 1998 Annual Meeting of Shareholders, the Healthdyne Continuing Directors shall be entitled to designate the person to be nominated in such person's stead, subject to reasonable approval of such person by the Respironics Directors.

    (b) At the Effective Time, Mr. Petit shall be appointed to the Nominating Committee of the Respironics Board of Directors.

  9.6. Stipulation Regarding Litigation. Contemporaneously with the execution and delivery of this Agreement, Respironics and Healthdyne shall enter into a Stipulation in the form of Appendix G hereto in the matter pending in the United States District Court for the Western District of Pennsylvania captioned Respironics, Inc. v. Healthdyne Technologies, Inc., C.A. No. 97-1156 (Judge Lancaster).

  9.7. Directors and Officers Letters. As soon as practicable and in any event within one (1) week of the date hereof, Healthdyne and Respironics shall use their best efforts to cause each of their respective directors and executive officers who have not done so as of the date of this Agreement to execute the letter attached hereto as Appendices H and I, respectively.

  IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

[CORPORATE SEAL]

Attest:                                   HEALTHDYNE TECHNOLOGIES, INC.

 .....................................     By...................................
           Leslie R. Jones                          Craig B. Reynolds
              Secretary                             President and CEO

[CORPORATE SEAL]

Attest:                                   RESPIRONICS, INC.

 .....................................     By...................................
          Dorita A. Pishko,                         Dennis S. Meteny
              Secretary                             President and CEO

[CORPORATE SEAL]

Attest:                                   RIGA, INC.

 .....................................     By...................................
          Dorita A. Pishko                          Dennis S. Meteny
              Secretary                                 President

                                                                     APPENDIX A

                         AGREEMENT AND PLAN OF MERGER

                                  AS AMENDED

  THIS AGREEMENT dated as of November 10, 1997 by and among RIGA, INC., a Georgia corporation ("Merger Subsidiary"), Healthdyne Technologies, Inc., a Georgia corporation ("Healthdyne"), and Respironics, Inc., a Delaware corporation ("Respironics")

                             W I T N E S S E T H:

  WHEREAS, Merger Subsidiary, Healthdyne and Respironics have entered into an Agreement and Plan of Reorganization of even date herewith (the
"Reorganization Agreement") which provides, among other things, for the merger of Merger Subsidiary with and into Healthdyne (the "Merger");

  NOW, THEREFORE, in consideration of the covenants and agreements contained herein and in the Reorganization Agreement, and for the purpose of stating the method, terms and conditions of the Merger, including the rights of the shareholders of Healthdyne, and such other details and provisions as are deemed desirable, the parties hereto, intending to be legally bound hereby, agree as follows:

  1. The Merger. Subject to the terms and conditions of this Agreement and the Reorganization Agreement, and in accordance with the laws of the State of Georgia, at the Effective Time (as defined in Section 8.1 of the Reorganization Agreement) Merger Subsidiary shall be merged with and into Healthdyne, which shall be the surviving corporation (the "Surviving Corporation").

  2. Articles of Incorporation and By-Laws. Upon the Merger becoming effective, the Articles of Incorporation and By-Laws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-Laws, respectively, of the Surviving Corporation; provided, that such Articles or By-Laws shall be modified, if necessary, to conform to the obligations of Respironics pursuant to Section 9.1 of the Reorganization Agreement with respect to the provisions relating to indemnification and limitation of liability.

  3. Board of Directors and Officers. Upon the Merger becoming effective, the Board of Directors of the Surviving Corporation shall consist of Dennis S. Meteny, Daniel J. Bevevino, Steven P. Fulton, Alexander H. Lorch, J. Leland
Strange, James J. Wellman, M.D., J. Paul Yokubinas,       and      , and the
Officers shall consist of the persons listed on Schedule I hereto.

  4. Conversion of Healthdyne Shares. (a) Subject to the provisions of Section 5 hereof with respect to the payment of fractional shares in cash, upon the Merger becoming effective, each share of Common Stock, par value $0.01 per share, of Healthdyne ("Healthdyne Common Stock") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive such number (the "Exchange Ratio") of shares of Common Stock, par value $0.01 per share, of Respironics ("Respironics Common Stock") determined by dividing $24.00 by the Transaction Share Price (as hereinafter defined). No change will be made by reason of the Merger in the shares of Respironics Common Stock outstanding immediately prior to the Effective Time.

    (b) "Transaction Share Price" shall mean the weighted average of the closing prices of the Respironics Common Stock as reported on the National Market System ("NMS") of the National Association of Securities Dealers, Inc. ("NASD") for a period consisting of 20 consecutive trading days ending on the third trading day prior to the Closing Date, in each case as reported in The Wall Street Journal; provided, that if such weighted average closing sales price is less than $26.03 per share of Respironics Common Stock, then the Transaction Share Price shall be $26.03 per share; and, provided further, that if such weighted average closing sales price is greater than $31.03 per share of Respironics Common Stock, then the Transaction Share Price shall be $31.03.

  5. Surrender and Exchange of Healthdyne Certificates; No Fractional
Shares. (a) As promptly as practicable after the Effective Time but in any event within seven (7) business days, Respironics shall cause to be sent to each person who immediately prior to the Effective Time was a holder of record of Healthdyne Common Stock transmittal materials and instructions for surrendering certificates for Healthdyne Common Stock ("Old Certificates") in exchange for a certificate or certificates for the number of whole shares of Respironics Common Stock to which such person is entitled under Section 4 hereof.

    (b) No certificates for fractional shares of Respironics Common Stock shall be issued in connection with the Merger. In lieu thereof, Respironics shall issue to any holder of Healthdyne Common Stock certificates otherwise entitled to a fractional share, upon surrender of such certificates in accordance with the instructions furnished by Respironics, a check for an amount of cash equal to the fraction of a share of Respironics Common Stock represented by the certificates so surrendered multiplied by the closing sale price of the Respironics Common Stock as reported on the NASD NMS on the last trading day prior to the Closing Date, as reported in The Wall Street Journal.

    (c) After the Effective Time, there shall be no transfer on the stock transfer books of Healthdyne or Respironics of shares of Healthdyne Common Stock. If Old Certificates are presented for transfer after the Effective Time, they shall be canceled and certificates representing whole shares of Respironics Common Stock (and a check in lieu of any fractional share) shall be issued in exchange therefor as provided herein.

    (d) At or prior to the Effective Time, Respironics shall deposit with a bank or trust company selected by Respironics and reasonably acceptable to Healthdyne (the "Exchange Agent"), for the benefit of the holders of the certificates of Healthdyne Common Stock, for exchange in accordance with the terms of this Section 5, certificates representing the shares of Respironics Common Stock and the cash in lieu of fractional shares to be issued pursuant to Section 4 hereof and paid pursuant to Section 5(b) hereof in exchange for outstanding shares of Healthdyne Common Stock.

  6. Conversion of Merger Subsidiary Shares. Upon the Merger becoming effective, each share of Common Stock, par value $0.01 per share, of Merger Subsidiary ("Merger Subsidiary Common Stock") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive one (1) share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

  7. Termination and Amendment. Notwithstanding prior approval by the shareholders of Healthdyne, Merger Subsidiary or Respironics, this Agreement shall be terminated and the Merger shall be abandoned in the event that prior to the Effective Time the Reorganization Agreement is terminated as provided therein. Notwithstanding prior approval by the shareholders of Healthdyne, Merger Subsidiary or Respironics, this Agreement may be amended in any respect in the manner and subject only to the limitations set forth in Section 7.1 of the Reorganization Agreement.

  8. Counterparts; Headings. This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, each of which will constitute an original. The headings and captions contained herein are for reference purposes only and do not constitute a part hereof.

  9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

  IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

[CORPORATE SEAL]

Attest:                                   HEALTHDYNE TECHNOLOGIES, INC.

 .....................................     By...................................
           Leslie R. Jones                          Craig B. Reynolds
              Secretary                             President and CEO

[CORPORATE SEAL]

Attest:                                   RIGA, INC.

 .....................................     By...................................
          Dorita A. Pishko                          Dennis S. Meteny
              Secretary                                 President

[CORPORATE SEAL]

Attest:                                   RESPIRONICS, INC.

 .....................................     By...................................
          Dorita A. Pishko,                         Dennis S. Meteny
              Secretary                             President and CEO

[Logo of BT Alex.Brown
Incorporated]
                                                          [Logo of Bankers Trust
                                                            Architects of Value]




                                November 10, 1997


Board of Directors
Respironics, Inc.
1501 Ardmore Boulevard
Pittsburgh, Pennsylvania 15221

Members of the Board:

     Respironics, Inc. ("Respironics"), Healthdyne Technologies, Inc. ("Healthdyne") and RIGA, Inc., a Georgia corporation and wholly owned subsidiary of Respironics ("Merger Subsidiary"), have proposed to enter into an Agreement and Plan of Reorganization dated as of November 10, 1997 (together with the Agreement and Plan of Merger attached as Appendix A thereto, the "Merger Agreement"). Pursuant to the Merger Agreement, the implementation of which is contingent on approval by the stockholders of Respironics and Healthdyne, Merger Subsidiary will be merged with and into Healthdyne (the "Merger") pursuant to which each outstanding share of the common stock, par value 0.01 per share, of Healthdyne (the "Healthdyne Common Stock") will be converted into the right to receive that number of shares of the common stock, par value $0.01 per share, of Respironics (the "Respironics Common Stock") determined by dividing $24.00 by the weighted average of the closing prices of the Respironics Common Stock as reported on the Nasdaq National Market for the 20 consecutive trading days ending on the third trading day prior to the closing date for the Merger (the "Transaction Share Price") and, the number of shares of Respironics Common Stock into which shares of Healthdyne Common Stock will be so converted, the "Exchange Ratio"); provided that if such weighted average closing sales price is less than $26.03 per share of Respironics Common Stock, then the Transaction Share Price will be $26.03, and if such weighted average closing sales price is greater than $31.03 per share of Respironics Common Stock, then the Transaction Share Price will be $31.03. We have assumed, with your consent, that the Merger will qualify for pooling-of-interests accounting treatment and as a tax-fee transaction. You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Respironics.

Respironics, Inc.
Page 2
November 10, 1997


     BT Alex. Brown Incorporated ("BT Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Respironics in connection with this opinion and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger and a portion of which is payable upon delivery of this opinion. We previously have provided various financing and financial advisory services to Respironics, for which services we have received compensation. BT Alex. Brown maintains a market in Respironics Common Stock and regularly publishes research reports regarding the health care industry and the businesses and securities of Respironics and other publicly owned companies in the health care industry. In the ordinary course of business, BT Alex. Brown may actively trade the securities of both Respironics and Healthdyne for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of Respironics and Healthdyne.

     In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning Respironics and Healthhyne and certain internal analyses and other information furnished to us by Respironics and Healthdyne. We have also held discussions with the members of the senior managements of Respironics and Healthdyne regarding the businesses and prospects of Respironics and Healthdyne and the joint prospects of a combined company. In addition, we have (i) reviewed the reported prices and trading activity for Respironics Common Stock and Healthdyne Common Stock, (ii) compared certain financial and stock market information for Respironics and Healthdyne with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of Respironics and Healthdyne, we have assumed that such information reflects the best currently available judgments and estimates of the managements of Respironics and Healthdyne as to the likely future financial performance of their respective companies and of the combined company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of Respironics and Healthdyne, nor have we been furnished with any such evaluations or appraisals. We are expressing no opinion as to the price at which the Respironics Common Stock actually will trade at any time. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

Respironics, Inc.
Page 2
November 10, 1997





     Our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of Respironics and do not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to matters relating to the proposed Merger. We hereby consent, however, to the inclusion of this opinion in its entirety as an exhibit to the proxy statement or registration statement of Respironics and Healthdyne relating to the proposed Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to Respironics.




                                            Very truly yours,


                                            /s/ BT Alex. Brown Incorporated

                                            BT ALEX. BROWN INCORPORATED

                                                                   APPENDIX III

                           [LOGO OF COWEN & COMPANY]

November 10, 1997

Board of Directors
Healthdyne Technologies, Inc.
1255 Kennestone Circle
Marietta, GA 30066

Ladies and Gentlemen:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Company Common Stock"), of Healthdyne Technologies, Inc. (the "Company"), of the financial terms of the Transaction (as hereinafter defined) with Respironics, Inc. ("Respironics"). For the purposes of this opinion, the "Transaction" means the transaction described below pursuant to that certain Agreement and Plan of Reorganization among the Company, Respironics and a wholly-owned subsidiary of Respironics ("Merger Sub"), dated November 10, 1997 (the "Agreement").

As more specifically set forth in the Agreement, and subject to certain terms and conditions thereof, the Company has agreed to be acquired by Respironics through the merger of Merger Sub with and into the Company (the "Merger"). In the Merger, each then outstanding share of Company Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive such number of shares of Common Stock, par value $0.01 per share (the "Respironics Common Stock"), of Respironics determined by dividing $24.00 by the Transaction Share Price (defined as the weighted average of the closing prices of the Respironics Common Stock as reported on the National Market System ("NMS") of the National Association of Securities Dealers, Inc. for a period consisting of 20 consecutive trading days ending on the third trading day prior to the closing date of the Merger in each case as reported in the Wall Street Journal), provided that if such weighted average closing sales price is less than $26.03 per share, then the Transaction Share Price shall be $26.03, and provided further that if such weighted average closing sales price is greater than $31.03 per share, then the Transaction Share Price shall be $31.03.

In the ordinary course of its services, Cowen & Company ("Cowen") is regularly engaged in the valuation and pricing of businesses and their securities and in advising corporate securities issuers on related matters.

In arriving at our opinion, Cowen has, among other things:

  (1) reviewed the Company's financial statements for the fiscal years ended December 31, 1994, 1995 and 1996 and for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, certain publicly available filings with the Securities and Exchange Commission and certain other relevant financial and operating data of the Company;

  (2) reviewed Respironics' financial statements for the fiscal years ended June 30, 1995, 1996 and 1997 and for the fiscal quarter September 30, 1997, certain publicly available filings with the Securities and Exchange Commission and certain other relevant financial and operating data of Respironics;

  (3) reviewed the Agreement;

  (4) held meetings and discussions with management and senior personnel of both the Company and Respironics to discuss the business, operations, historical financial results and future prospects of the Company, Respironics and Respironics following the Transaction (the "Combined Entity");

                                     III-1

  (5) reviewed with the managements of the Company and Respironics First Call consensus earnings per share estimates of financial institutions for the Company and Respironics, respectively, and reviewed financial projections furnished to us by the management of the Company, including, among other things, the capital structure, sales, net income, cash flow, capital requirements and other data of the Company we deemed relevant;

  (6) reviewed the valuation of the Company and Respironics in comparison to other similar publicly traded companies;

  (7) reviewed the historical prices and trading activity of the Company Common Stock from June 22, 1993 through November 7, 1997 and compared those trading histories with those of other companies which we deemed relevant;

  (8) based on First Call estimates, analyzed the potential pro forma financial effects of the Transaction;

  (9) compared the Transaction with other similar transactions in which control of an entity was acquired; and

  (10) conducted such other studies, analysis, inquiries and investigations as we deemed appropriate.

At the request of the Company, Cowen solicited third party indications of interest in acquiring all or substantially all of the stock or assets of the Company.

On November 10, 1997 the closing price of the Common Stock of the Company in the last transaction report by NMS was $19 7/8 per share.

In rendering our opinion, we relied upon the Company's management with respect to the accuracy and completeness of financial and other information concerning the Company furnished to us as described above, other than the First Call estimates referred to above. We have not assumed any responsibility for independent verification of such information, including financial information, nor have we made an independent evaluation or appraisal of any of the properties or assets of the Company or Respironics.

Our opinion is necessarily based on general economic, market, financial and other conditions as they exist on, and can be evaluated as of, the date hereof, as well as the information currently available to us. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion. Our opinion does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote on the proposed Transaction. Our opinion does not imply any conclusion as to the likely trading range for the Respironics Common Stock following consummation of the Transaction, which may vary depending on numerous factors that generally include the price of securities. Our opinion is limited to the fairness, from a financial point of view, of the terms of the Transaction. We express no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the Board of Directors to approve, or the Company's decision to consummate, the Transaction.

For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have also assumed that all governmental, regulatory or other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would be materially adverse to the best interests of the Combined Entity.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services, including rendering this opinion, which is contingent upon the consummation of the Transaction. In the past, Cowen and its affiliates have provided financial advisory and

                                     III-2
financing services to the Company and Respironics and have received customary fees for the rendering of these services. Cowen served as the lead manager for the Company's June 1993 initial public offering, advised the Company in its May 1995 spin-off from Healthdyne, Inc. and advised the Company with respect to the May 1995 implementation of the Company's Rights Agreement. Cowen also served as a co-manager for a public equity offering for Respironics in April 1996. In addition, in the ordinary course of its business, Cowen trades the securities of the Company and Respironics for its own account and for the accounts of its customers, and, accordingly, it may at any time hold a long or short position in such securities. Moreover, Cowen and its affiliates own 372,767 shares of the Company Common Stock and are short 387 shares of the Respironics Common Stock.

On the basis of our review and analysis, as described above, and subject to the limitations and assumptions set forth herein, it is our opinion as investment bankers that, as of the date hereof, the financial terms of the Transaction are fair, from a financial point of view, to the holders of the Company Common Stock.

                                          Very truly yours,

                                          /s/ Cowen & Company

                                          Cowen & Company

                                     III-3

                               RESPIRONICS, INC.
                            1501 ARDMORE BOULEVARD
                        PITTSBURGH, PENNSYLVANIA 15221

                                     PROXY
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR SPECIAL MEETING OF STOCKHOLDERS, FEBRUARY 6, 1998

  The undersigned hereby appoints Gerald E. McGinnis, Dennis S. Meteny and Dorita A. Pishko, or any of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of Respironics, Inc. held of record by the undersigned on January 2, 1998, at the Special Meeting of Stockholders of Respironics, Inc. to be held at Two Mellon Bank Center, in the Auditorium on the Tenth Floor, at 501 Grant Street, Pittsburgh, Pennsylvania, at 10:00 a.m. local time, on Friday, February 6, 1998, and any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Special Meeting of Stockholders and the Joint Proxy Statement/Prospectus, each dated January 7, 1998.

  The undersigned hereby revokes any proxy or proxies heretofore given to vote such stock, and hereby ratifies and confirms all that said proxies, or their substitutes, may do by virtue hereof. If only one proxy shall be present and acting, then that one shall have and may exercise all the powers of said proxies.

  IF YOU NEED ASSISTANCE WITH THIS PROXY CARD, PLEASE CALL DORITA A. PISHKO, CORPORATE SECRETARY at 1 (800) 638-8208.

  THE BOARD OF DIRECTORS OF RESPIRONICS, INC. RECOMMENDS A VOTE "FOR" PROPOSAL
1.

  1. The proposal to approve the issuance of shares of Respironics Common
Stock pursuant to the Agreement and Plan of Reorganization and the related Agreement and Plan of Merger, each dated as of November 10, 1997, and each by and among Respironics, Inc., Healthdyne Technologies, Inc., and RIGA, Inc., as amended.
                     [_] FOR    [_] AGAINST    [_] ABSTAIN
                                                    (continued on reverse side)

  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

  This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

  The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Joint Proxy Statement/Prospectus with respect to the Special Meeting.

Dated:
  ---------------                       ---------------------------------------
                                        Signature

                                        ---------------------------------------
                                        Signature if Held Jointly

                                        ---------------------------------------
                                        Title

TO VOTE IN ACCORDANCE WITH THE          Please sign exactly as name appears on
BOARD OF DIRECTORS'                     Stock Certificate. If stock is held in
RECOMMENDATION, JUST SIGN AND           the name of two or more persons, all
DATE THIS PROXY. NO BOX NEEDS           should sign. When signing as attorney,
TO BE CHECKED.                          executor, administrator, trustee, or
                                        guardian, please give full title as
                                        such. If a corporation, please sign in
                                        full corporate name by President or
                                        other authorized officer. If a
                                        partnership, please sign in
                                        partnership name by authorized person.

PROXY                    HEALTHDYNE TECHNOLOGIES, INC.
                            1255 KENNESTONE CIRCLE
                            MARIETTA, GEORGIA 30066

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR SPECIAL MEETING OF SHAREHOLDERS, FEBRUARY 6, 1998

  The undersigned hereby appoints Parker H. Petit and Craig B. Reynolds, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of Healthdyne Technologies, Inc. held of record by the undersigned on January 2, 1998, at the Special Meeting of Shareholders of Healthdyne Technologies, Inc. to be held at 1850 Parkway Place, Suite 320, Marietta, GA 30067, at 10:00 a.m. local time, on Friday, February 6, 1998, and any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Special Meeting of Shareholders and the Joint Proxy Statement/Prospectus, each dated January 7, 1998.

  The undersigned hereby revokes any proxy or proxies heretofore given to vote such stock, and hereby ratifies and confirms all that said proxies, or their substitutes, may do by virtue hereof. If only one proxy shall be present and acting, then that one shall have and may exercise all the powers of said proxies.

  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

  IF YOU NEED ASSISTANCE WITH THIS PROXY CARD, PLEASE CALL MORROW & CO., INC. TOLL-FREE AT (800) 662-5200 OR COLLECT AT (212) 754-8000.

  THE BOARD OF DIRECTORS OF HEALTHDYNE TECHNOLOGIES, INC. RECOMMENDS A VOTE "FOR" PROPOSAL 1.

  1. The proposal to approve and adopt the Agreement and Plan of Reorganization and the related Agreement and Plan of Merger, each dated as of November 10, 1997, as amended, and each by and among Healthdyne Technologies, Inc., Respironics, Inc. and RIGA, Inc.

                     [_] FOR    [_] AGAINST    [_] ABSTAIN
                                                    (continued on reverse side)

  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

  This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

  The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the Joint Proxy Statement/Prospectus with respect to the Special Meeting.

Dated: ___________________ , 1998      -------------------------------------
                                       Signature

                                       -------------------------------------
                                       Signature if Held Jointly

                                       -------------------------------------
                                       Title

                                       Please sign exactly as name appears
                                       on Stock Certificate. If stock is
                                       held in the name of two or more
                                       persons, all should sign. When
                                       signing as attorney, executor,
                                       administrator, trustee, or guardian,
                                       please give full title as such. If a
                                       corporation, please sign in full
                                       corporate name by President or other
                                       authorized officer. If a
                                       partnership, please sign in
                                       partnership name by authorized
                                       person.

  TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION, JUST SIGN
                AND DATE THIS PROXY. NO BOX NEEDS TO BE CHECKED.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  1. Section 145 of Delaware General Corporation Law. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expense (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in a view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made.

  (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

  (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

  (3) by the stockholders.

  In accordance with Section 145, the Registrant's Certificate of Incorporation provides that the Registrant shall indemnify its directors, officers, employees and agents against claims arising out of their actions as agents of the Registrant and will advance expenses of defending against such claims. The Certificate of Incorporation requires the Registrant to advance litigation expenses in the case of shareholder derivative or other actions against an undertaking by the officer or director to repay such advances if it is ultimately determined that the officer or director is not entitled to indemnification.

  In addition, pursuant to Section 145(g) of the Delaware Corporation Law,
Article 3.4 of the Registrant's Certificate of Incorporation provides that the Registrant may obtain and the Registrant has purchased director and officer liability insurance on such terms and conditions acceptable to Registrant. The insurance also provides additional coverage for the directors and officers against other liability even though such liability would not be subject to indemnification.

  2. Section 102(b)(7) of Delaware General Corporation Law. In accordance with
Section 102(b)(7) of the Delaware General Corporation Law Article 7 of the Registrant's Certificate of Incorporation provides that the Registrant, to the fullest extent permitted under Delaware General Corporation Law, may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or approval of stock repurchases or redemptions and (iv) for any transaction from which the director derived an improper personal benefit. Such provision does not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective (in the case of the Registrant, May 8, 1987). This provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief available under Delaware law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits. The exhibits filed with this Registration Statement, are listed in the Exhibit Index hereto and are incorporated herein by reference.

  (b) Financial Statement Schedules. All financial statement schedules have been omitted because they are not applicable or the required information is shown in the financial statements or related notes thereto incorporated by reference in the Joint Proxy Statement/Prospectus.

  (c) Report, Opinion or Appraisal. Information provided pursuant to Item 4(b) of Form S-4 (Opinions of Financial Advisors) is furnished as Appendices II and III to the Joint Proxy Statement/Prospectus.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registrant Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes as follows:

    (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (3) that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (5) to respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (6) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

                               RESPIRONICS, INC.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PITTSBURGH, COMMONWEALTH OF PENNSYLVANIA, ON THE 2ND DAY OF JANUARY, 1998.

                                          RESPIRONICS, INC.

                                                    /s/ Dennis S. Meteny
                                          By:----------------------------------
                                                      Dennis S. Meteny
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 2ND DAY OF JANUARY, 1998.

                                                    /s/ Dennis S. Meteny
                                             ----------------------------------
                                                      Dennis S. Meteny
                                               President and Chief Executive
                                                          Officer

                                                   /s/ Daniel J. Bevevino
                                             ----------------------------------
                                                     Daniel J. Bevevino
                                                  Vice President and Chief
                                                     Financial Officer
                                                  (Principal Financial and
                                                    Accounting Officer)

              SIGNATURE                                  TITLE

         /s/ Daniel P. Barry                            Director
-------------------------------------
           Daniel P. Barry

         /s/ Donald H. Jones                            Director
-------------------------------------
           Donald H. Jones

        /s/ Joseph C. Lawyer                            Director
-------------------------------------
          Joseph C. Lawyer

       /s/ Gerald E. McGinnis                           Director
-------------------------------------
         Gerald E. McGinnis

        /s/ Douglas A. Cotter                           Director
-------------------------------------
          Douglas A. Cotter

              SIGNATURE                                  TITLE

         /s/ James H. Hardie                            Director
-------------------------------------
           James H. Hardie

       /s/ George J. Magovern                           Director
-------------------------------------
         George J. Magovern

        /s/ Dennis S. Meteny                            Director
-------------------------------------
          Dennis S. Meteny

                               RESPIRONICS, INC.
                                    FORM S-4
                             REGISTRATION STATEMENT

                                 EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)

 EXHIBIT
   NO.                                     EXHIBIT
 -------                                   -------
   2.1   --  Agreement and Plan of Reorganization and related Agreement and
             Plan of Merger, each dated as of November 10, 1997, by and among
             Respironics, Inc., Healthdyne Technologies, Inc., and RIGA, Inc.,
             a wholly owned subsidiary of Respironics previously filed as
             Exhibit 10.17 to Respironics, Inc. Form 10-Q (File No. 000-16723)
             dated November 14, 1997.
   2.2   --  Form of Amendment to Agreement and Plan of Reorganization and
             related Agreement and Plan of Merger, dated as of December  , 1997 by and among Respironics, Inc., Healthdyne Technologies, Inc., and
             RIGA, Inc., a wholly owned subsidiary of Respironics, filed herewith.
   3.1   --  Amended and Restated Certificate of Incorporation of Respironics,
             Inc., previously filed as Exhibit 3.2 to Amendment No. 1 to the
             Respironics, Inc. Registration Statement on Form S-1 (File No. 33-
             20899) dated May 9, 1988, and incorporated herein by reference.
   3.2   --  Articles of Amendment to Amended and Restated Certificate of
             Incorporation of Respironics, Inc. previously filed as Exhibit 4.2 to the Respironics, Inc. Registration Statement on Form S-8 (File
             No. 33-36459) dated November 13, 1990, and incorporated herein by reference.
   3.3   --  Bylaws of Respironics, Inc. previously filed as Exhibit 3.4 to
             Amendment No. 2 to the Respironics, Inc. Registration Statement on
             Form S-1 (File No. 33-20899) dated May 9, 1988, and incorporated herein by reference.
   4.1   --  Respironics Rights Plan, previously filed as Exhibit 1 to the
             Respironics, Inc. Registration Statement on Form 8-A (File No.
             000-16723) dated June 28, 1996, and incorporated herein by reference.
   5.1   --  Opinion of Reed Smith Shaw & McClay LLP regarding the legality of the shares of Common Stock being registered, filed herewith.
   8.1   --  Opinion of Reed Smith Shaw & McClay LLP as to certain tax matters, filed herewith.
   8.2   --  Opinion of Troutman Sanders LLP as to certain tax matters, filed herewith.
  23.1   --  Consent of Reed Smith Shaw & McClay LLP (included in Exhibit 5.1).
  23.2   --  Consent of Reed Smith Shaw & McClay LLP (included in Exhibit 8.1).
  23.3   --  Consent of Troutman Sanders LLP (included in Exhibit 8.2).
  23.4   --  Consent of Ernst & Young, LLP, filed herewith.
  23.5   --  Consent of KPMG Peat Marwick, LLP, filed herewith.
  99.1   --  Form of Proxy, for use by stockholders of Respironics, Inc., included with the Joint Proxy Statement/Prospectus.
  99.2   --  Form of Proxy, for use by shareholders of Healthdyne Technologies,
             Inc., included with the Joint Proxy Statement/Prospectus.